UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

CareFusion Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 22, 2011

Dear Stockholders:

We cordially invite you to attend the CareFusion Corporation 2011 Annual Meeting of Stockholders. The meeting will be held on Wednesday, November 2, 2011, at 8:15 a.m. (Pacific Daylight Time) at CareFusion Headquarters, located at 3750 Torrey View Court, San Diego, CA 92130.

We are pleased to be utilizing the United States Securities and Exchange Commission’s rules allowing companies to provide proxy materials to their stockholders over the Internet. We believe that this will allow us to promptly provide proxy materials to you, while lowering the costs of distribution and reducing the environmental impact of our Annual Meeting.

In accordance with these rules, we are sending stockholders of record at the close of business on September 6, 2011, a Notice of Internet Availability of Proxy Materials on or about September 22, 2011. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our Proxy Statement and Annual Report. The Notice also provides instructions on how to vote by Internet or telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. If you received our Annual Meeting materials by mail, the Notice of Annual Meeting of Stockholders, Proxy Statement, Annual Report and proxy card were enclosed.

The Notice of Annual Meeting of Stockholders and Proxy Statement describing the business to be conducted at the meeting accompany this letter.

Your vote is important and you are encouraged to vote promptly. Whether you own a few shares or many, it is important that your shares are represented. If you cannot attend the Annual Meeting in person, it is important that your shares are represented and voted at the meeting by either voting by Internet, telephone, or mail. If you received a paper copy of the proxy card by mail, you may sign, date and return the proxy card in the enclosed envelope. If you hold your shares through an account with a broker, bank, or other financial institution, please follow the instructions you receive from them to vote your shares. If you attend the Annual Meeting, you may revoke your proxy and vote in person.

Very truly yours,

Kieran T. Gallahue

Chairman and Chief Executive Officer

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on November 2, 2011

The 2011 Annual Meeting of Stockholders of CareFusion Corporation will be held on Wednesday, November 2, 2011 at 8:15 a.m. (Pacific Daylight Time) at CareFusion Headquarters, located at 3750 Torrey View Court, San Diego, CA 92130, for the following purposes:

1.	To elect the three Class II directors named in the attached Proxy Statement to hold office for a term of three years.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012.

3.	To hold a non-binding advisory vote on the compensation of our named executive officers.

4.	To hold a non-binding advisory vote on the frequency of future advisory votes on the compensation of our named executive officers.

5.	To consider such other business as may properly come before the meeting and any adjournments or postponements thereof.

Our Board of Directors recommends a vote “FOR” proposals 1 through 3 and “1 YEAR” with respect to proposal 4.

You are entitled to vote only if you were a CareFusion Corporation stockholder as of the close of business on September 6, 2011. This means that owners of common stock as of that date are entitled to vote at the Annual Meeting and any adjournments or postponements of the meeting. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 3750 Torrey View Court, San Diego, CA 92130.

Your vote is important. We encourage you to read the Proxy Statement and to submit a proxy so that your shares will be represented and voted even if you do not attend the Annual Meeting. You may submit your proxy by Internet, telephone or mail. If you received a paper copy of the proxy card by mail, you may sign, date and return the proxy card in the enclosed envelope. If you attend the Annual Meeting, you may revoke your proxy and vote in person.

By order of the Board of Directors,

Joan Stafslien

Executive Vice President, Chief Compliance Officer,

General Counsel and Secretary

San Diego, California

September 22, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS

OF CAREFUSION CORPORATION

TO BE HELD ON NOVEMBER 2, 2011

The CareFusion Corporation Proxy Statement and Annual Report for the fiscal year ended June 30, 2011 are available electronically at https://materials.proxyvote.com/14170T

IMPORTANT VOTING INFORMATION

Pursuant to New York Stock Exchange rule changes adopted by the United States Securities and Exchange Commission, your broker, bank or other financial institution is not permitted to vote on your behalf on the election of directors and other matters to be considered at the CareFusion Corporation 2011 Annual Meeting of Stockholders (except on ratification of the selection of Ernst & Young LLP as CareFusion’s independent registered public accounting firm for the 2012 fiscal year), unless you provide specific instructions as to how to vote. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the CareFusion Corporation 2011 Annual Meeting of Stockholders.

More Information Is Available

If you have any questions about the proxy voting process, please contact the broker, bank or other financial institution where you hold your shares. The United States Securities and Exchange Commission also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a stockholder. Additionally, you may contact CareFusion’s Investor Relations Department by email at ir@carefusion.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

OF CAREFUSION CORPORATION TO BE HELD ON NOVEMBER 2, 2011

The CareFusion Corporation Proxy Statement and Annual Report for the fiscal year ended June 30, 2011 are available electronically at https://materials.proxyvote.com/14170T

INFORMATION REGARDING ADMISSION TO THE

2011 ANNUAL MEETING OF STOCKHOLDERS

All persons attending the 2011 Annual Meeting of Stockholders will be required to present either an admission card or proof of ownership of CareFusion Corporation common stock, as well as picture identification. To obtain an admission card, please follow the advance registration instructions included in the Proxy Statement in the response to the question “How do I attend the Annual Meeting?” under “General Information About the Meeting and Voting.”

i

CAREFUSION CORPORATION

3750 Torrey View Court, San Diego, California 92130

Telephone: (858) 617-2000

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

November 2, 2011

8:15 a.m. (Pacific Daylight Time)

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

Why am I receiving these materials?

We have made these proxy materials available to you in connection with the solicitation by the Board of Directors (the “Board”) of CareFusion Corporation (the “Company” or “CareFusion”) of proxies to be voted at the CareFusion Corporation 2011 Annual Meeting of Stockholders to be held on November 2, 2011 (the “Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. If you held shares of our common stock on September 6, 2011 (the “Record Date”), you are invited to attend the Annual Meeting and vote on the proposals described below under the heading “What am I voting on?” These proxy materials are first being made available to our stockholders on or about September 22, 2011.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the rules adopted by the United States Securities and Exchange Commission (the “SEC”), we may elect to provide proxy materials, including this Proxy Statement and our Annual Report to Stockholders (the “Annual Report”), to our stockholders through the Internet instead of mailing printed copies. The majority of stockholders will not receive printed copies of the proxy materials unless they request them. Instead, we elected to mail the Notice of Internet Availability of Proxy Materials (the “Notice”) to most of our stockholders instructing them how to access and review all of the proxy materials on the Internet. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or your proxy card and to download printable versions of the proxy materials or to request and receive a printed set of the proxy materials from us. We believe that this will allow us to expeditiously provide proxy materials to our stockholders, while lowering the costs of distribution and reducing the environmental impact of our Annual Meeting.

What am I voting on?

There are four proposals scheduled to be voted on at the Annual Meeting:

•	Election of the three Class II directors named in this Proxy Statement to hold office for a term of three years.

•	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012.

•	To hold a non-binding advisory vote relating to the compensation of our named executive officers.

•	To hold a non-binding advisory vote on the frequency of future advisory votes on the compensation of our named executive officers.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” the election of each of the Class II directors named in this Proxy Statement to hold office for a term of three years.

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012.

•	“FOR” the approval of the compensation of our named executive officers.

•	“1 YEAR” on the frequency of future advisory votes on the compensation of our named executive officers.

Who is entitled to vote at the Annual Meeting?

If you were a holder of CareFusion common stock, either as a stockholder of record or as the beneficial owner of shares held in street name as of the close of business on September 6, 2011, the Record Date for the Annual Meeting, you may vote your shares at the Annual Meeting. As of the Record Date, there were 223,931,613 shares of our common stock outstanding, each of which is entitled to one vote. As summarized below, there are some distinctions between shares held of record and those owned beneficially in street name.

What does it mean to be a “stockholder of record”?

You are a “stockholder of record” if your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. As a stockholder of record, you have the right to grant your voting proxy directly to CareFusion or to vote in person at the Annual Meeting. If you requested to receive printed proxy materials, we have enclosed or sent a proxy card for you to use. You may also vote by Internet or telephone, as described in the Notice and below under the heading “How do I vote my shares of CareFusion common stock?”

What does it mean to beneficially own shares in “street name”?

You are deemed to beneficially own your shares in “street name” if your shares are held in an account at a brokerage firm, bank, broker-dealer, trust, or other similar organization. If this is the case, the Notice was forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank, trustee, or nominee how to vote your shares, and you are also invited to attend the Annual Meeting. If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposals on which your broker does not have discretionary authority to vote (a “broker non-vote”).

Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares at the meeting. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may also vote by Internet or telephone, as described in the Notice and below under the heading “How do I vote my shares of CareFusion common stock?”

How many shares must be present or represented to conduct business at the Annual Meeting?

The quorum requirement for holding the Annual Meeting and transacting business is that holders of a majority of the voting power of the issued and outstanding common stock of CareFusion entitled to vote generally in the election of directors must be present in person or represented by proxy. Abstentions and shares represented by “broker non-votes” are counted for the purpose of determining the presence of a quorum. As of the Record Date, there were 223,931,613 shares of our common stock outstanding, and each share is entitled to one vote at the Annual Meeting.

What is the voting requirement to approve each of the proposals?

Election of Directors. Directors are elected by a plurality of the votes cast, which means that the three director nominees receiving the highest number of “FOR” votes will be elected.

Ratification of Auditors. Requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal.

Approval of Advisory Vote on the Compensation of our Named Executive Officers. Requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. While this is an advisory vote and non-binding, our Board and the Human Resources and Compensation Committee will take these votes into consideration when making future executive compensation decisions.

Approval of Advisory Vote on the Frequency of Future of Advisory Votes on the Compensation of our Named Executive Officers. You will have the opportunity to vote for “1 YEAR”, “2 YEARS”, or “3 YEARS”. The frequency receiving the greatest number of votes will be considered the frequency recommended by stockholders. While this is an advisory vote and non-binding on the Company, our Board and the Governance and Compliance Committee will take these votes into consideration when determining how frequently the Company will hold future advisory votes on the compensation of our named executive officers.

How are votes counted?

You may vote “FOR” or “AGAINST” the election of each of the Class II directors, or you may “ABSTAIN” from voting for one or more director nominees. Neither a vote to “ABSTAIN” nor a broker non-vote will count as a vote cast “FOR” or “AGAINST” a director nominee, and will have no direct effect on the outcome of the election of directors. With respect to the proposal to ratify the appointment of Ernst & Young LLP and the proposal to approve the advisory vote on the compensation of our named executive officers, you may vote “FOR,” “AGAINST” or “ABSTAIN” on each of these proposals. If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” With respect to the proposal to approve the frequency of future advisory votes on the compensation of our named executive officers, your vote may be cast for “1 YEAR,” “2 YEARS,” or “3 YEARS.” If you “ABSTAIN,” it will have no effect on the determination of this proposal.

In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

How do I vote my shares of CareFusion common stock?

If you are a stockholder of record, you can vote in the following ways:

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By Internet: by following the Internet voting instructions included in the Notice or by following the instructions on the proxy card if you received a paper copy of the proxy materials at any time up until 11:59 p.m., Eastern Daylight Time, on November 1, 2011.

•	By Telephone: by following the telephone voting instructions included in the proxy card at any time up until 11:59 p.m., Eastern Daylight Time, on November 1, 2011.

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By Mail: if you have received or requested a printed copy of the proxy materials from us by mail, you may vote by mail by marking, dating and signing your proxy card in accordance with the instructions on it and returning it by mail in the pre-addressed reply envelope provided with the proxy materials. The proxy card must be received prior to the Annual Meeting.

If your shares are held through a benefit or compensation plan or in street name, your plan trustee or your bank, broker or other nominee should give you instructions for voting your shares. In these cases, you may vote by Internet, telephone or mail by submitting a voting instruction form.

If you satisfy the admission requirements to the Annual Meeting, as described below under the heading “How do I attend the Annual Meeting?”, you may vote your shares in person at the meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted in the event you later decide not to attend the Annual Meeting. Shares held through a benefit or compensation plan cannot be voted in person at the Annual Meeting.

How will my shares be voted at the Annual Meeting?

If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your instructions. If you are a stockholder of record and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies will vote as the Board recommends on each proposal.

Who will count votes at the Annual Meeting?

We have engaged Broadridge Financial Solutions to serve as the tabulator of votes and an independent representative of Broadridge to serve as the Inspector of Election at the Annual Meeting.

How do I attend the Annual Meeting?

To attend the Annual Meeting in person, you will need an admission card or proof of ownership of CareFusion common stock as of the Record Date. We encourage all stockholders planning to attend the Annual Meeting to request an admission card and register to attend by contacting the CareFusion Investor Relations Department, as set forth below. Admission to the Annual Meeting is limited to CareFusion stockholders, a member of their immediate family or their named representatives. We reserve the right to limit the number of immediate family members or representatives who may attend the meeting. In addition to an admission card or proof of ownership as of the Record Date, stockholders of record, immediate family member guests, and representatives will be required to present government-issued photo identification (e.g., driver’s license or passport) to gain admission to the Annual Meeting.

To request an admission card and register to attend the Annual Meeting, please contact the CareFusion Investor Relations Department by e-mail at ir@carefusion.com or by phone at (858) 617-4621. In addition, you can submit your request by fax at (858) 617-2311 or by mail at 3750 Torrey View Court, San Diego, CA 92130.

Please include the following information in your request for an admission card to attend the Annual Meeting:

•	your name and complete mailing address;

•	whether you require special assistance at the meeting;

•	the name of your immediate family member guest, if one will accompany you;

•	if you will be naming a representative to attend the meeting on your behalf, the name, complete mailing address and telephone number of that individual; and

•	proof that you own CareFusion stock as of the Record Date (such as a letter from your bank, broker, or other financial institution or a photocopy of a current brokerage or other account statement).

Please be advised that no cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or set of proxy materials?

It generally means you hold shares registered in multiple accounts. To ensure that all your shares are voted, please submit proxies or voting instructions for all of your shares.

May I change my vote or revoke my proxy?

Yes. If you are a stockholder of record, you may change your vote or revoke your proxy by:

•	filing a written statement to that effect with our Corporate Secretary, at or before the taking of the vote at the Annual Meeting;

•	voting again via the Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m. (Eastern Daylight Time) on November 1, 2011;

•	submitting a properly signed proxy card with a later date that is received at or prior to the Annual Meeting; or

•	attending the Annual Meeting, revoking your proxy and voting in person.

The written statement or subsequent proxy should be delivered to CareFusion Corporation, 3750 Torrey View Court, San Diego, CA 92130, Attention: Corporate Secretary, or hand delivered to the Corporate Secretary, before the taking of the vote at the Annual Meeting. If you are a beneficial owner and hold shares through a broker, bank or other nominee, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also change your vote or revoke your voting instructions in person at the Annual Meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Could other matters be decided at the Annual Meeting?

We are currently unaware of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted your proxy, the persons named in your proxy will have the discretion to vote on those matters for you.

Who will pay for the cost of soliciting proxies?

We will pay for the cost of soliciting proxies, including the cost of preparing and mailing the Notice and the proxy materials. Proxies may be solicited on our behalf by our directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. We have hired Morrow & Co., LLC, at an estimated cost of $10,000, plus reimbursement of reasonable expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding a Notice or printed proxy materials, as applicable, to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and we will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

How will we announce the voting results?

We will announce preliminary voting results at the Annual Meeting. We will report final results with the United States Securities and Exchange Commission in a current report on Form 8-K.

GOVERNANCE OF OUR COMPANY

Overview

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are fundamental to the overall success of our business, serving our stockholders well and maintaining our integrity in the marketplace. Our Corporate Governance Guidelines and Code of Conduct, together with our certificate of incorporation, amended and restated by-laws and charters of our Board Committees, form the basis for our corporate governance framework.

Our Corporate Governance Guidelines (which includes our categorical standards of director independence), our Code of Conduct (which includes our policies on ethics and compliance), our Board Committee charters and other corporate governance information can be found in the “Investors” section of our website accessible at www.carefusion.com, by clicking the “Corporate Governance” link. Any stockholder also may request copies of these materials in print, without charge, by contacting our Investor Relations Department at 3750 Torrey View Court, San Diego, CA 92130, or by calling (858) 617-4621.

Corporate Governance Guidelines

Our Corporate Governance Guidelines are designed to ensure effective corporate governance of our Company. Our Corporate Governance Guidelines cover topics including, but not limited to, director qualification criteria, director responsibilities (including those of the Presiding Director), director compensation, director orientation and continuing education, communications from stockholders to the Board, succession planning and the annual evaluations of the Board and its Committees. Our Corporate Governance Guidelines are reviewed regularly by the Governance and Compliance Committee of our Board and revised when appropriate. The full text of our Corporate Governance Guidelines can be found in the “Investors” section of our website accessible at www.carefusion.com, by clicking the “Corporate Governance” link. A printed copy may also be obtained by any stockholder upon request.

Policies on Ethics and Compliance

Our Board adopted a Code of Conduct for our Company to help ensure that our business is conducted in a consistently legal and ethical manner. The Code of Conduct establishes policies pertaining to, among other things, employee conduct in the workplace, electronic communications and information security, accuracy of books, records and financial statements, securities trading, confidentiality, conflicts of interest, fairness in business practices, the Foreign Corrupt Practices Act, antitrust laws and political activities and solicitations. All of our employees, including our executive officers, as well as the members of our Board, are required to comply with our Code of Conduct. The full text of the Code of Conduct can be found in the “Investors” section of our website accessible to the public at www.carefusion.com, by clicking the “Corporate Governance” link. A printed copy may also be obtained by any stockholder upon request to our Investor Relations Department. The Audit Committee is responsible for reviewing and approving all amendments to the Code of Conduct and all waivers of the Code of Conduct for executive officers or directors, and providing for prompt disclosure of all amendments and waivers required to be disclosed under applicable law. We will disclose future amendments to our Code of Conduct, or waivers required to be disclosed under applicable law from our Code of Conduct for our principal executive officer, principal financial officer, principal accounting officer or controller, and our other executive officers and our directors, on our website, www.carefusion.com, within four business days following the date of the amendment or waiver.

We maintain a Conduct Line by which employees may report violations of the Code of Conduct or seek guidance on business conduct matters. The Conduct Line is operated by an independent, third-party company, and has multi-lingual representatives available to take calls confidentially 24 hours a day, seven days a week, and can also be accessed via the Internet at www.carefusionconductline.com.

We are committed to establishing and maintaining an effective compliance program that is intended to increase the likelihood of preventing, detecting, and correcting violations of law or Company policy. In furtherance of this commitment, we recently took several actions to enhance our existing compliance program, including by changing our Board Committee structure and adopting a Compliance Program Declaration and Description. Under our new Committee structure, the Nominating and Governance Committee was renamed the Governance and Compliance Committee, effective August 3, 2011, and approved a number of changes to its charter related to compliance oversight. In addition to its existing responsibilities related to corporate governance, Board composition and structure, and director evaluations and nominations, the Governance and Compliance Committee assumed oversight responsibilities for quality and regulatory matters, ethics and compliance matters and other related matters. Under this revised structure, the Audit Committee will retain oversight responsibilities for financial accounting and reporting, internal accounting controls, auditing compliance and related matters. In connection with this change, the Governance and Compliance Committee recommended that the Board approve and adopt the Compliance Program Declaration and Description, which is intended to enhance and clarify our existing compliance program by documenting the various elements of our compliance program in one document. The Compliance Program Declaration and Description was approved by the Board on August 3, 2011, and can be found in the “Ethics and Compliance” section of our website accessible at www.carefusion.com, by clicking the “Our Company” link.

Stockholder Recommendations for Director Nominees

In nominating candidates for election as a director, the Governance and Compliance Committee will consider a reasonable number of candidates recommended by a single stockholder who has held over 0.1% of CareFusion common stock for over one year and who satisfies the notice, information and consent provisions set forth in our amended and restated by-laws and Corporate Governance Guidelines. Stockholders who wish to recommend a candidate may do so by writing to the Governance and Compliance Committee in care of the Corporate Secretary, CareFusion Corporation, 3750 Torrey View Court, San Diego, CA 92130. The Governance and Compliance Committee will use the same evaluation process for director nominees recommended by stockholders as it uses for other director nominees. A printed copy of our amended and restated by-laws may be obtained by any stockholder upon request to our Investor Relations Department.

Identification and Evaluation of Director Nominees

Our Governance and Compliance Committee uses a variety of methods for identifying and evaluating director nominees. Our Governance and Compliance Committee regularly assesses the appropriate size and composition of the Board, the needs of the Board and the respective Board Committees, and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Governance and Compliance Committee through stockholders, management, current members of the Board, or search firms. The evaluation of these candidates may be based solely upon information provided to the Governance and Compliance Committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the Governance and Compliance Committee deems appropriate, including the use of third parties to review candidates.

While we do not have a stand-alone diversity policy, in considering whether to recommend any director nominee, including candidates recommended by stockholders, we believe that the backgrounds and qualifications of our directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow our Board and its Committees to fulfill their respective responsibilities. As set forth in our Corporate Governance Guidelines, these criteria generally include, among other things, an individual’s business experience and skills (including skills in core areas such as operations, management, technology, accounting and finance, strategic planning and international markets), as well as independence, judgment, knowledge of our business and industry, professional reputation, leadership, integrity and ability to represent the best interests of the Company’s stockholders. In addition, the Governance and Compliance Committee will also consider the ability to commit sufficient time and attention to the activities of the Board, as well as the absence of any potential conflicts with the Company’s interests. The Governance and Compliance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective director nominees. Our Board will be responsible for selecting candidates for election as directors based on the recommendation of the Governance and Compliance Committee.

We believe that our current Board includes individuals with a strong background in executive leadership and management, accounting and finance, and Company and industry knowledge. In addition, each of our directors has a strong professional reputation and has shown a dedication to his or her profession and community. We also believe that our directors’ diversity of backgrounds and experiences, which include medicine, academia, business and finance, results in different perspectives, ideas, and viewpoints, which make our Board more effective in carrying out its duties. We believe that our directors hold themselves to the highest standards of integrity and that they are committed to representing the long-term interests of our stockholders.

The Governance and Compliance Committee and the Board believe that each of the director nominees for election at the Annual Meeting brings a strong and unique set of qualifications, attributes and skills and provides the Board as a whole with an optimal balance of experience, leadership and competencies in areas of importance to our Company. Under “Proposal 1—Election of Directors,” we provide an overview of each director nominee’s principal occupation, business experience and other directorships, together with other key attributes that we believe provide value to the Board, the Company and its stockholders.

Director Independence

The Board has established categorical standards to assist it in making its determination of director independence. As embodied in our Corporate Governance Guidelines, using standards that the Board has adopted to assist it in assessing independence and in accordance with applicable SEC rules and the listing standards of the NYSE, the Board defines an “independent director” to be a director who:

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is not and has not been during the last three years an employee of, and whose immediate family member is not and has not been during the last three years an executive officer of, the Company (provided, however, that, in accordance with NYSE listing standards, service as an interim executive officer, by itself, does not disqualify a director from being considered independent under this test following the conclusion of that service);

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has not received, and whose immediate family member has not received other than for service as an employee (who is not an executive officer), more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), in any 12-month period during the last three years (provided however, that, in accordance with NYSE listing standards, compensation received by a director for former service as an interim executive officer need not be considered in determining independence under this test);

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(a) is not a current partner or employee of a firm that is our internal or external auditor; (b) does not have an immediate family member who is a current partner of our internal or external auditor; and (c) is not and was not during the last three years, and whose immediate family member is not and was not during the last three years, a partner or employee of our internal or external auditor who personally worked on our audit within that time;

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is not and has not been during the last three years employed, and whose immediate family member is not and has not been during the last three years employed, as an executive officer of another Company during a time when any of our present executive officers serve on that other company’s compensation committee;

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is not, and whose immediate family member is not, serving as a paid consultant or advisor to the Company or to any of our executive officers, or a party to a personal services contract with the Company or with any of our executive officers;

•

is not a current employee of, and whose immediate family member is not a current executive officer of, a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues;

•

is not, and whose immediate family member is not, an executive officer of a non-profit or other tax-exempt organization to which we have made contributions during the past three years that, in any single fiscal year, exceeded the greater of $1 million or 2% of the organization’s consolidated gross revenues (amounts that we contribute under matching gift programs are not included in the contributions calculated for purposes of this standard); and

•	has no other material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us).

The Board assesses on a regular basis, and at least annually, the independence of our directors and, based on the recommendation of the Governance and Compliance Committee, makes a determination as to which directors are independent. References to “us,” “we” or “the Company” above would include any subsidiary in a consolidated group with CareFusion Corporation. The terms “immediate family member” and “executive officer” above are expected to have the same meaning specified for such terms in the NYSE listing standards.

The Board has determined that the following directors, comprising all of our non-employee directors, are independent under the listing standards of the NYSE and our Corporate Governance Guidelines: Messrs. Philip L. Francis, Robert F. Friel, J. Michael Losh, Gregory T. Lucier, Michael D. O’Halleran and Robert P. Wayman and Drs. Jacqueline B. Kosecoff and Edward D. Miller.

Board Leadership Structure

Mr. Gallahue serves as our Chief Executive Officer and Chairman of the Board. The Board has determined that combining the Chief Executive Officer and Chairman positions is the appropriate leadership structure for CareFusion at this time. The Board believes that combining the Chief Executive Officer and Chairman roles fosters clear accountability, effective decision-making and alignment of corporate strategy. The Board also believes that the combined role of Chief Executive Officer and Chairman of the Board promotes effective execution of strategic goals and facilitates information flow between management and the Board. Nevertheless, the Board intends to carefully evaluate from time to time whether our Chief Executive Officer and Chairman positions should be combined based on what the Board believes is best for the Company and its stockholders.

Our Board has determined that maintaining the independence of the Company’s non-employee directors, managing the composition and function of its Committees, and appointing an independent Presiding Director having the duties described below help maintain the Board’s strong, independent oversight of management. Eight of our nine Board members are independent non-employee directors. These independent, non-employee directors meet regularly in executive session without the presence of management (i.e., without the Chief Executive Officer). In addition, each of our Board Committees consists entirely of independent non-employee directors. Our Board has also appointed a Presiding Director as a matter of good corporate governance and believes that the appointment of the Presiding Director provides a balance for the need for effective and independent oversight of management. Pursuant to our amended and restated by-laws and Corporate Governance Guidelines, the Presiding Director was selected by the independent non-employee directors. The Presiding Director is selected annually by the independent non-employee directors and presides at meetings of the non-management and independent directors, presides at all meetings of the Board at which the Chairman is not present and performs such other functions as the Board may direct, including advising on the selection of Committee chairs and advising management on the agenda for Board meetings. The Presiding Director serves as liaison between the Chairman and the independent non-employee directors and has the authority to call meetings of the independent non-employee directors. It is not anticipated that any director will be selected for more than three consecutive years as the Presiding Director.

The Board believes that this structure is in the best interest of CareFusion and will provide an environment in which its independent directors are fully informed, have significant input into the content of Board meetings and are able to provide objective and thoughtful oversight of management.

Executive Sessions

Executive sessions of independent non-employee directors are held in connection with each regularly scheduled Board meeting and at other times as necessary, and are chaired by the Presiding Director. The Board’s policy is to hold executive sessions without the presence of management, including the Chief Executive Officer and other non-independent directors, if any. The Committees of our Board also generally meet in executive session at the end of each Committee meeting.

Board and Committee Effectiveness

The Board and each of its Committees performs an annual self-assessment to evaluate their effectiveness in fulfilling their obligations. The Governance and Compliance Committee also conducts an individual evaluation of each director, not less frequently than once every three years, the results of which will be shared with such individual director. During 2011, the Governance and Compliance Committee conducted an individual evaluation of each director. These evaluations cover a wide range of topics, including, among others, the fulfillment of the Board and Committee responsibilities identified in the Corporate Governance Guidelines and charters for each Committee.

Attendance at Annual Meeting of Stockholders

We encourage all of the directors to attend each annual meeting of stockholders. All of our directors attended the November 3, 2010 annual meeting of stockholders, and we currently anticipate all of our directors will be present at the 2011 Annual Meeting.

Oversight of Risk Management

The Board as a whole has responsibility for oversight of the Company’s risk management policies and procedures, with the primary responsibility for identifying and managing risk at the Company resting with senior management. The Board and its Committees are informed of and review, as appropriate, various areas of risk, including financial risks, strategic and operational risks and risks relating to regulatory and legal compliance. The Company’s Executive Vice President, General Counsel and Chief Compliance Officer works closely with the Company’s senior management to identify risks material to the Company and reports regularly to the Chief Executive Officer and the Board and its Committees, as appropriate, regarding the Company’s risk management policies and procedures.

While the Board as a whole has responsibility for oversight of the Company’s risk management policies and procedures, each of the Committees has a role in fulfilling the Board’s risk oversight responsibilities, as follows:

•

The Audit Committee considers risks related to financial accounting and reporting, internal accounting controls, auditing compliance and other related matters. The Audit Committee discusses with management the Company’s major risk exposures and the steps management has taken to monitor and control such exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are undertaken.

•

The Governance and Compliance Committee considers risks related to quality and regulatory matters, ethics and compliance matters and other related matters. The Governance and Compliance Committee discusses with management the Company’s policies, practices and compliance efforts regarding compliance with pharmaceutical and medical device laws and other laws and regulations affecting the manufacture, distribution and sale of the Company’s products worldwide, as well as compliance with anti-bribery laws, competition laws and interactions with health care professionals.

•

The Human Resources and Compensation Committee considers risks related to the design of the Company’s compensation programs for our executives. The Human Resources and Compensation Committee discusses with management the Company’s policies and practices related to compensation, including the annual compensation risk assessment. For more information on the interaction between risk and our compensation practices, see below under the heading “Compensation Discussion and Analysis—Role of the Compensation Committee and Management.”

Communicating with the Board

Our Corporate Governance Guidelines establish procedures by which stockholders and other interested parties may communicate with the Board, any Committee of the Board, any individual director (including the Presiding Director) or the independent non-employee directors as a group. Such parties can send communications by mail to the Board in care of the Corporate Secretary, CareFusion Corporation, 3750 Torrey View Court, San Diego, CA 92130. In addition, such parties can contact the Board by emailing the Corporate Secretary at corporatesecretary@carefusion.com. The name or title of any specific recipient or group should be noted in the communication. Communications from stockholders are distributed by the Corporate Secretary to the Board or to the Committee or director(s) to whom the communication is addressed, however the Corporate Secretary will not distribute items that are unrelated to the duties and responsibilities of the Board, such as spam, junk mail and mass mailings, business solicitations and advertisements, and communications that advocate the Company’s engaging in illegal activities or that, under community standards, contain offensive, scurrilous or abusive content.

Board and Committee Membership and Structure

During fiscal 2011, our Board had three standing Committees, comprised of the Audit Committee, the Nominating and Governance Committee and the Human Resources and Compensation Committee. In connection with the enhancements to our compliance program discussed above, effective August 3, 2011, the Nominating and Governance Committee was renamed the “Governance and Compliance Committee” to reflect new oversight responsibilities concerning quality and regulatory matters, ethics and compliance matters and other related matters. Please see the “Governance and Compliance Committee” section below for further details regarding the responsibilities of the Governance and Compliance Committee. Each Committee acts pursuant to a written charter, each of which has been posted in the “Investors” section of our website accessible at www.carefusion.com, by clicking the “Corporate Governance” link. Each Committee reviews its charter on an annual basis. In addition to the three standing Committees, the Board may approve from time to time the creation of special committees to assist the Board in carrying out its duties.

The Board held ten meetings during the fiscal year ended June 30, 2011, and each director attended 75% or more of the meetings of the Board and Committees on which he or she served during the fiscal year. The following table summarizes the current membership of each of the standing Committees, as well as the number of times each of the Committees met during the fiscal year ended June 30, 2011.

	Audit Committee	Human Resources and Compensation Committee	Governance and Compliance Committee
Kieran T. Gallahue (Chairman)[1]	—	—	—
David L. Schlotterbeck[2]	—	—	—
J. Michael Losh (Presiding Director)[3]	X	—	—
Edward D. Miller, M.D.[3]	—	—	X
Jacqueline B. Kosecoff, Ph.D.[3]	X	X	—
Michael D. O’Halleran[3]	—	X	—
Robert P. Wayman[3]	Chair	—	X
Philip L. Francis[3]	—	—	Chair
Robert F. Friel[3]	—	X	—
Gregory T. Lucier[3]	—	Chair	—

Number of Committee meetings	7	7	5

[1]	Mr. Gallahue joined CareFusion as Chairman of the Board of Directors and Chief Executive Officer, effective January 29, 2011.
[2]

In November 2010, Mr. Schlotterbeck announced his plans to retire from CareFusion, effective as of February 28, 2011. We hired Mr. Gallahue to succeed Mr. Schlotterbeck in January 2011, and Mr. Schlotterbeck remained with the Company through February 28, 2011 to assist with the orderly transition of responsibilities.

[3]	Independent non-employee director.

Audit Committee. The main function of our Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is to oversee our accounting and financial reporting processes, internal systems of control, independent auditor relationships, and the audits of our financial statements. As set forth in its charter, the Audit Committee’s responsibilities include, among others:

•

reviewing and reporting to the Board on the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	selecting an independent auditor;

•	reviewing the independent auditor’s qualifications and independence;

•	pre-approving all audit services, internal control-related services and permitted non-audited services to be performed for us by our independent auditor;

•

meeting with our independent auditor to review the nature and scope of their proposed financial audit and quarterly reviews, as well as their results and recommendations upon the completion of the audit and such quarterly reviews;

•	overseeing the performance of our internal audit function; and

•	overseeing compliance with our internal controls and risk management policies.

The Audit Committee is comprised of Dr. Kosecoff, Mr. Losh and Mr. Wayman. Mr. Wayman was appointed Chair of the Audit Committee effective November 3, 2010, succeeding Mr. Losh who served as the Chair of the Audit Committee since August 19, 2009. The Board has determined that each member of the Audit Committee is an “audit committee financial expert” for purposes of the rules of the SEC. In reaching this determination, the Board considered, among other things, the experience of each of Messrs. Losh and Wayman as a chief financial officer and the experience of Dr. Kosecoff as a chief executive officer. The Board also made a qualitative assessment of our other non-employee directors, to determine their financial knowledge and experience, and determined that they each would also qualify as an “audit committee financial expert” for purposes of the rules of the SEC should they become a member of the Audit Committee in the future. In addition, the Board has determined that Mr. Losh’s simultaneous service on the audit committees of more than two other public companies does not impair his ability to effectively serve on the Audit Committee. In reaching this determination, the Board considered Mr. Losh’s ability to devote sufficient and substantial time to serve on the Audit Committee. In addition, the Board has determined that each of the members of the Audit Committee is “independent,” consistent with the NYSE listing standards, Section 10A(m)(3) of the Exchange Act and in accordance with our Corporate Governance Guidelines.

Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee, which can be found on page 26 of this Proxy Statement.

Human Resources and Compensation Committee. The main function of our Human Resources and Compensation Committee is to assist the Board in discharging its responsibilities relating to our compensation programs. As set forth in its charter, the Human Resources and Compensation Committee’s responsibilities include, among others:

•	reviewing and approving our executive compensation policy;

•	reviewing and making recommendations to the Board with respect to compensation for our Chief Executive Officer, and reviewing and approving compensation for our other executive officers;

•	reviewing and approving any employment agreements or arrangements with our executive officers, including with respect to any perquisites and other personal benefits;

•	reviewing the adoption and terms of equity-based compensation, incentive compensation and other employee benefit plans that are subject to Board approval;

•	acting on behalf of the Board in administering equity-based compensation and other employee benefit plans approved by the Board and/or stockholders in a manner consistent with the terms of such plans;

•	reviewing the compensation of directors for service on the Board and its Committees and recommending changes to the Board as appropriate;

•	overseeing the management succession process for our Chief Executive Officer and selected senior executives; and

•

reviewing the disclosures in the Company’s Compensation Discussion and Analysis with management and making recommendations to the Board as to the inclusion of the Compensation Discussion and Analysis in the Company’s annual public filings, as applicable.

The Human Resources and Compensation Committee is comprised of Mr. Friel, Dr. Kosecoff, Mr. Lucier and Mr. O’Halleran. Mr. Lucier was appointed Chair of the Human Resources and Compensation Committee effective November 3, 2010, succeeding Mr. O’Halleran who served as the Chair of the Human Resources and Compensation Committee since August 31, 2009. The Board has determined that each member of the Human Resources and Compensation Committee is “independent,” consistent with the NYSE listing standards and in accordance with our Corporate Governance Guidelines. In addition, the members of the Human Resources and Compensation Committee qualify as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Compensation Discussion and Analysis included in this Proxy Statement includes additional information regarding the Human Resources and Compensation Committee’s processes and procedures for considering and determining executive officer compensation. As discussed in the Compensation Discussion and Analysis, the Human Resources and Compensation Committee engaged Frederic W. Cook & Co. as its independent consultant in August 2010 to replace Meridian Compensation Partners, LLC. Frederic W. Cook & Co. was engaged directly by the Human Resources and Compensation Committee and does not provide any unrelated products or services to the Company.

Governance and Compliance Committee. The main function of our Governance and Compliance Committee is to identify and recommend individuals qualified to become members of the Board and its Committees, take a general leadership role in our corporate governance, and provide compliance oversight for quality and regulatory matters, ethics and compliance matters and other related matters. As set forth in its charter, the Governance and Compliance Committee’s responsibilities include, among others:

•	developing and recommending to the Board criteria for identifying, evaluating and recommending candidates for the Board;

•

establishing a procedure for and considering any nominations of director candidates validly made by our stockholders in accordance with our amended and restated by-laws and Corporate Governance Guidelines;

•

recommending candidates for election or reelection to the Board at each annual meeting of stockholders, which will include assessing the contributions and independence of individual incumbent directors;

•	making recommendations to the Board concerning the structure, size, composition and functioning of the Board and its Committees;

•	overseeing the annual evaluation of the Board’s effectiveness and performance, and periodically conducting an individual evaluation of each director;

•

overseeing the Company’s policies, practices and compliance efforts regarding compliance with pharmaceutical and medical device laws (including without limitation the Federal Food, Drug, and Cosmetic Act), laws related to advertising and promotion and other laws and regulations affecting the Company’s manufacture, distribution and sale of its products worldwide;

•

overseeing the Company’s policies, practices and compliance efforts regarding compliance with anti-bribery laws (including without limitation the Foreign Corrupt Practices Act), laws related to competition and conflicts of interest, and regulations related to interactions with medical and health care professionals;

•

evaluating matters relating to the Company’s policies, practices and compliance efforts regarding public policy and/or social responsibility matters that may have a significant impact on the Company; and

•	developing procedures for stockholders and other interested parties to communicate with the Board.

The Governance and Compliance Committee is comprised of Mr. Francis, Dr. Miller and Mr. Wayman. Mr. Francis currently serves as the Chair of the Governance and Compliance Committee. The Board has determined that each member of the Governance and Compliance Committee is “independent,” consistent with the NYSE listing standards and in accordance with our Corporate Governance Guidelines.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of September 6, 2011 (unless otherwise indicated below), with respect to (1) each person who is known by us who beneficially owns more than 5% of our common stock, (2) each director and named executive officer and (3) all of our directors and executive officers as a group. The address of each director and executive officer shown in the table below is c/o CareFusion Corporation, 3750 Torrey View Court, San Diego, California 92130.

We determined the number of shares of common stock beneficially owned by each person under rules promulgated by the SEC, based on information obtained from questionnaires, Company records and filings with the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity had the right to acquire within sixty days of September 6, 2011. Accordingly, the number of shares set forth below for our directors and executive officers includes shares subject to stock options, restricted stock units (RSUs) and/or performance stock units (PSUs) that these individuals have the right to acquire (including as a result of expected vesting and/or delivery of shares) prior to November 6, 2011, which we refer to below as presently vested equity. All percentages are based on the shares of common stock outstanding as of September 6, 2011. Except as noted below, each holder has sole voting and investment power with respect to all shares of common stock listed as beneficially owned by that holder.

Name and Address of Beneficial Owner	Number of Shares of Common Stock	Percent of Common Stock
BlackRock, Inc.[1]	13,992,144	6.2%
Greenlight Capital, Inc.[2]	12,668,724	5.7%
The Vanguard Group, Inc.[3]	11,549,646	5.2%
Kieran T. Gallahue	—	—
James F. Hinrichs[4]	130,990	*
Thomas J. Leonard[4]	144,185	*
Dwight Winstead4,[5],6	628,330	*
Cathy Cooney[4],5	108,710	*
David L. Schlotterbeck[4,5,6],7	1,238,018	*
Edward J. Borkowski[4]	173,015	*
Philip L. Francis[8],9	50,071	*
Robert F. Friel[6]	19,294	*
Jacqueline B. Kosecoff, Ph.D	19,294	*
J. Michael Losh[6,8],10	156,255	*
Gregory T. Lucier[6]	19,294	*
Edward D. Miller, M.D.	19,294	*
Michael D. O’Halleran[6,8,11]	58,261	*
Robert P. Wayman	19,294	*
All directors and executive officers as a group (21 persons)[1][2]	3,289,441	1.5%

*	Less than 1%.
[1]

Based on information obtained from reports on Form 13F filed with the SEC on July 27, 2011 by Blackrock, Inc. and certain related entities. Includes 446,487 shares of common stock held by Blackrock, Inc.; 668,790 shares of common stock held by Blackrock Advisors, LLC; 3,132,673 shares of common stock held by Blackrock Fund Advisors; 705,867 shares of common stock held by Blackrock Investment Management, LLC; 1,439,077 shares of common stock held by Blackrock Group Limited; 7,164,209 shares of common stock held by Blackrock Institutional Trust Company, N.A.; and 435,041 shares of common stock held by Blackrock Japan Co. Ltd. The address of Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022. The number of shares of common stock held by Blackrock Inc. may have changed since the filing of the reports on Form 13F.

[2]	Based on information obtained from an amendment to a Schedule 13G filed with the SEC on August 3, 2011 by Greenlight Capital, Inc. (“Greenlight Inc.”). Greenlight Inc. is the investment manager for Greenlight Capital Offshore Partners and Greenlight Capital L.P. (“Greenlight Fund”), and as such has voting and dispositive power over 9,365,364 shares of common stock held by Greenlight Capital Offshore Partners and Greenlight Fund. Greenlight Capital, LLC (“Greenlight L.L.C.”) is the sole general partner of Greenlight Fund and Greenlight Capital Qualified, L.P. (“Greenlight Qualified”), and as such has voting and dispositive power over 4,221,246 shares of common stock held by Greenlight Fund and Greenlight Qualified. DME Advisors, LP (“DME Advisors”) is the investment manager for a managed account, and as such has voting and dispositive power over 1,867,595 shares of common stock held by the managed account (the “Managed Account”). DME Management GP, LLC (“DME Management GP”) is the sole general partner of Greenlight Capital (Gold), LP (“Greenlight Gold”), and as such has voting and dispositive power over 830,723 shares of common stock held by Greenlight Gold. DME Capital Management, LP (“DME CM”) is the investment manager for Greenlight Gold and Greenlight Capital Offshore Master (Gold), Ltd. (“Greenlight Gold Offshore”), and as such has voting and dispositive power over 1,267,465 shares of common stock held by Greenlight Gold and Greenlight Gold Offshore. David Einhorn is the principal of Greenlight Inc. and may be deemed the beneficial owner of 12,668,724 shares of common stock held by the following for the account of the following: Greenlight Fund, Greenlight Qualified, Greenlight Gold, Greenlight Gold Offshore, the Managed Account and Greenlight Masters Partners, LP. The address of Greenlight Capital, Inc. is 140 E. 45th, 24th Floor New York, New York 10017. The number of shares of common stock held by Greenlight Inc. may have changed since the filing of the amendment to the Schedule 13G.
[3]

Based on information obtained from a report on Form 13F filed with the SEC on August 10, 2011 by The Vanguard Group, Inc. (“Vanguard”). Vanguard reported that, as of June 30, 2011, it had sole voting power with respect to 11,246,292 shares of our common stock, shared voting power with respect to 303,354 shares of our common stock, and that the shares are beneficially owned by clients of Vanguard, which clients may include registered investment companies and/or employee benefit plans, pension funds, endowment funds or other institutional clients. The address of Vanguard is PO Box 2600, Valley Forge, Pennsylvania 19482-2600. The number of shares of common stock held by Vanguard may have changed since the filing of the report on Form 13F.

[4]

Common stock and the percent of class listed as being beneficially owned by our named executive officers include presently vested equity, as follows: Mr. Hinrichs—106,780 shares; Mr. Leonard—126,993 shares; Mr. Winstead—552,059 shares; Ms. Cooney—95,070 shares; Mr. Schlotterbeck—1,094,580 shares; and Mr. Borkowski—128,644 shares.

[5]

During fiscal 2011, Messrs. Schlotterbeck and Winstead and Ms. Cooney met the eligibility requirements for retirement under the terms of the Company’s 2009 Long-Term Incentive Plan (“LTIP”). Due to their retirement eligibility and pursuant to the terms of the LTIP and the agreements for their equity awards, their rights to certain stock options and RSUs that would not have otherwise vested pursuant to the vesting schedule for such awards have vested; provided, however, that such awards will only become exercisable or payable, as the case may be, in accordance with their original vesting schedules. Accordingly, the shares subject to these awards are not reflected in the above table as beneficially owned by Messrs. Schlotterbeck and Winstead and Ms. Cooney. The number of shares of common stock subject to these awards is as follows: Mr. Winstead—378,696 shares; Ms. Cooney—58,403 shares; and Mr. Schlotterbeck—1,071,918 shares.

[6]

Common stock and the percent of class listed as being beneficially owned includes shares of common stock for which delivery has been deferred, as follows: Mr. Winstead—24,221 shares; Mr. Schlotterbeck—36,251 shares; Mr. Friel—13,761 shares; Mr. Losh—13,761 shares; Mr. Lucier—13,761 shares; and Mr. O’Halleran—13,761 shares.

[7]	Includes 2,487 shares of common stock held by Mr. Schlotterbeck’s spouse.
[8]

Common stock and the percent of class listed as being beneficially owned by the listed director includes presently vested equity, as follows: Mr. Francis—22,690 shares; Mr. Losh—132,225 shares; and Mr. O’Halleran—31,636 shares.

[9]	Includes 975 shares of common stock held by Mr. Francis’ spouse for the benefit of Mr. Francis’ daughter, and 20,873 shares held in a trust for Mr. Francis’ benefit.
[10]	Includes 750 shares of common stock held in a trust for the benefit of Mr. Losh’s daughters.

[11]	Includes 3,750 shares of common stock held in a trust for Mr. O’Halleran’s benefit.
[12]

Common stock and percent of class listed as being beneficially owned by all executive officers and directors as a group include presently vested equity with respect to an aggregate of 2,734,986 shares of common stock. Certain of our executive officers meet the eligibility requirements for retirement under the terms of the LTIP. Due to their retirement eligibility and pursuant to the terms of the LTIP and the agreements for their equity awards, their rights to certain stock options and RSUs have vested; provided, however, that such awards will only become exercisable or payable, as the case may be, in accordance with their original vesting schedules. Accordingly, the 1,539,903 shares of common stock subject to these awards are not reflected in the above table as beneficially owned.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934 and rules and regulations promulgated by the SEC, our directors, executive officers and beneficial owners of more than 10% of any class of equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that during the fiscal year ended June 30, 2011, our directors, executive officers, and 10% stockholders complied with all Section 16(a) filing requirements, except that, due to an administrative error, a Form 4 filing was not timely made on behalf of Gordon La Fortune related to sales of common stock in February 2011. The transaction was reported on Mr. La Fortune’s next Form 4 filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Procedures for Approval of Related Person Transactions

The Board has adopted a written Related Person Transaction Policy and Procedures, which requires the approval or ratification by the Audit Committee of any transaction or series of transactions exceeding $120,000 in any year, in which we are a participant and any related person has a direct or indirect material interest. Related persons include our directors, nominees for election as a director, persons controlling over 5% of our common stock and executive officers and the immediate family members of each of these individuals.

Once a transaction has been identified as requiring such approval, the Audit Committee will review all of the relevant facts and circumstances and approve or disapprove of the transaction. The Audit Committee will take into account such factors as it considers appropriate, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, the extent of the related person’s interest in the transaction and whether the transaction would be likely to impair (or create an appearance of impairing) the judgment of a director or executive officer to act in the best interests of the Company.

If advance Audit Committee approval of a transaction is not feasible, the transaction will be considered for ratification at the Audit Committee’s next regularly scheduled meeting. If a transaction relates to a director, that director will not participate in the Audit Committee’s deliberations. In addition, the Audit Committee Chair may pre-approve or ratify any related person transactions in which the aggregate amount is expected to be less than $500,000.

Related Person Transactions

During fiscal 2011, there were no transactions, or currently proposed transactions, in which we were or are to be a participant involving an amount exceeding $120,000, and in which any related person had or will have a direct or indirect material interest, except as described below.

Agreements with Cardinal Health

Prior to our spinoff from Cardinal Health on August 31, 2009, we and Cardinal Health entered into certain agreements that effected the separation, provided a framework for our relationship with Cardinal Health after the separation and provided for the allocation between us and Cardinal Health of Cardinal Health’s assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after our separation from Cardinal Health.

In connection with the spinoff, Cardinal Health distributed approximately 81% of our outstanding common stock to its shareholders and retained approximately 19% of our common stock. On September 15, 2010, Cardinal Health sold the remaining shares of our common stock that it retained in connection with the spinoff, and as a result, ceased to be a related party. The following paragraphs provide a brief summary of the related party transactions with Cardinal Health prior to September 15, 2010. These summaries are qualified in their entireties by reference to the full text of the applicable agreements.

In connection with the spinoff, on August 31, 2009, we entered into several agreements with Cardinal Health. Pursuant to our Transition Services Agreement (“TSA”) we and Cardinal Health provided each other, on a transitional basis, certain administrative, human resources and support services and other assistance consistent with the services provided by the parties to each other before the separation. Under the TSA, we incurred charges of $16 million for the period July 1, 2010 to September 15, 2010.

We also entered into a distribution agreement with Cardinal Health which states that Cardinal Health will continue to distribute certain of our products and supplies through its medical distribution business. In addition, we entered into an accounts receivable factoring agreement for which we sell certain of our accounts receivable associated with this distribution agreement to Cardinal Health. Service fees related to this distribution agreement were $8 million for the period July 1, 2010 to September 15, 2010.

In addition to the distribution agreement noted above, upon the spinoff, we entered into other agreements with Cardinal Health in which we buy from Cardinal Health and sell to Cardinal Health certain products and services. The product sales and purchases associated with these agreements are utilized for resale by each respective company to their end customers. The service fees and revenues related to these agreements are for a variety of services including the use of the sales force, marketing, sterilization and warehousing services.

Total product revenue related to these agreements was $61 million for the period July 1, 2010 to September 15, 2010. Total product purchases from Cardinal Health were $21 million for the period July 1, 2010 to September 15, 2010. Service fees paid to Cardinal Health were $5 million for the period July 1, 2010 to September 15, 2010. Service fee revenue from Cardinal Health was immaterial for the period July 1, 2010 to September 15, 2010.

PROPOSAL 1—ELECTION OF DIRECTORS

At the Annual Meeting, our stockholders will be asked to elect three directors nominated for election as Class II directors. Our Board of Directors currently consists of nine members and is divided into three classes, each comprised of three directors. The directors in each class serve three-year terms and in each case until their respective successors are duly elected and qualified. On August 3, 2011, the Board, upon recommendation of the Governance and Compliance Committee, unanimously nominated Jacqueline B. Kosecoff, Ph.D., Michael D. O’Halleran and Robert P. Wayman, the three current Class II directors whose terms expire at the Annual Meeting, for re-election as directors.

The nominees, as well as the Class I and Class III directors who are continuing to serve, are listed below together with information as of September 6, 2011 regarding each director’s principal occupation, business experience and other directorships, together with the qualifications, attributes and skills that led our Board to the conclusion that each of our directors should serve as a director.

Vote Required for Approval

Directors are elected by a plurality of the votes cast at the Annual Meeting, which means that the three director nominees receiving the highest number of “FOR” votes will be elected as Class II directors. Votes to “ABSTAIN” and broker non-votes are not counted as votes cast with respect to that director, and will have no direct effect on the outcome of the election of directors. All of the director nominees have indicated their willingness to serve if elected, but if any should be unable or unwilling to stand for election, the shares represented by proxies may be voted for a substitute as CareFusion may designate, unless a contrary instruction is indicated in the proxy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE

“FOR” THE ELECTION OF JACQUELINE B. KOSECOFF, PH.D., MICHAEL D. O’HALLERAN AND

ROBERT P. WAYMAN, TO THE BOARD OF DIRECTORS AS CLASS II DIRECTORS.

Nominees for Election as Directors and Directors Continuing in Office

The following sets forth information, as of September 6, 2011, regarding members of our Board, including the director nominees for election at the Annual Meeting, related to his or her business experience and service on other boards of directors. In addition, we discuss below the qualifications, attributes and skills that led our Board to the conclusion that each of our directors should serve as a director. As discussed above under “Governance of Our Company—Identification and Evaluation of Director Nominees”, we believe that our current Board includes individuals with a strong background in executive leadership and management, accounting and finance, and Company and industry knowledge. In addition, each of our directors has a strong professional reputation and has shown a dedication to his or her profession and community. We also believe that our directors’ diversity of backgrounds and experiences, which include medicine, academia, business and finance, results in different perspectives, ideas, and viewpoints, which make our Board more effective in carrying out its duties. We believe that our directors hold themselves to the highest standards of integrity and that they are committed to representing the long-term interests of our stockholders.

Nominees for Election as Class II Directors

(Terms Expire 2014)

JACQUELINE B. KOSECOFF, PH.D. Director Chief Executive Officer Optum Rx, a UnitedHealth Group Company (age 62)

Dr. Kosecoff has served as chief executive officer of OptumRx (formerly Prescription Solutions), a UnitedHealth Group company providing pharmacy benefit management services, since October 2007. She served as chief executive officer of Ovations, a UnitedHealth Group company providing health and well-being services for people ages 50+, from December 2005 to October 2007. From July 2002 to December 2005, she served as executive vice president, Specialty Companies of PacifiCare Health Systems, Inc., a consumer health organization. She is a director of Sealed Air Corporation and Steris Corporation.

Qualifications: We believe Dr. Kosecoff’s qualifications to serve on our Board of Directors include her extensive knowledge of the healthcare industry and executive leadership experience, including experience as chief executive officer of OptumRx. In addition, her service on other public company boards permits her to make valuable contributions to our Board.

MICHAEL D. O’HALLERAN Director Senior Executive Vice President Aon Corporation (age 61)

Mr. O’Halleran has served as senior executive vice president of Aon Corporation, a provider of risk management, insurance and consulting services, since September 2004. From 1999 to 2004, Mr. O’Halleran served as president and chief operating officer of Aon Corporation. Mr. O’Halleran joined Aon in 1987 to lead its reinsurance division. Since that time, he has served in several significant management positions within the Aon group of companies including, since August 2007, as the executive chairman of Aon Benfield, the division of Aon Corporation that provides reinsurance and brokerage services. During the prior five years, Mr. O’Halleran also served on the boards of Cardinal Health and Aon Corporation.

Qualifications: We believe Mr. O’Halleran’s qualifications to serve on our Board of Directors include his extensive knowledge of our business and industry due to his prior service on the board of directors of Cardinal Health. In addition, his many years of executive leadership experience at Aon Corporation and Aon Benfield, including his international business experience, make Mr. O’Halleran a valuable member of our Board.

ROBERT P. WAYMAN Director Former Chief Financial Officer Hewlett-Packard Company (age 66)

Mr. Wayman served as chief financial officer of the Hewlett-Packard Company (“HP”), a computer and electronics company, from 1984 until his retirement in December 2006. He also served as executive vice president, finance and administration of HP from 1992 until his retirement after 37 years with the company. He served as interim chief executive officer of HP from February 2005 through March 2005. He is a director of Affymetrix, Inc. During the prior five years, Mr. Wayman also served on the boards of HP, Sybase, Inc. and Con-way, Inc. (formerly CNF, Inc.).

Qualifications: We believe Mr. Wayman’s qualifications to serve on our Board of Directors include his operational, financial and accounting experience, including his prior position as chief financial officer of HP. In addition, Mr. Wayman has served and currently serves on other public company boards and has extensive audit committee experience.

Class I Directors Continuing in Office

(Terms Expire 2013)

KIERAN T. GALLAHUE Chairman of the Board Chief Executive Officer CareFusion Corporation (age 48)

Mr. Gallahue is the Chairman of our Board of Directors and Chief Executive Officer. Prior to joining us in January 2011, he was the president, chief executive officer and a director of ResMed Inc., a medical device firm serving the sleep disordered breathing and respiratory markets. Mr. Gallahue joined ResMed in January 2003 as president and chief operating officer of the Americas and was promoted to ResMed’s president in September 2004. He served in that role until he was named president, chief executive officer and a director of ResMed in January 2008. Prior to joining ResMed, from January 1998 to December 2002, he held positions of increasing responsibility at Nanogen, Inc., a DNA research and medical diagnostics company, including president and chief financial officer. Prior to 1998, Mr. Gallahue held various marketing, sales and financial positions within Instrumentation Laboratory, The Procter & Gamble Company and General Electric Company. He is a director of Volcano Corporation. During the prior five years, Mr. Gallahue also served on the board of directors of ResMed.

Qualifications: We believe Mr. Gallahue’s qualifications to serve on our Board of Directors include his extensive executive management experience at medical device companies, including his current position as our Chief Executive Officer, as well as leadership experience from serving on other public company boards. In addition, Mr. Gallahue’s prior experience as a public company chief financial officer and as a member of a public company audit committee permit him to contribute valuable financial and accounting skills to our Board.

J. MICHAEL LOSH Presiding Director Former Chief Financial Officer Cardinal Health, Inc. and General Motors Corporation (age 65)

Mr. Losh serves as the Presiding Director of our Board of Directors. He most recently served as interim chief financial officer of Cardinal Health from July 2004 to May 2005. Previously, he was the chief financial officer of General Motors Corporation, an automobile manufacturer, from 1994 to 2000. He is a director of Prologis Inc., Aon Corporation, H.B. Fuller Company, Masco Corporation, and TRW Automotive Holdings Corporation. During the prior five years, Mr. Losh also served on the boards of AMB Property Corporation, Cardinal Health and Metaldyne Corporation.

Qualifications: We believe Mr. Losh’s qualifications to serve on our Board of Directors include his business, leadership and financial experience, including his prior position as chief financial officer of General Motors. Mr. Losh also brings significant Company and industry knowledge to our Board, due to his long history with Cardinal Health. In addition, his current and prior positions on other public company boards and extensive experience serving on other public company audit committees, including on the audit committee of Cardinal Health prior to the spinoff, permit him to contribute valuable financial and accounting skills to our Board.

EDWARD D. MILLER, M.D. Director Chief Executive Officer Johns Hopkins Medicine (age 68)

Dr. Miller has served as chief executive officer of Johns Hopkins Medicine, which encompasses The Johns Hopkins University School of Medicine and The Johns Hopkins Health System and Hospital, and as dean of the medical faculty of The Johns Hopkins University School of Medicine since January 1997. Prior to becoming dean, Dr. Miller was a professor of anesthesiology and critical care medicine at Johns Hopkins. Prior to joining Johns Hopkins, Dr. Miller held positions as a professor, researcher and clinician at various hospitals and academic institutions. He is a director of PNC Mutual Funds, Inc. and PNC Alternative Strategies Fund LLC.

Qualifications: We believe Dr. Miller’s qualifications to serve on our Board of Directors include his experience in the medical field and his current role as chief executive officer of Johns Hopkins Medicine. His experience as a physician and clinician, and his awareness of the complexities that health care providers face, make Dr. Miller’s input and perspective valuable to our Board.

Class III Directors Continuing in Office

(Terms Expire 2012)

PHILIP L. FRANCIS Director Executive Chairman PetSmart, Inc. (age 64)

Mr. Francis has served as executive chairman of PetSmart, Inc., a specialty pet retailer, since June 2009. He previously served as chairman and chief executive officer of PetSmart from 1999 until his appointment as executive chairman. In addition to serving on the board of PetSmart, Mr. Francis is a director of SUPERVALU INC. During the prior five years, Mr. Francis also served on the board of Cardinal Health.

Qualifications: We believe Mr. Francis’ qualifications to serve on our Board of Directors include his many years of business, operational and executive management experience, including his prior service as chairman and chief executive officer of PetSmart. Mr. Francis also brings significant Company and industry knowledge to our Board, due to his prior service on the board of directors of Cardinal Health. In addition, his current and prior service on other public company boards permit him to contribute valuable strategic management insight to our Board.

ROBERT F. FRIEL Director Chairman and Chief Executive Officer PerkinElmer, Inc. (age 55)	Mr. Friel has served as president and chief executive officer of PerkinElmer, Inc., a global leader focused on improving the health and safety of people and the environment, since February 2008. He has also served as a director of PerkinElmer since January 2006, serving as vice chairman until he was appointed as chairman in April 2009. He joined PerkinElmer in 1999, serving as senior vice president and chief financial officer from February 1999 to October 2004, as executive vice president and chief financial officer from October 2004 to January 2006, as president of the Life and Analytical Sciences unit from January 2006 through August 2007 and as president and chief operating officer from August 2007 through February 2008. During the prior five years, Mr. Friel also served on the boards of Fairchild Semiconductor International, Inc. and Millennium Pharmaceuticals, Inc.

Qualifications: We believe Mr. Friel’s qualifications to serve on our Board of Directors include his executive and financial leadership experience in the healthcare industry, including his current position as president and chief executive officer of PerkinElmer. Additionally, his prior service on other public company boards permits him to make valuable contributions to our Board.

GREGORY T. LUCIER Director Chairman and Chief Executive Officer Life Technologies Corporation (age 47)

Mr. Lucier has served as chairman and chief executive officer of Life Technologies Corporation, a biotechnology tools company, since November 2008 when Invitrogen Corporation and Applied Biosystems merged to form Life Technologies. Previously, he served as chief executive officer of Invitrogen Corporation from May 2003 to November 2008.

Qualifications: We believe Mr. Lucier’s qualifications to serve on our Board of Directors include his management and operational experience in the healthcare industry, including his current position as chairman and chief executive officer of Life Technologies. His leadership and business experience make his input valuable to our Board.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm (the “independent auditor”) to audit our financial statements for the fiscal year ending June 30, 2012. We are asking our stockholders to ratify the appointment of Ernst & Young LLP as our independent auditor because we value our stockholders’ views on the Company’s independent auditor even though the ratification is not required by our by-laws or otherwise. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP as our independent auditor or whether to consider the selection of a different firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the fiscal year ending June 30, 2012.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Vote Required for Approval

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012 requires the affirmative “FOR” vote of a majority of the shares of common stock of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote. A vote to “ABSTAIN” will have the same effect as a vote “AGAINST” the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS

VOTE “FOR” THE RATIFICATION OF OUR SELECTION OF ERNST & YOUNG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUTING FIRM FOR

THE FISCAL YEAR ENDING JUNE 30, 2012.

Audit Related Matters

Audit and Non-Audit Fees. The following table presents the fees for professional services earned by Ernst & Young LLP for services rendered to the Company for the fiscal years ended June 30, 2011 and 2010:

	2011	2010
Audit Fees[1]	$5,300,637	$7,023,869
Audit-Related Fees[2]	48,606	128,504
Tax Fees[3]	232,311	383,637
All Other Fees[4]	83,432	—

Total	$5,664,986	$7,536,010

[1]

Audit Fees include services relating to the integrated audit of the consolidated annual financial statements and internal control over financial reporting, the review of financial statements included in the Company’s quarterly reports on Form 10-Q and statutory and regulatory filings or engagements.

[2]	Audit-Related Fees include services relating to employee benefit plan audits, accounting consultations and reviews, and due diligence services.
[3]	Tax Fees include services relating to tax compliance, tax advice, and tax planning.
[4]	All Other Fees consist of fees for products and services other than the services reported above.

Policy Regarding Pre-Approval of Services Provided by the Independent Auditor. The Audit Committee has established an Audit and Non-Audit Services Compliance Policy (the “Policy”) requiring pre-approval of all audit and permissible non-audit services performed by the independent auditor to monitor the auditor’s independence from the Company. The Policy provides for the annual pre-approval of specific types of services pursuant to policies and procedures adopted by the Audit Committee, and gives detailed guidance to management as to the specific services that are eligible for such annual pre-approval.

The Policy requires the specific pre-approval of all other permitted services. For both types of pre-approval, the Audit Committee considers whether the provision of a non-audit service is consistent with the SEC’s rules on auditor independence. Additionally, the Audit Committee considers whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. Also, unless a service is a pre-approved service set forth in the Policy and within the established guidelines, it will require approval by the Audit Committee in order for it to be provided by the independent auditor. In its review, the Audit Committee will also consider the relationship between fees for audit and non-audit services in deciding whether to pre-approve such services.

As provided under the Sarbanes-Oxley Act of 2002 and the SEC’s rules, the Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee to address certain requests for pre-approval of services for up to $250,000, and the Chair must report his or her pre-approval decisions to the Audit Committee at its next regular meeting. The Policy is designed to help ensure that there is no delegation by the Audit Committee of authority or responsibility for pre-approval decisions to management. The Audit Committee monitors compliance by requiring management to report to the Audit Committee on a regular basis regarding the pre-approved services rendered by the independent auditor. Management has also implemented internal procedures to promote compliance with the Policy.

The Audit Committee has selected Ernst & Young LLP to serve as our independent auditor for the fiscal year ending June 30, 2012, subject to ratification by our stockholders. Ernst & Young LLP has served as the independent auditor of the Company since the spinoff from Cardinal Health and also audited the Company’s financial statements while it was part of Cardinal Health. Representatives of Ernst & Young LLP will be present at the Annual Meeting. The representatives will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the annual consolidated financial statements with management and Ernst & Young LLP, the Company’s independent registered public accounting firm (the “independent auditor”). Management is responsible for the financial reporting process, the system of internal controls, including internal control over financial reporting, risk management and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent auditor is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

The Audit Committee met on seven occasions in the fiscal year ended June 30, 2011. The Audit Committee met with the independent auditor, with and without management present, to discuss the results of its audits and quarterly reviews of the Company’s financial statements. The Audit Committee also discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received from the Company’s independent auditor the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the Audit Committee concerning independence and has discussed with the independent auditor its independence from the Company. The Audit Committee also has considered whether the provision of non-audit services to the Company is compatible with the independence of the independent auditor.

In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management, internal audit group and independent auditor, which, in their reports, express opinions on the conformity of the Company’s annual financial statements with U.S. generally accepted accounting principles.

Based on the review of the consolidated financial statements and discussions referred to in this Report, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011, for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:

Robert P. Wayman, Chair

J. Michael Losh

Jacqueline B. Kosecoff, Ph.D.

PROPOSAL 3—ADVISORY VOTE ON THE COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS

In accordance with the rules adopted by the SEC, our Board of Directors is asking our stockholders to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, narrative disclosures and related footnotes included in this Proxy Statement.

As discussed in the Compensation Discussion and Analysis, in establishing our executive compensation program, we set a significant portion of the compensation of our named executive officers based on their ability to achieve overall Company goals, specific business goals and individual performance goals. Compensation actions taken in fiscal 2011 demonstrate our continued commitment to pay-for-performance, with a substantial portion of each named executive officer’s compensation being at-risk and subject to important performance measures aligned with long-term stockholder value. In particular, our executive compensation program links a sizeable portion of executive compensation to the value of our common stock, which is intended to align the interests of our named executive officers with our stockholders. We also have established stock ownership guidelines that require our named executive officers to acquire and hold a meaningful amount of our common stock. We believe that this emphasizes a longer-term view in creating stockholder value.

In addition, we endeavor to maintain good governance standards with respect to our executive compensation practices. We utilize benchmarking and peer company analysis to set compensation for our named executive officers consistent with market practice, and we seek to establish compensation practices that are reasonable and do not contain features that would be considered problematic or egregious. During fiscal 2011, our Human Resources and Compensation Committee (the “Compensation Committee”) took several key actions to ensure that our compensation policies are consistent with good governance standards:

•

New Independent Compensation Consultant. The Compensation Committee engaged Frederic W. Cook & Co. as its new independent compensation consultant. Frederic W. Cook & Co. was engaged directly by the Compensation Committee and does not provide any unrelated products or services to the Company.

•

Revised Comparator Group for Fiscal 2011. The Compensation Committee reviewed the Company’s comparator group used for fiscal 2010 compensation planning and made significant changes for fiscal 2011. The new comparator group consists of 18 companies in the healthcare industry that focus primarily on medical technology and devices. These companies also have relative revenues, earnings, cash flows and market capitalizations more closely aligned with CareFusion.

•

Elimination of Tax-Gross Up. The Compensation Committee amended the Company’s Executive Change in Control Severance Plan to remove the provision for a tax gross-up payment to the Chief Executive Officer in respect of excise taxes that may become payable under Sections 4999 and 280G of the Internal Revenue Code. The severance plan now provides for a “cutback,” so that to the extent severance payments to an executive would trigger the excise tax, the amount of severance will be reduced so that it results in the greatest after-tax proceeds to the executive without a gross-up.

•

Clawback Policy. Under the Company’s Management Incentive Plan for annual cash bonuses and its Long-Term Incentive Plan for equity-based awards, the Board has the authority to require repayment, or subject outstanding awards to forfeiture, in instances of executive misconduct.

•

Hedging Policy. The Compensation Committee amended the Company’s policy on buying and selling stock and securities to prohibit hedging transactions by Company employees. Under the amended policy, all short-term, speculative or hedging transactions in CareFusion securities are now prohibited by all employees.

•	Compensation Risk Assessment. The Compensation Committee oversaw management’s risk assessment of the Company’s compensation programs to determine whether such programs are reasonably likely to have a material adverse effect on the Company. Based on this risk assessment, it was concluded that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

The Board of Directors believes that CareFusion’s executive compensation program is designed to meet the objectives discussed above and in more detail in the Compensation Discussion and Analysis. Accordingly the Board recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation awarded to the named executive officers, as described in the Compensation Discussion and Analysis, tabular disclosures, and other narrative compensation disclosures in the Proxy Statement.

Vote Required for Approval

Approval of this resolution requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the same effect as voting against the resolution. Because broker non-votes are not counted as votes for or against this resolution, they will have no effect on the outcome of the vote.

Because your vote is advisory, it will not be binding upon the Company, the Board of Directors or the Compensation Committee. However, our Board of Directors and Compensation Committee value the opinions of our stockholders. To the extent that there is any significant vote against the compensation of our named executive officers, they will consider our stockholders’ concerns, and the Compensation Committee will evaluate what actions, if any, may be appropriate to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS STATED IN THE ABOVE RESOLUTION.

PROPOSAL 4—ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY

VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the rules adopted by the SEC, we will ask our stockholders to vote on a resolution to determine, on a non-binding advisory basis, whether advisory votes on executive compensation should occur every one, two or three years. Alternatively, stockholders may abstain from casting a vote. Stockholders will be provided with an opportunity to cast a non-binding advisory vote on frequency of future advisory votes on executive compensation at least every six years.

After careful consideration, our Board of Directors has determined that an advisory vote on executive compensation every year is the best approach for the Company based on a number of considerations, including the following:

•	Annual votes will allow stockholders to provide the Company with their direct input on the compensation philosophy, policies and practices as disclosed in the proxy statement every year;

•

Annual votes are consistent with the Company’s policy of annually seeking input from, and engaging in discussions with, the Company’s stockholders on corporate governance matters and executive compensation philosophy, policies and practices; and

•	Less frequent votes could allow an unpopular pay practice to continue too long without timely feedback.

Our Board of Directors believes that giving our stockholders the right to cast an advisory vote every year on their approval of the compensation arrangements of our named executive officers is a good corporate governance practice and is in the best interests of our stockholders, by allowing our stockholders to provide us with their input on our executive compensation philosophy, policies and practices as disclosed in our proxy statement every year. Although the Board of Directors recommends an annual vote, stockholders will be able to specify one of four choices for this proposal on the proxy card: “1 YEAR”, “2 YEARS”, “3 YEARS” or “ABSTAIN”. Stockholders are not voting to approve or disapprove of the recommendation of the Board of Directors.

Vote Required for Approval

The option of “1 YEAR”, “2 YEARS” or “3 YEARS” that receives the greatest number of votes will be considered the frequency recommended by our stockholders.

Because your vote is advisory, it will not be binding upon the Company, the Board of Directors or the Governance and Compliance Committee. However, the Board of Directors and our Governance and Compliance Committee value the opinions of our stockholders and will take into consideration the outcome of the vote when considering the frequency of future advisory votes on the compensation of our named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

STOCKHOLDERS VOTE FOR A FREQUENCY OF “1 YEAR.”

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes CareFusion’s executive compensation program and philosophy for the fiscal year ended June 30, 2011 (“fiscal 2011”). It should be read in conjunction with our tabular disclosures regarding the compensation of our named executive officers for fiscal 2011, which can be found starting on page 52 of this Proxy Statement under the heading “Executive Compensation.”

Executive Overview

In this Compensation Discussion and Analysis, we summarize our objectives regarding the compensation of our named executive officers, including how we determine the elements and amounts of executive compensation. Included below are discussions regarding our compensation philosophy, our compensation approach, our compensation determinations, and our policies and practices related to executive compensation. This executive overview highlights our commitment to pay-for-performance and key actions in fiscal 2011 in support of our commitment to good compensation governance.

Commitment to Pay-for-Performance. The Human Resources and Compensation Committee of our Board of Directors (the “Compensation Committee”) sets a significant portion of the compensation of the named executive officers based on their ability to achieve overall Company goals, specific business goals and individual performance goals. In addition, our compensation programs link a sizeable portion of executive compensation to the value of our common stock, which is intended to align the interests of our named executive officers with our stockholders. We also have established stock ownership guidelines that require our named executive officers to acquire and hold a meaningful amount of our common stock. We believe that this emphasizes a longer-term view in creating stockholder value.

The following compensation actions taken during fiscal 2011 are designed to reward high performance through short-term and long-term incentives:

•

A significant portion of the compensation of each named executive officer who is currently employed by the Company was at-risk, including an annual cash bonus based on the achievement of fiscal 2011 performance goals and long-term equity-based incentives.

•

The Compensation Committee established Company-wide performance goals for the fiscal 2011 annual cash bonus, which provided for payments upon attainment of target levels of earnings before interest and taxes excluding non-recurring gains and losses (“EBIT”) and operating cash flow less capital expenditures.

•

We granted our new Chief Executive Officer and Chief Financial Officer equity awards that emphasized the creation of long-term stockholder value, including the grant of performance stock units to our Chief Executive Officer that only vest if certain stock price targets are met, and the grant of stock options to our Chief Financial Officer that become valuable only if there is stock price appreciation above the price at the time of grant.

Commitment to Good Compensation Governance. We endeavor to maintain good governance standards with respect to our executive compensation practices. The Compensation Committee utilizes benchmarking and peer company analysis to set executive compensation for our named executive officers consistent with market practice, and seeks to establish compensation practices that are reasonable and do not contain features that would be considered problematic or egregious. During fiscal 2011, the Compensation Committee took several key actions to ensure that our compensation policies are consistent with good governance standards:

•

New Independent Compensation Consultant. The Compensation Committee engaged Frederic W. Cook & Co. as its new independent compensation consultant. Frederic W. Cook & Co. was engaged directly by the Compensation Committee and does not provide any unrelated products or services to the Company.

•

Revised Comparator Group for Fiscal 2011. The Compensation Committee reviewed the Company’s comparator group used for fiscal 2010 compensation planning and made significant changes for fiscal 2011. The new comparator group consists of 18 companies in the healthcare industry that focus primarily on medical technology and devices. These companies also have relative revenues, earnings, cash flows and market capitalizations more closely aligned with CareFusion.

•

Elimination of Tax-Gross Up. The Compensation Committee amended the Company’s Executive Change in Control Severance Plan to remove the provision for a tax gross-up payment to the Chief Executive Officer in respect of excise taxes that may become payable under Sections 4999 and 280G of the Internal Revenue Code. The severance plan now provides for a “cutback,” so that to the extent severance payments to an executive would trigger an excise tax, the amount of severance will be reduced to provide the greatest after-tax proceeds to the executive without a gross-up.

•

Clawback Policy. Under the Company’s Management Incentive Plan for annual cash bonuses and Long-Term Incentive Plan for equity-based awards, the Board has the authority to require repayment, or subject outstanding awards to forfeiture, in instances of executive misconduct.

•

Hedging Policy. The Compensation Committee amended the Company’s policy on buying and selling stock and securities to prohibit hedging transactions by Company employees. Under the amended policy, all short-term, speculative or hedging transactions in CareFusion securities are now prohibited by all employees.

•

Compensation Risk Assessment. The Compensation Committee oversaw management’s risk assessment of the Company’s compensation programs to determine whether such programs are reasonably likely to have a material adverse effect on the Company. Based on this risk assessment, it was concluded that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Introduction

In accordance with SEC rules and regulations, our named executive officers for fiscal 2011 include our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers serving as executive officers on June 30, 2011. In addition, SEC rules require that we include any former executive officers who left the Company during the year ended June 30, 2011, who served as Chief Executive Officer or Chief Financial Officer during the year. As a result, our named executive officers consist of the following seven individuals as of June 30, 2011:

•	Kieran T. Gallahue, Chairman and Chief Executive Officer

•	James F. Hinrichs, Chief Financial Officer

•	Thomas J. Leonard, President, Medical Systems

•	Dwight Winstead, Chief Operating Officer

•	Cathy Cooney, Executive Vice President, Human Resources

•	David L. Schlotterbeck, Chairman and Chief Executive Officer (through January 29, 2011)

•	Edward J. Borkowski, Chief Financial Officer (through November 29, 2010)

For a complete list of our current executive officers, see Part III, Item 10 in our Annual Report on Form 10-K for the fiscal year ended June 30, 2011, filed with the SEC on August 9, 2011.

During fiscal 2011, we had several management changes, which had an impact on the compensation paid to our named executive officers during the year:

•	In November 2010, Mr. Schlotterbeck announced his plans to retire from CareFusion, effective as of February 28, 2011. We hired Mr. Gallahue to succeed Mr. Schlotterbeck in January 2011, and

Mr. Schlotterbeck remained with the Company through February 28, 2011 to assist with the orderly transition of responsibilities. Given that Mr. Schlotterbeck was retirement eligible under our compensation programs and policies, his total compensation for fiscal 2011 includes benefits and payments that he was entitled to based on his years of service to CareFusion and its predecessor companies. We also entered into a retirement agreement with Mr. Schlotterbeck in November 2010 related to his post-termination benefits and payments.

•

Mr. Gallahue joined CareFusion as Chairman and Chief Executive Officer, effective January 29, 2011. We entered into an employment agreement with Mr. Gallahue for an initial term of three years. In accordance with the agreement, Mr. Gallahue received a cash sign-on bonus and a sign-on equity award in the form of performance stock units (“PSUs”), as well as stock options and restricted stock units (“RSUs”) to compensate him for the forfeiture of the value of equity grants from his previous employer.

•

Effective November 29, 2010, Mr. Hinrichs replaced Mr. Borkowski as our Chief Financial Officer. Prior to assuming this role, Mr. Hinrichs had served as Senior Vice President, Global Customer Support, since January 2010, and prior to that was the Company’s Senior Vice President, Controller. In connection with the promotion to Chief Financial Officer, we established a new compensation package for Mr. Hinrichs, which included a sign-on equity award in the form of stock options. Mr. Borkowski remained with the Company through December 31, 2010 to assist with the orderly transition of responsibilities. We also entered into a severance agreement with Mr. Borkowski related to his post-termination benefits and payments.

In connection with these and other changes to our management and organizational structure, we determined to eliminate the position of Chief Operating Officer, and we began a search for a new Executive Vice President, Human Resources. As a result, Mr. Winstead and Ms. Cooney left the Company on June 30, 2011. Mr. Winstead and Ms. Cooney each were retirement eligible, and like Mr. Schlotterbeck, had over 10 years of service to CareFusion and its predecessor companies. Accordingly, their compensation for fiscal 2011 reflects benefits and payments that they were entitled to receive due to their retirement eligibility.

Compensation Philosophy

We believe that our named executive officers play a critical role in creating long-term value for our stockholders. The primary objective of our executive compensation program is to align compensation with our overall business goals, core values and stockholder interests through a competitive package that motivates and retains our key executives. Our compensation objective is primarily to reinforce consistent attainment of above-market performance and emphasize a longer-term view in creating stockholder value. To this end, our executive compensation philosophy includes the following considerations:

•	a “pay-for-performance” orientation that delivers pay based on overall Company, business and individual performance; and

•	a meaningful portion of executive compensation linked to the value of our common stock through an emphasis on long-term equity-based incentives.

Because we believe strongly in pay-for-performance, a substantial portion of our executive compensation program is comprised of performance-based compensation, including annual cash bonus incentives and long-term equity-based incentives. We also believe in the importance of aligning executives’ interests with the interests of our stockholders, and accordingly we established stock ownership guidelines that require our executive officers to acquire and hold a meaningful amount of our common stock, as discussed below under the heading “Policies, Guidelines and Practices Related to Executive Compensation—Stock Ownership Guidelines.”

For fiscal 2011, our executive compensation program included the following elements:

•	base salary;

•	annual cash bonus awards; and

•	long-term equity-based incentive awards, comprised of stock options, RSUs and PSUs.

In addition to these elements of our compensation program, which together we refer to as “total direct compensation,” our named executive officers are eligible for other benefits and perquisites, as discussed below under “Compensation Determinations—Other Benefits and Perquisites.” Our named executive officers are also eligible to participate in employee benefit programs generally offered to our other employees. Our Compensation Committee believes that, by allocating compensation among these elements, our overall executive compensation program appropriately balances risk and the desire to focus our named executive officers on specific short-term and long-term goals and objectives important to our overall success.

Role of the Compensation Committee and Management

The Compensation Committee oversees our executive compensation policies and determines the amounts and elements of compensation for our executive officers. A discussion of the Compensation Committee’s responsibilities and a summary of the Compensation Committee charter can be found on page 12 of this Proxy Statement under the heading “Governance of Our Company—Board and Committee Membership and Structure—Human Resources and Compensation Committee.” As of June 30, 2011, the Compensation Committee consisted of Mr. Lucier (Chair), Dr. Kosecoff, Mr. Friel and Mr. O’Halleran, each of whom is an independent director as determined by our Board, based upon the NYSE rules and our Corporate Governance Guidelines.

Compensation determinations for our named executive officers other than our Chief Executive Officer are made by the Compensation Committee based upon the recommendation of the Chief Executive Officer, which the Compensation Committee considers with the assistance of its consultant (see below under “Role of the Compensation Consultant”). With respect to compensation for our Chief Executive Officer, the Compensation Committee makes recommendations to the Board for approval. Members of our management may also provide input, make recommendations and provide ongoing assistance to the Compensation Committee with respect to the design, operation, objectives and values of the various elements of our compensation program in order to provide appropriate performance and retention incentives for our named executive officers.

In addition, the Compensation Committee acts as the administrator of our equity and non-equity incentive plans covering executive officers and other senior management. The Compensation Committee may delegate authority for administration of the plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to non-executive officers and other key employees. The Compensation Committee may not, however, delegate any authority under those plans for selection of participants, determination of award amounts or amendments or modifications of awards with respect to our executive officers.

During fiscal 2011, the Compensation Committee also oversaw management’s risk assessment of the Company’s compensation programs, to determine whether such programs are reasonably likely to have a material adverse effect on the Company. The Compensation Committee concluded that these programs were appropriately balanced to mitigate compensation-related risk with cash and stock elements, financial and non-financial goals, formal goals and discretion and short-term and long-term rewards. The Company also has policies to mitigate compensation-related risk, including stock ownership guidelines, clawback provisions and prohibitions on employee hedging activities. Furthermore, the Compensation Committee believes that the Company’s policies on ethics and compliance and its internal controls also mitigate against unnecessary or excessive risk taking.

Role of the Compensation Consultant

When making determinations with respect to executive compensation, the Compensation Committee utilizes the services of a compensation consultant. The Compensation Committee uses a compensation consultant primarily to provide input on compensation trends and developments and to assist with executive compensation benchmarking. Compensation consultants can also provide a valuable outside perspective on executive compensation practices.

In establishing executive compensation for fiscal 2011, the Compensation Committee initially utilized the services of Meridian Compensation Partners, LLC (“Meridian”), who provided advice regarding the use of a comparator group, market pay rates for our key executive positions, and plan design for our annual and long-term incentives. In August 2010, the Compensation Committee engaged Frederic W. Cook & Co. as its independent consultant to replace Meridian. During fiscal 2011, Frederic W. Cook & Co. advised the Compensation Committee on matters related to the compensation packages for Messrs. Gallahue and Hinrichs. Frederic W. Cook & Co. also conducted a competitive market analysis for compensation for our named executive officers for the fiscal year ending June 30, 2012 (“fiscal 2012”), including market data, updates on compensation trends and developments, and advice on our annual and long-term incentives. As previously mentioned, Frederic W. Cook & Co. was engaged directly by the Compensation Committee and does not provide any unrelated products or services to the Company.

Comparator Group and Benchmarking

For fiscal 2011, the Compensation Committee, with the assistance of Meridian, established a comparator group (the “Comparator Group”) of 18 companies to benchmark and set compensation for our named executive officers, as set forth below:

Allergan, Inc.	Cephalon, Inc.	Quest Diagnostics Inc.
Bard (C.R.) Inc.	Covidien Ltd.	St. Jude Medical Inc.
Beckman Coulter, Inc.	Edwards Lifesciences Corp.	STERIS Corp.
Becton, Dickinson and Company	Hospira, Inc.	Stryker Corp.
Biogen Idec, Inc.	Life Technologies Corporation	Varian Medical Systems Inc.
Boston Scientific Corporation	Mylan Inc.	Zimmer Holdings, Inc.

In identifying the companies listed above as the Comparator Group for fiscal 2011, the Compensation Committee made a number of significant changes from the comparator group utilized for fiscal 2010 compensation planning. The fiscal 2010 comparator group was originally established by the Cardinal Health Compensation Committee leading up to the spinoff and was comprised of 21 companies. This comparator group included companies in the healthcare industry, companies based in California and other companies that could be viewed as competitors for executive talent. This broad-based approach to the fiscal 2010 comparator group was taken, in part, due to the special circumstances surrounding the spinoff. At the time fiscal 2010 compensation determinations were made, we had no history as an independent publicly-traded company, including no established market capitalization. When the Compensation Committee undertook compensation planning for fiscal 2011, they were able to consider our actual performance as a publicly-traded company in establishing our comparator group. The Compensation Committee established a set of objective criteria for selecting peers that included companies in the healthcare industry that focus primarily on medical technology and devices and that have relative revenues, earnings, cash flows and market capitalizations more closely aligned with CareFusion. Consequently, the fiscal 2011 Comparator Group is substantially different from the prior year, but is considered by the Compensation Committee to be more appropriate and relevant to inform their executive pay decisions.

Compensation determinations for individuals serving as executive officers at the start of fiscal 2011 were based on the analysis conducted by Meridian, which included an analysis of executive compensation data for companies in the Comparator Group. Generally, Meridian utilized market data compiled from proxy statements and other public filings by companies in the Comparator Group to prepare its compensation analysis for our executive officers. When the roles and responsibilities for an executive officer at CareFusion did not match up with a similar position at companies within the Comparator Group, or when market data for a position was not publicly available, Meridian used survey data to supplement the Comparator Group data. For fiscal 2011, we considered survey data in setting compensation for Mr. Leonard and Ms. Cooney, based on the 2010 Hewitt

Total Compensation Measurement Survey. Meridian’s analysis included a review of total direct compensation for each of our executive officers, as well as a review of each element of compensation. Based on this analysis, we established a goal to provide total direct compensation to our named executive officers for fiscal 2011 competitive within the 60th to 65th percentile of the Comparator Group, as discussed below under “Compensation Determinations.” Compensation determinations for Messrs. Gallahue and Hinrichs, who assumed their current roles in January 2011 and November 2010, respectively, were also based on the Comparator Group for fiscal 2011, with analysis and advice from Frederic W. Cook & Co. The Compensation Committee reviewed the Comparator Group with Frederic W. Cook & Co. and has determined not to make any changes for fiscal 2012.

Compensation Determinations

Our Compensation Committee made compensation determinations for our named executive officers for fiscal 2011 based on the analysis of the Comparator Group, as discussed above. In making these determinations, we established compensation targets for our named executive officers based on the analysis of the Comparator Group, as follows:

•	Base salaries were targeted at the 50th percentile;

•	Annual cash bonus awards were targeted at the 65th percentile; and

•	Long-term equity-based incentive awards were targeted within a range of the 50th to 65th percentile.

Based on the above targets for each of the elements of our executive compensation program, we targeted total direct compensation levels for our named executive officers that fall within a range of the 60th to 65th percentile of the Comparator Group. As discussed below, a substantial portion of the compensation for our named executive officers is comprised of performance-based compensation, including annual cash bonus incentives and long-term equity-based incentives. In addition, we rely on long-term equity-based incentive awards and our 401(k) Savings Plan and Deferred Compensation Plan to provide a competitive package for wealth accumulation and retirement and to motivate and retain our named executive officers.

Certain compensation decisions are more formula-driven, while others require more judgment and discretion. For instance, the Compensation Committee considers market data and performance in determining a named executive’s base salary. Target annual cash bonuses and long-term incentives are established based on a multiple of base salary. The Compensation Committee uses quantitative and qualitative metrics and exercises some judgment in determining achievement of the overall Company and business performance goals and assessing the individual performance of a named executive officer. The Compensation Committee also uses an evaluation of individual performance in determining increases to base salary and in awarding annual cash bonuses. In making compensation determinations, the Compensation Committee must also consider the terms of employment or other arrangements with our named executive officers. As discussed below under the heading “Agreements Regarding Executive Compensation,” we are a party to employment agreements and offer letters with certain of our named executive officers that set forth compensation and other benefits. Some of these arrangements were established and agreed to by Cardinal Health prior to the spinoff, while other arrangements were entered into by us in connection with or subsequent to the spinoff.

Base Salary. In determining base salaries for our named executive officers, the Compensation Committee considered the market data, generally targeting the 50th percentile of the Comparator Group, but taking into account individual performance, experience and skills. In addition, the Compensation Committee took into account the terms of the employment agreements and offer letters with our named executive officers.

The following table sets forth the determinations of our Compensation Committee with respect to base salary rates for our named executive officers for fiscal 2011:

Name	Position	Fiscal 2010 Base Salary Rate[1]		Fiscal 2011 Base Salary Rate[1]	Percent Change
Kieran T. Gallahue[2]	Chairman and CEO	$	n/a	$1,150,000	n/a
James F. Hinrichs[3]	Chief Financial Officer		$354,902	$515,000	45.1%
Thomas J. Leonard[4]	President, Medical Systems		$395,000	$415,000	5.1%

Former Employees
Dwight Winstead	Chief Operating Officer		$745,000	$745,000	—%
Cathy Cooney	EVP, Human Resources		$365,000	$365,000	—%
David L. Schlotterbeck	Chairman and CEO		$1,000,000	$1,030,000	3.0%
Edward J. Borkowski	Chief Financial Officer		$560,000	$580,000	3.6%

[1]

Fiscal 2010 base salary rate reflects annual salary rate in effect at the end of fiscal 2010. Actual salary paid for fiscal 2010 and fiscal 2011 may differ from the salary rates reflected above based on the number of days of service by the named executive officer during the fiscal year, as well as the timing of any salary increase during the fiscal year.

[2]	Mr. Gallahue joined the Company as Chairman and Chief Executive Officer effective January 29, 2011. His fiscal 2011 base salary rate reflects his salary rate as in effect at the end of fiscal 2011.
[3]

Mr. Hinrichs was promoted to the position of Chief Financial Officer effective November 29, 2010. Prior to assuming this new role, Mr. Hinrichs had served as Senior Vice President, Global Customer Support, since January 2010, and prior to that was the Company’s Senior Vice President, Controller. His fiscal 2010 base salary rate reflects his salary rate as Senior Vice President, Global Customer Support, as in effect at the end of fiscal 2010, which was increased to $369,096 for fiscal 2011. His fiscal 2011 base salary rate reflects his salary as Chief Financial Officer, as in effect at the end of fiscal 2011.

[4]

In August 2011, the Company announced the realignment of its businesses into two new global operating segments, Medical Systems and Procedural Solutions. In August 2011, Mr. Leonard assumed the role of President, Medical Systems. Prior to August 2011, Mr. Leonard served as President, Dispensing Technologies.

As set forth in the table above, our Compensation Committee approved an increase to the annual base salaries of Messrs. Schlotterbeck, Borkowski and Leonard for fiscal 2011. Our Compensation Committee believed that these increases were appropriate based on its review of market data. In addition, the Compensation Committee approved a new compensation package for Mr. Hinrichs in connection with his promotion to the position of Chief Financial Officer. Based on the Comparator Group for fiscal 2011, with analysis and advice from Frederic W. Cook & Co., the Compensation Committee increased Mr. Hinrichs’ compensation to reflect his increase in responsibilities and obligations, targeting the 50th percentile of the compensation of chief financial officers of companies in the Comparator Group.

Annual Cash Bonus Awards. In connection with the spinoff, the Compensation Committee adopted the Management Incentive Plan (the “MIP”), which provides for annual cash bonus awards to eligible employees, including our named executive officers. Effective July 1, 2010, we amended and restated the MIP, which was approved by our stockholders on November 3, 2010. MIP awards are performance-based, and payout is subject to the attainment of Company-wide, business unit and individual performance goals. The Compensation Committee established MIP target award values for each of our named executive officers for fiscal 2011 based on competitive market data for similar positions. In establishing the MIP target award value, the Compensation Committee targeted the 65th percentile of the Comparator Group, based on the anticipated difficulty of achieving the performance goals in the aggregate.

The following table sets forth the determinations of our Compensation Committee with respect to MIP targets for fiscal 2011, as well as the amount of the cash bonus awards received by our named executive officers upon payout of the fiscal 2011 MIP in September 2011:

		Fiscal 2011 MIP Target		Fiscal 2011 MIP Award Payout
Name	Position	Percentage of Base Salary Rate	Award Value
Kieran T. Gallahue[1]	Chairman and CEO	120%	$578,466	$578,466
James F. Hinrichs[2]	Chief Financial Officer	80%	$339,291	$305,362
Thomas J. Leonard[3]	President, Medical Systems	75%	$308,784	$469,352

Former Employees
Dwight Winstead	Chief Operating Officer	100%	$745,000	$692,850
Cathy Cooney	EVP, Human Resources	55%	$200,750	$186,698
David L. Schlotterbeck[4]	Chairman and CEO	120%	$1,230,082	$759,767
Edward J. Borkowski[5]	Chief Financial Officer	90%	$519,041	$—

[1]

Mr. Gallahue joined the Company as Chairman and Chief Executive Officer effective January 29, 2011, at which time his full-year MIP target was set at $1,380,000. The MIP target award value has been pro-rated based on Mr. Gallahue’s five months of service during fiscal 2011. Under Mr. Gallahue’s employment agreement, he was entitled to receive a fiscal 2011 MIP award payout no less than the pro-rated MIP target award value. In accordance with the terms of Mr. Gallahue’s employment agreement, he received a MIP award payout equal to the pro-rated MIP target award value.

[2]

Percentage of base salary rate reflects Mr. Hinrichs’ MIP target in his new role as Chief Financial Officer. The MIP target award value has been pro-rated based on: (1) salary rate and MIP target (80% of base salary) for Mr. Hinrichs in his new role as Chief Financial Officer for the period November 29, 2010 through June 30, 2011 and (2) salary rate and MIP target (65% of base salary) for Mr. Hinrichs in his prior role for the period July 1, 2010 through November 28, 2010.

[3]	The MIP target award value has been pro-rated based on: (1) salary rate in effect as of the beginning of fiscal 2011 and (2) new salary rate after increases, as discussed above.
[4]

The MIP target award value reflects fiscal 2011 MIP target based on full year of service. Mr. Schlotterbeck was not an employee on June 30, 2011, but because he qualified as retirement eligible under the terms of the MIP, he was entitled to a pro-rata MIP award payout. He received a pro-rata MIP award payout based on the attainment of Company-wide performance goals for the period July 1, 2010 through his retirement date of February 28, 2011.

[5]

The MIP target award value reflects fiscal 2011 MIP target based on full year of service. Mr. Borkowski was not an employee on June 30, 2011, and because he did not qualify as retirement eligible under the terms of the MIP, he did not receive a MIP payment for fiscal 2011.

For fiscal 2011, our named executive officers were eligible to receive a cash award of 0-200% of their respective MIP target awards, based on the achievement of Company-wide and business unit goals. In addition, the Compensation Committee may assign an individual performance factor of 0-150% related to the individual performance of the officer, which can result in an increase or decrease in actual MIP payment, provided that no MIP payment shall exceed 200% of an executive officer’s MIP target. For fiscal 2011, the MIP payout for most of our executive officers was based on the attainment of Company-wide performance goals. The leaders of our business units, however, received awards under the MIP based on the attainment of the Company-wide performance goals and the attainment of performance goals established for their particular business unit.

Our Compensation Committee established Company-wide MIP performance goals for fiscal 2011 based upon earnings before interest and taxes excluding non-recurring gains and losses (“EBIT”) and determined after payment of MIP cash bonus awards. In addition, the MIP performance goals used cash flow as a modifier so that, depending on our level of operating cash flow less capital expenditures (“Cash Flow”) during fiscal 2011, it would result in an increase or decrease of up to 10% in the amount of the MIP payout. The Compensation

Committee selected EBIT as the performance goal for fiscal 2011 as it is a primary benchmark used within CareFusion to measure performance. Cash Flow was selected as a modifier, so that while seeking to drive EBIT performance, our management would also focus on improving cash flow and working capital. This structure was consistent with the fiscal 2010 MIP, except that the Compensation Committee determined to reduce the potential impact from the Cash Flow modifier from 20% to 10%. The Company was successful in improving cash flow and working capital in fiscal 2010, and the Compensation Committee decided there should be proportionately less weighting to this goal for fiscal 2011.

The following table shows the Company-wide MIP performance goals at minimum, target and maximum performance levels and actual overall Company performance for fiscal 2011:

Performance Metric (in millions)	Minimum Performance[1]	Target Performance	Maximum Performance	Actual Performance
EBIT[2]	$523	$615	$707	$618
Cash Flow[3]	$388	$431	$474	$335

[1]	For EBIT below $523 million, MIP payouts would be at the discretion of the Compensation Committee. No MIP payouts would be made at EBIT below $313 million.
[2]	Reflects EBIT excluding non-recurring gains and losses, and determined after payment of MIP cash bonus awards.
[3]	Reflects cash flow from operations less capital expenditures.

Using the above targets, the Compensation Committee approved a MIP target payout curve based on the achievement of EBIT and Cash Flow targets. Under the MIP target payout curve, if an EBIT target is achieved, but the minimum Cash Flow target is not achieved, the MIP payout at the EBIT target would be decreased by 10%. Similarly, if an EBIT target is achieved, and the maximum Cash Flow target is achieved, the MIP payout at the EBIT target would be increased by 10%. For fiscal 2011, our Compensation Committee also established the overall Company performance criterion of $313 million of EBIT, which had to be satisfied before any payout could be made to our named executive officers under the MIP. This performance criterion is designed to allow payments under the MIP to be performance-based compensation under the Code and to be fully tax deductible.

Based on Company performance relative to the MIP target payout curve, and using its negative discretion under the MIP, the Compensation Committee determined to pay fiscal 2011 MIP bonuses based on Company-wide goals at 90% of target. As set forth in the table above, Mr. Hinrichs received a MIP award payout of $305,362, which was consistent with the level of achievement of the Company-wide goals. Mr. Gallahue received a MIP award payout of $578,466, which was equal to his pro-rated MIP target award value, in accordance with the terms of his employment agreement. Mr. Leonard received a MIP award payout of $469,352, which was above his MIP target award value, based on Company-wide performance and that of the Company’s Dispensing Technologies business, which overachieved its operating earnings goals for fiscal 2011 and performed well in product development and expansion into new markets. Messrs. Schlotterbeck and Winstead and Ms. Cooney, each of whom was retirement eligible under the MIP, received MIP award payouts based on actual Company-wide performance relative to the MIP payout curve, without regard to the exercise of negative discretion. For Mr. Schlotterbeck, who retired on February 28, 2011, the MIP award was paid out pro-rata in accordance with the retirement provisions of the MIP, based on his service for the period July 1, 2010 through February 28, 2011. As Mr. Borkowski was not an employee as of June 30, 2011, and did not qualify as retirement eligible under the MIP, he was not eligible to receive a MIP award payout for fiscal 2011.

During fiscal 2011, we also provided Mr. Gallahue and Ms. Cooney with one-time bonus awards outside the framework of the MIP. On January 29, 2011, we entered into an employment agreement with Mr. Gallahue with respect to his employment as our Chairman and Chief Executive Officer. Under the terms of the agreement, we paid Mr. Gallahue a cash sign-on bonus of $650,000, which he is required to repay if he voluntarily terminates his employment without “good reason” or if he is terminated for “cause” (each as defined in the agreement) prior to January 29, 2012. In connection with changes to our management and organizational structure, we began a search in fiscal 2011 for a new Executive Vice President, Human Resources to replace Ms. Cooney. To facilitate succession planning, we entered into an agreement with Ms. Cooney, amended as of December 31, 2010, that established transitional responsibilities and post-termination benefits and payments for her. Under the agreement, Ms. Cooney was eligible for a $100,000 bonus upon the successful coordination of the human resources component of our global restructuring program announced in August 2010 and the conversion project related to our human resources information technology systems prior to her departure. This bonus was paid to Ms. Cooney in January 2011. These agreements and one-time bonus awards are discussed further below under “Executive Compensation—Employment Agreements and Other Compensation Arrangements.”

Long-Term Equity-Based Incentive Awards. Prior to the spinoff, Cardinal Health, in its capacity as our sole stockholder, approved the CareFusion Corporation 2009 Long-Term Incentive Plan (the “LTIP”). The LTIP was approved by our stockholders on November 3, 2010. The LTIP provides for the grant of stock options, restricted stock, RSUs, performance cash, PSUs and other equity-based awards. We intend to grant long-term equity-based incentive awards under the LTIP to our eligible employees on an annual basis. On August 16, 2010, we granted eligible employees, including our named executive officers, equity-based awards under the LTIP as part of our fiscal 2011 annual long-term incentive (“LTI”) award. On August 16, 2010, Mr. Schlotterbeck also received a supplemental equity award in recognition of the successful execution of the spinoff. In addition, during fiscal 2011, we granted sign-on equity awards to Messrs. Gallahue and Hinrichs, as discussed below.

In connection with the fiscal 2011 annual LTI award, we established target award values for each of our named executive officers using competitive market data for similar positions based on the Comparator Group. We targeted within a range of the 50th to 65th percentile of the Comparator Group, primarily to reflect differences in individual performance, pay history and internal equitability. We believe that this is consistent with a business emphasizing long-term growth and innovation. In granting the fiscal 2011 annual LTI award, our Compensation Committee also considered the terms of employment or other arrangements with our named executive officers.

To accomplish the compensation objectives discussed above for our named executive officers related to long-term equity-based incentive awards, we granted our named executive officers a combination of stock options, and RSUs during fiscal 2011. In addition, as further discussed below, we granted Mr. Gallahue PSUs in fiscal 2011 as a sign-on equity award. As the PSUs that we granted to our named executive officers in fiscal 2010 were intended to cover a two-year period, we did not grant PSUs to any of our other named executive officers in fiscal 2011.

Stock Options. Stock options are intended to align executives with the interests of stockholders in increasing sustainable, long-term stockholder value. We view stock options as an element of performance-based compensation because a stock option provides no realizable value to a recipient until the vesting requirements have been met, and they only increase in value if the trading price of our common stock increases above the price at the time of grant. Our stock options are granted with an exercise price equal to the closing market price for our common stock on the date of grant and provide no cash benefit if the option is not exercised when the price of the stock exceeds the grant price during the option’s term. Our stock options typically vest over a period of three years, with 33 1/3% of the shares subject to the award vesting on each of the first three anniversaries of the grant date.

RSUs. We grant our executives RSUs primarily for stock ownership and employment retention. By providing an ownership stake in the Company, RSUs align executives’ financial interests with stockholders’ interests. We also believe RSUs aid in retention and provide value to our executives, given that we do not provide pensions. Our RSUs typically vest over a period of three years, with 33 1/3% of the shares subject to the award vesting on each of the first three anniversaries of the grant date.

PSUs. PSUs are intended to reward our executives for the achievement of specified multi-year performance goals. As performance-based compensation, PSUs will only vest if the performance goals are achieved during the specified performance period. In fiscal 2011, we granted PSUs to Mr. Gallahue as a sign-on equity award. We established performance goals for Mr. Gallahue’s PSUs based on absolute Company stock price appreciation over a three-year period. As discussed further below, the PSUs were granted in five separate tranches, each with a stock price target between $30.00 and $50.00 per share. To the extent the stock price target for a tranche is achieved after the first year, but prior to the third year from the date of grant, and maintained for the requisite number of trading days, the PSUs subject to that tranche will vest.

In fiscal 2010, we granted PSUs to our executive officers with performance goals based on the achievement of a target two-year average cash flow, with a payout amount that varies based on whether the goal is achieved after the second, third or fourth year following grant. Since the fiscal 2010 PSUs were intended to cover two years, the target award value of the PSUs was double what it would have been if they were granted annually. Accordingly, the allocation of the fiscal 2010 annual LTI awards for our executive officers consisted of stock options, RSUs and PSUs representing 50%, 25% and 50%, respectively, for a total of 125% of the fiscal 2010 annual target award value. As the fiscal 2011 annual LTI awards to our executive officers did not include PSUs, the target award value of the fiscal 2011 annual LTI awards was reduced by the value attributable to the PSUs granted in fiscal 2010. As a result, the total award value for the fiscal 2011 annual LTI awards for our executive officers was allocated 66 2/3% to stock options and 33 1/3% to RSUs, as reflected in the table below. As Messrs. Gallahue and Hinrichs were not executive officers in fiscal 2010, they did not receive a grant of PSUs in fiscal 2010. Accordingly, their equity grants were not subject to this allocation between stock options and RSUs.

The following table sets forth the determinations of our Compensation Committee with respect to our named executive officers for the fiscal 2011 annual LTI award:

Name[1]	Position	Total Award Value ($)	Stock Options[2] (# shares)	RSUs[2] (# shares)
James F. Hinrichs[3]	Chief Financial Officer	$709,805	50,630	15,710
Thomas J. Leonard	President, Medical Systems	$736,272	70,022	10,864

Former Employees
Dwight Winstead[4]	Chief Operating Officer	$2,514,463	239,134	37,102
Cathy Cooney[4]	EVP, Human Resources	$438,015	41,657	6,463
David L. Schlotterbeck[4],[5]	Chairman and CEO	$5,250,165	499,310	77,468
Edward J. Borkowski	Chief Financial Officer	$1,320,050	125,541	19,478

[1]

As Mr. Gallahue joined the Company effective January 29, 2011, he did not receive a fiscal 2011 annual LTI award. Information regarding the equity awards granted to Mr. Gallahue in fiscal 2011 is discussed below.

[2]

The fiscal 2011 annual LTI award was granted on August 16, 2010 pursuant to the LTIP. Stock options and RSUs vest over a period of three years, with 33 1/3% of the shares subject to the awards vesting on each of the first three anniversaries of their grant dates. Stock options were granted with an exercise price of $22.59, the closing price of our common stock on the NYSE on the date of grant, and have a term of seven years. The share amounts for stock options were determined by dividing the award value allocated to stock options by the grant date fair value associated with an option to purchase our common stock using a Black-Scholes-Merton valuation model. The share amounts for RSUs were determined by dividing the award value allocated to RSUs by $22.59, the closing price of our common stock on the NYSE on the date of grant.

[3]

Mr. Hinrichs was promoted to the role of Chief Financial Officer effective November 29, 2010. Prior to assuming this new role, Mr. Hinrichs had served as Senior Vice President, Global Customer Support, since January 2010, and prior to that was the Company’s Senior Vice President, Controller. The fiscal 2011 annual LTI award reflected in the table above was granted to Mr. Hinrichs in his role as Senior Vice President, Global Customer Support and was comprised 50% of stock options and 50% of RSUs. In connection with the promotion to Chief Financial Officer, we granted Mr. Hinrichs a sign-on equity award in the form of stock options, as further discussed below.

[4]

During fiscal 2011, Messrs. Schlotterbeck and Winstead and Ms. Cooney met the eligibility requirements for retirement under the terms of the LTIP. Pursuant to the agreements for the awards granted to Mr. Schlotterbeck and Ms .Cooney, their rights to the stock options and RSUs subject to the fiscal 2011 annual LTI award vested in full upon grant; provided, however, that the awards will only become exercisable or payable, as the case may be, in accordance with their original vesting schedules. Pursuant to the agreements for the awards granted to Mr. Winstead, his rights to the stock options and RSUs subject to the fiscal 2011 annual LTI award vested in full six months following the grant date; provided, however, that the awards will only become exercisable or payable, as the case may be, in accordance with their original vesting schedules.
[5]	In addition to the fiscal 2011 annual LTI award, Mr. Schlotterbeck received a supplemental grant of RSUs in August 2010, as further discussed below.

In addition to the fiscal 2011 annual LTI award, the Compensation Committee also approved a supplemental grant of RSUs to Mr. Schlotterbeck in August 2010. The RSUs, which were granted on August 16, 2010, had an award value of $3,000,000. Based on the closing price of our common stock on the NYSE on the date of grant, the RSUs were granted with respect to 132,802 shares. As Mr. Schlotterbeck met the eligibility requirements for retirement under the terms of the LTIP during fiscal 2011, pursuant to the LTIP and the agreement for this award, his rights to these RSUs vested in full upon grant; provided, however, that the RSUs will only become payable over a period of three years, with 33 1/3% of the shares subject to the award vesting on each of the first three anniversaries of the grant date. The Compensation Committee approved the supplemental grant of RSUs to Mr. Schlotterbeck in recognition of the successful execution of the spinoff and to provide additional value consistent with the intent of the “founder’s awards” that were granted to other Company executives in fiscal 2010. The founder’s awards were granted in September 2009 to the Company’s executive officers at the time of the spinoff, including Messrs. Leonard, Winstead and Borkowski and Ms. Cooney. These awards were comprised of RSUs and were granted at 100% of each executive’s fiscal 2010 annual LTI target. Consistent with many spinoff transactions, we determined to grant these special awards to bridge the ownership stake of our executive officers to a level typically associated with an independent company and to further establish a link between stockholder value creation and executive pay. In determining to award Mr. Schlotterbeck the supplemental grant of RSUs, the Compensation Committee noted that he received a retention award during fiscal 2010 with a value of $4,000,000, or approximately 57% of his fiscal 2010 annual LTI target. In awarding the supplemental grant, the Compensation Committee determined to grant the RSUs with a value of $3,000,000, or approximately 43% of his fiscal 2010 annual LTI target. In the aggregate, these awards had a value of 100% of Mr. Schlotterbeck’s fiscal 2010 annual LTI target, which was consistent with the founder’s awards that were granted to other executive officers in connection with the spinoff.

When Mr. Gallahue joined us as Chairman and Chief Executive Officer in January 2011, we agreed to grant him a sign-on equity award in the form of PSUs, as well as a buy-out equity award in the form of stock options and RSUs. The value of the buy-out equity award was calculated to compensate him for the forfeiture of the value of stock options and RSUs granted to him by his previous employer. In particular, we granted Mr. Gallahue RSUs in an amount that was intended to correspond to the intrinsic value of the in-the-money stock options and the value of the RSUs that he would forfeit upon joining CareFusion, and we granted stock options in an amount intended to compensate him for the difference between the accounting fair value and the intrinsic value of forfeited stock options. We also granted Mr. Hinrichs a sign-on equity award in the form of stock options in connection with his promotion to Chief Financial Officer. The following table sets forth information with respect to these equity awards:

Name	Equity Award	Total Award Value	Stock Options[1] (# shares)	RSUs[1] (# shares)	PSUs (# shares)
Kieran T. Gallahue[2]	Sign-on equity award	$7,200,000	—	—	450,094
Kieran T. Gallahue[3]	Buy-out equity award	$16,240,010	633,110	380,029	—
James F. Hinrichs[4]	Sign-on equity award	$1,500,151	192,574	—	—

[1]

Stock options and RSUs vest over a period of three years, with 33 1/3% of the shares subject to the awards vesting on each of the first three anniversaries of their grant dates. Stock options have a term of seven years. With regard to Mr. Gallahue, the number of shares subject to the stock options was determined by dividing the award value ($5.66 million) by the grant date fair value associated with an option to purchase our common stock using a Black-Scholes-Merton valuation model. The number of shares subject to Mr. Gallahue’s RSUs was determined by dividing the award value ($10.58 million) by the closing price of our common stock on the NYSE on the date of grant. With regard to Mr. Hinrichs, the number of shares subject to the stock options was determined by dividing the award value ($1.5 million) by the grant date fair value associated with an option to purchase our common stock using a Black-Scholes-Merton valuation model.
[2]

Reflects PSUs granted pursuant to the LTIP on February 15, 2011. This award has been issued in five separate tranches, and each tranche will vest on February 15, 2014, subject to: (1) CareFusion common stock meeting a specific closing price target (the “Closing Price Target”) for such tranche on a date that is after the 12 month anniversary of the grant date (a “Trigger Date”), (2) the achievement of an average price equal to the Closing Price Target for such tranche during the period that includes the Trigger Date and the immediately following 19 trading days, and (3) Mr. Gallahue remaining in continuous service with CareFusion through February 15, 2014. The number of shares subject to each tranche and the associated Closing Price Target are as follows: Tranche 1 (85,833 shares, $30.00 target); Tranche 2 (80,432 shares, $35.00 target); Tranche 3 (80,432 shares, $40.00 target); Tranche 4 (92,179 shares, $45.00 target); Tranche 5 (111,218 shares, $50.00 target). The PSUs were granted based on an award value of $7.2 million, with the number of shares subject to each tranche of the PSUs determined utilizing a Monte Carlo valuation model.

[3]

Reflects stock options and RSUs granted pursuant to the LTIP on February 15, 2011. The stock options were granted with an exercise price of $27.84, the closing price of our common stock on the NYSE on the date of grant.

[4]

Reflects stock options granted pursuant to the LTIP on December 15, 2010. The stock options were granted with an exercise price of $24.41, the closing price of our common stock on the NYSE on the date of grant.

Other Benefits and Perquisites. Our named executive officers are eligible to participate in employee benefit programs generally offered to our other employees. In addition, we provide certain other perquisites to our named executive officers that are not generally available to other employees, as described below. These perquisites are reported in the “Summary Compensation Table” included in the Executive Compensation section of this Proxy Statement.

Company Aircraft. For some of our named executive officers, perquisites include the personal use of the Company-owned aircraft. Leading up to the spinoff, the Cardinal Health Compensation Committee authorized Mr. Schlotterbeck to use aircraft owned by Cardinal Health for personal travel. Under the terms of the employment agreement we entered into with Mr. Schlotterbeck in connection with the spinoff, he and his immediate family could use the CareFusion-owned aircraft for personal travel at Company expense up to a value of $100,000 per fiscal year. Any use in excess of this value required the advance approval of the Compensation Committee. In connection with the spinoff, the Compensation Committee established an aircraft utilization policy that allows certain executives to use the CareFusion-owned aircraft for business use and limited personal use at Company expense. In determining to approve limited personal use of the CareFusion-owned aircraft, the Compensation Committee considered the historical aircraft policy at Cardinal Health, as well as the benefits related to enhanced safety and security, and that use of the aircraft increases travel efficiencies, allowing more productive use of time by our executives.

Relocation Program. We maintain an executive relocation program for executive officers who are relocated for business reasons. Under this program, we provide relocation assistance, which may include reimbursement for commuting expenses, temporary living expenses, home sale expenses and loss on sale, household goods moving and storage, and cost of living adjustments. In anticipation of the spinoff, Cardinal Health agreed to provide several of our executive officers with relocation benefits under the Cardinal Health executive relocation policy when they left existing positions with Cardinal Health to join CareFusion. We assumed the obligations under this policy in connection with the spinoff, and during fiscal 2011 we paid relocation benefits under this policy to Mr. Leonard, who relocated to San Diego in 2008, and Mr. Hinrichs, who relocated to San Diego in 2009. During fiscal 2011, we paid Messrs. Leonard and Hinrichs $2,080 and $15,812, respectively, for these relocation benefits, which includes reimbursement for taxes related to such benefits. In addition, Cardinal Health entered into an offer letter with Mr. Borkowski in May 2009 when Mr. Borkowski joined CareFusion as Chief

Financial Officer in connection with the spinoff. Pursuant to Mr. Borkowski’s offer letter, he was eligible for benefits under the Cardinal Health executive relocation policy in connection with his relocation to San Diego. We assumed the obligations under this agreement in connection with the spinoff, and during fiscal 2011 we paid Mr. Borkowski an aggregate of $175,739 related to relocation benefits, which includes reimbursement for taxes related to such benefits. For more detailed information regarding the relocation benefits provided to our executive officers, see the “Summary Compensation Table” included in the Executive Compensation section of this Proxy Statement.

Deferred Compensation and Savings Plans. We maintain a Deferred Compensation Plan and a 401(k) Savings Plan to allow executives to accumulate wealth on a tax-deferred basis and to be competitive in recruiting and maintaining executive talent. We do not provide for wealth accumulation for retirement through defined benefit pensions or supplemental executive retirement plans. For Cardinal Health employees who became our employees following the spinoff, including our named executive officers, we assumed the obligations for benefits accrued while Cardinal Health employees under the Cardinal Health Deferred Compensation Plan. Our Deferred Compensation Plan permits certain management employees to defer payment and taxation of a portion of salary and bonus into any of several investment alternatives. In addition, we typically make additional matching and fixed contributions to the deferred balances of employees, including our named executive officers, subject to limits discussed below under the heading “Executive Compensation—Nonqualified Deferred Compensation in Fiscal 2011.” Contributions made by CareFusion with respect to our named executive officers are set forth in the “Summary Compensation Table” included in the Executive Compensation section of this Proxy Statement. Messrs. Schlotterbeck and Winstead have each elected to defer the settlement of certain RSUs that were originally granted to them prior to the spinoff under Cardinal Heath equity plans and that converted into CareFusion RSUs in connection with the spinoff.

All other perquisites that we provide to our named executive officers are minimal. During fiscal 2011, Messrs. Schlotterbeck and Winstead and their spouses participated in our sales incentive award trip for high-performing members of our sales team at Company expense. Participation by Messrs. Schlotterbeck and Winstead was part of their management responsibility and was intended to enhance the overall value and effectiveness of the sales award trip. During fiscal 2011, we also paid the legal fees associated with the employment agreement with Mr. Gallahue and the legal fees associated with the retirement agreement with Mr. Schlotterbeck. In addition, we also provided gifts and honors to Messrs. Schlotterbeck and Winstead in recognition of their over ten years of service to CareFusion and its predecessor companies. Our named executive officers are also eligible for reimbursement for executive physical examinations, and they participate in programs generally offered to our other employees, including medical insurance, dental insurance, life insurance and long-term disability insurance. For more detailed information regarding benefits and perquisites provided to our executive officers, see the “Summary Compensation Table” included in the Executive Compensation section of this Proxy Statement.

Agreements Regarding Executive Compensation

The Compensation Committee reviews and approves, or makes recommendations to the Board to approve, any agreements with our named executive officers relating to compensation or separation payments. During fiscal 2011, we entered into an employment agreement with Mr. Gallahue related to his employment as our Chairman and Chief Executive Officer, and we entered into an offer letter with Mr. Hinrichs in connection with his promotion to the position of Chief Financial Officer. We are also a party to employment agreements and offer letters that were previously entered into with our other named executive officers. These types of agreements and offer letters establish baseline compensation and benefits levels, which we believe has helped us to attract, retain and motivate our named executive officers, particularly in the context of the spinoff. During fiscal 2011, we also entered into agreements with Messrs. Schlotterbeck and Borkowski and Ms. Cooney related to their post-termination benefits and payments. You can find information regarding the terms of these agreements below under the heading “Executive Compensation—Employment Agreements and Other Compensation Arrangements.”

Severance Benefits and Payments Upon a Change in Control

Our named executive officers are eligible for severance and change in control benefits, as discussed below. Severance benefits for our named executive officers are generally established in their employment agreements and offer letters. In addition, we maintain an Executive Change in Control Severance Plan (the “CIC Plan”), which was established for CareFusion prior to the spinoff, that provides for benefits to our named executive officers in connection with a change in control of the Company. You can find additional information regarding severance payments and benefits, as well as a tabular summary of these benefits, below under the heading “Executive Compensation—Potential Payments on Termination or Change in Control.”

David L. Schlotterbeck. In November 2010, Mr. Schlotterbeck announced his plans to retire from CareFusion, effective February 28, 2011. In connection with Mr. Schlotterbeck’s retirement, the Board approved a retirement agreement with Mr. Schlotterbeck, dated November 1, 2010. The retirement agreement provided that Mr. Schlotterbeck’s employment agreement, dated as of August 31, 2009, would remain in full force and effect through his retirement date of February 28, 2011, and established his post-termination benefits and payments. Mr. Schlotterbeck’s compensation for fiscal 2011 included amounts paid and payable pursuant to his retirement agreement and other existing agreements with the Company, as discussed below.

As Mr. Schlotterbeck met the criteria for retirement eligibility under the MIP and the LTIP during fiscal 2011, he was entitled to benefits under the MIP and LTIP regardless of his continuous employment with the Company. Accordingly, Mr. Schlotterbeck was entitled to payment of his fiscal 2011 MIP bonus, calculated based on the actual achievement of the Company-wide performance goals for fiscal 2011 and pro-rated based upon the length of time that he was employed during the performance period. In addition, under the LTIP and the agreements for his equity awards, his rights to stock options and RSUs pursuant to the LTIP (other than the retention equity awards granted on September 15, 2009) vested due to his retirement eligibility, provided, however, that the awards will only become exercisable or payable, as the case may be, in accordance with their original vesting schedules. Each of his stock options will also remain exercisable for the remaining life of the option. In addition, due to his retirement eligibility, Mr. Schlotterbeck’s rights to outstanding PSUs granted to him in September 2009 are vested, provided that the shares subject to such awards will only be delivered based on actual results achieved.

Mr. Schlotterbeck was also entitled to the benefits set forth in the retention agreement, dated August 31, 2004, as amended, with the Company’s subsidiary CareFusion 303, Inc. (formerly ALARIS Medical Systems, Inc.). Under the terms of the retention agreement, Mr. Schlotterbeck is entitled to a severance payment equal to his annual base salary and a deferred bonus of approximately $3.1 million, which was earned by Mr. Schlotterbeck in June 2006 and is payable to him six months and one day following the effective date of his retirement.

In addition to the benefits set forth above, pursuant to Mr. Schlotterbeck’s retirement agreement, we agreed to (1) accelerate the vesting of the retention equity awards granted to him on September 15, 2009 and (2) provide him with continuation of health benefits under COBRA for up to 18 months. Mr. Schlotterbeck’s rights to the retention equity awards, consisting of 299,447 stock options and 96,572 RSUs vested in full on February 28, 2011, provided, however that these retention awards will continue to become exercisable in the case of stock options or payable in the case of RSUs in accordance with the original terms of the awards in substantially equal amounts on August 31 in each of 2012, 2013 and 2014, and all retention equity awards that are stock options shall remain exercisable for the remaining life of the option. Mr. Schlotterbeck will continue to be bound by the covenants included in his employment agreement, including with respect to confidential information, non-recruitment of employees, non-solicitation of business, employment by competitors, non-disparagement and assignment of inventions, for a period of two years following his retirement date. As a condition to receiving the benefits provided under the retirement agreement, Mr. Schlotterbeck agreed to execute a general release of claims against the Company and its affiliates.

Dwight Winstead. In connection with changes to our management and organizational structure, we determined to eliminate the position of Chief Operating Officer, and in April 2011, we announced that

Mr. Winstead would leave the Company on June 30, 2011. Mr. Winstead’s compensation for fiscal 2011 included amounts paid and payable pursuant to his retention agreement, dated October 15, 2009, as discussed below.

As Mr. Winstead met the criteria for retirement eligibility under the MIP and the LTIP during fiscal 2011, he was entitled to benefits under the MIP and LTIP regardless of his continuous employment with the Company. Accordingly, Mr. Winstead was entitled to payment of his fiscal 2011 MIP bonus, calculated based on the actual achievement of the Company-wide performance goals for fiscal 2011 and pro-rated based upon the length of time that he was employed during the performance period. Since Mr. Winstead’s last day of employment was June 30, 2011, he received his full year fiscal 2011 MIP bonus. In addition, under the LTIP and the agreements for his equity awards, his rights to stock options and RSUs pursuant to the LTIP vested due to his retirement eligibility, provided, however, that the awards will only become exercisable in the case of stock options or payable in the case of RSUs, in accordance with their original vesting schedules. Each of his stock options will also remain exercisable for the remaining life of the option. In addition, due to his retirement eligibility, Mr. Winstead’s rights to outstanding PSUs granted to him in September 2009 are vested, provided that the shares subject to such awards will only be delivered based on actual results achieved.

Under the terms of Mr. Winstead’s retention agreement, this qualified as a termination without “cause” and accordingly, Mr. Winstead was entitled to certain post-termination benefits and payments set forth in the retention agreement. In accordance with the terms of the retention agreement, following June 30, 2011, Mr. Winstead will receive six months of salary in a lump sum payment in lieu of six months notice under the retention agreement. In addition, he will receive a severance payment under the retention agreement, paid out in equal installments over a period of one year, equal to his annual base salary plus his MIP target (100% of his base salary). In the aggregate, these amounts will result in the payment of $1,862,500 to Mr. Winstead under the retention agreement. In connection with the retention agreement, Mr. Winstead also received a retention equity award on October 15, 2009, in the form of 65,151 RSUs, which provided for vesting in substantially equal annual installments on October 15 in each of 2012, 2013 and 2014. Under the terms of the agreement for these retention RSUs, because we terminated Mr. Winstead’s employment without cause prior to October 15, 2012, his rights to these RSUs vested in full on June 30, 2011. The first installment of these RSUs will be delivered to Mr. Winstead on January 3, 2012, and the remaining installments will be delivered on June 30, 2012 and June 30, 2013. In order to receive the benefits under his retention agreement, Mr. Winstead was required to execute a general release of claims and must continue to comply with certain restrictive covenants for a two-year period.

Edward J. Borkowski. Effective November 29, 2010, Mr. Hinrichs replaced Mr. Borkowski as our Chief Financial Officer. On December 1, 2010, we entered into a severance agreement with Mr. Borkowski, and Mr. Borkowski remained with the Company through December 31, 2010 to assist with the orderly transition of responsibilities. Mr. Borkowski’s compensation for fiscal 2011 included amounts paid and payable pursuant to his severance agreement, as discussed below.

Under the terms of Mr. Borkowski’s offer letter dated May 11, 2009, this qualified as a termination without “cause,” and accordingly, Mr. Borkowski was entitled to certain post-termination benefits and payments set forth in the offer letter. Pursuant to the offer letter, Mr. Borkowski would have been entitled to receive severance equal to 1.9x his annual base salary and full and immediate vesting of the unvested portion of his sign-on equity awards granted on June 15, 2009. This severance amount was intended to provide Mr. Borkowski with severance equal to his annual base salary plus his MIP target (90% of his base salary), which would have resulted in payments to Mr. Borkowski of $1,102,000. Pursuant to the severance agreement, we agreed to pay Mr. Borkowski an amount more than what he was entitled to under his offer letter, in exchange for Mr. Borkowski’s agreement to assist in an orderly transition of responsibilities and provide a general release of claims and certain other covenants. In addition to paying Mr. Borkowski severance equal to his annual base salary and MIP target, we also agreed to pay him an amount equal to the average of his actual fiscal 2010 MIP bonus and his target fiscal 2011 MIP bonus. In the aggregate, these amounts will result in the payment of $1,867,000 to Mr. Borkowski under the severance agreement. We agreed to provide Mr. Borkowski with the additional payment, in part, because this is a payment consistent with our severance guidelines. As further discussed below, we have established severance guidelines that provide for post-termination benefits and payments for executive officers that are terminated by us, other than for cause, and who are not otherwise subject to an individually negotiated agreement. Under the severance guidelines, executive officers are generally eligible to receive a severance payment equal to one year of base salary, pro-rated MIP for the year of termination, and the average of their actual awards under the MIP for the two years prior to the year that employment is terminated.

Because this was a termination without cause, the unvested portion of Mr. Borkowski’s sign-on equity awards vested in full. The sign-on equity awards were granted on June 15, 2009 with respect to 153,644 stock options and 35,113 RSUs that would otherwise have vested in substantially equal installments on June 15 in each of 2010, 2011 and 2012. The unvested installments of the sign-on RSUs vested on December 31, 2010, and the shares subject to the RSUs were delivered to Mr. Borkowski. The unvested installments of the sign-on stock options vested on December 31, 2010. All stock options previously granted to Mr. Borkowski and that were vested as of December 31, 2010, including the sign-on stock options, shall remain exercisable for a period of 24 months following December 31, 2010. In accordance with the terms of the employment letter, Mr. Borkowski is also eligible to receive 12 months of COBRA at Company subsidized rates.

Cathy Cooney. In connection with changes to our management and organizational structure, we began a search in fiscal 2011 for a new Executive Vice President, Human Resources to replace Ms. Cooney. To facilitate succession planning, we entered into a severance agreement with Ms. Cooney, amended as of December 31, 2010, that established transitional responsibilities and post-termination benefits and payments for her. Ms. Cooney’s compensation for fiscal 2011 included amounts paid and payable pursuant to her severance agreement, as discussed below.

As Ms. Cooney met the criteria for retirement eligibility under the MIP and the LTIP during fiscal 2011, she was entitled to benefits under the MIP and LTIP regardless of her continuous employment with the Company. Accordingly, Ms. Cooney was entitled to payment of her fiscal 2011 MIP bonus, calculated based on the actual achievement of the Company-wide performance goals for fiscal 2011 and pro-rated based upon the length of time that she was employed during the performance period. Since Ms. Cooney’s last day of employment was June 30, 2011, she received her full year fiscal 2011 MIP bonus. In addition, under the LTIP and the agreements for her equity awards, her rights to stock options and RSUs pursuant to the LTIP vested due to her retirement eligibility, provided, however, that the awards will only become exercisable in the case of stock options or payable in the case of RSUs, in accordance with their original vesting schedules. Each of her stock options will also remain exercisable for the remaining life of the option. In addition, due to her retirement eligibility, Ms. Cooney’s rights to outstanding PSUs granted to her in September 2009 are vested, provided that the shares subject to such awards will only be delivered based on actual results achieved.

Under the terms of Ms. Cooney’s severance agreement, we agreed to pay Ms. Cooney a severance amount equal to her fiscal 2011 annual base salary and the average of her actual fiscal 2010 MIP bonus and her target fiscal 2010 MIP bonus. The severance payments provided to Ms. Cooney under the severance agreement were consistent with our severance guidelines, however, we agreed to enter into an agreement with Ms. Cooney regarding these benefits to provide Ms. Cooney with additional certainty during her transition. As discussed above, the agreement also provided for a one-time bonus of $100,000 for the successful completion of two significant human resources projects prior to Ms. Cooney’s departure. This bonus was paid to Ms. Cooney in January 2011. In addition, pursuant to the severance agreement, we agreed to provide Ms. Cooney with 12 months of COBRA at Company subsidized rates and 12 months of outplacement services. As a condition to receiving the benefits provided her under the severance agreement, Ms. Cooney agreed to execute a general release of claims against the Company and its affiliates.

Our executive officers who are not covered by individually negotiated agreements that establish post-termination benefits and payments are generally eligible for benefits under our severance guidelines. Under the severance guidelines, executive officers that are terminated by us, other than for cause, are eligible to receive a payment of one year of their base salary plus the average of their actual awards under the MIP for the two years prior to the year that employment is terminated. If termination occurred within the first two years after the spinoff, such that two years of actual Company MIP payouts have not yet occurred, the target MIP award will be used for this calculation. In addition, the severance guidelines provide that these executive officers would also be entitled to a pro-rated MIP award based on actual performance for the year in which they are terminated. The guidelines also set forth applicable severance eligibility for senior vice presidents within the Company. All severance payments under the guidelines are conditioned upon the receipt by the Company of a waiver and release of claims.

In addition, we maintain the CIC Plan, which provides for benefits to our named executive officers in connection with a change in control of the Company. The purpose of the CIC Plan is to establish severance benefits for key executives in the event of a change in control, so they will continue to serve and provide objective advice and counsel to the Company and contribute meaningfully to change in control transactions that are in the best interests of the Company’s stockholders. Upon an involuntary termination without cause or a voluntary termination for good reason within 24 months following a change in control, executives at or above the level of senior vice president will receive cash severance equal to two times their annual base salary and target annual bonus, as well as a pro-rated target bonus in the year of termination. The CIC Plan provides for other post-termination benefits such as outplacement services and continuation of health insurance coverage for a certain period of time. Prior to January 2011, the CIC Plan provided for a tax gross-up payment to the Chief Executive Officer relating to the payment of any excise tax on the extent to which his severance constitutes excess parachute payments under Sections 4999 and 280G of the Code. On January 29, 2011, the Compensation Committee amended the CIC Plan to remove the provision for the tax gross-up payment. The CIC Plan now provides for a “cutback,” so that to the extent severance payments to an executive under the CIC Plan would trigger the excise tax, payments will be reduced to the extent necessary to prevent any portion of the payments from becoming nondeductible by us under Section 280G of the Code or subject to the excise tax imposed under Section 4999 of the Code, but only if, by reason of that reduction, the net after-tax benefit received by the executive exceeds the net after-tax benefit the executive would receive if no reduction was made.

In addition, our named executive officers will receive accelerated vesting of their equity awards in connection with a change in control. Our standard form of agreement for equity awards granted under our LTIP contains a “single trigger” vesting provision, meaning they will vest in full upon a change in control. As discussed above, the LTIP was modeled after Cardinal Health’s incentive compensation plans, which provided for single trigger equity awards. We believe that a single trigger treatment of equity awards can ensure that ongoing employees are treated the same as terminated employees with respect to outstanding equity awards. In addition, we believe that single trigger equity awards can assist in retaining key employees in the face of a potential change of control by providing a benefit if they remain with the Company through the date of the change of control. We also recognize that equity awards with a “double-trigger” vesting provision, meaning they will vest in full only if there is a change in control and an award recipient’s employment is terminated, can be a valuable retention tool. Such provisions can help ensure that executives remain with the Company before, during, and after a change in control, which can help protect the interests of the Company’s stockholders, but which can also provide value to an acquirer. For Mr. Gallahue’s sign-on and buy-out equity awards, we included a double trigger vesting provision. These awards will vest if Mr. Gallahue’s employment is terminated by the Company or its successor (other than for “cause”) or by Mr. Gallahue for “good reason” within two years following a “change in control” (as such terms are defined in the agreements for the awards). The agreement for Mr. Gallahue’s sign-on equity awards, comprised of PSUs, provides that if Mr. Gallahue’s employment is terminated by the Company or its successor (other than for “cause”) or by Mr. Gallahue for “good reason” within two years following a “change in control”, all PSUs that would have vested prior to such date based on the achievement of the associated stock price targets will vest; provided that, in the event such a termination occurs within two years following a change of control, and is after the first anniversary but before the third anniversary of the grant date, all PSUs with an associated stock price target at or below the per share consideration in the change of control transaction shall vest in full.

Compensation Determinations for Fiscal 2012

In August 2011, our Compensation Committee considered the compensation arrangements with Messrs. Gallahue, Hinrichs and Leonard for fiscal 2012. As the other named executive officers for fiscal 2011 are no longer serving as Company employees, no compensation determinations were made for such individuals for fiscal 2012.

The Compensation Committee determined to increase the annual base salaries of Messrs. Hinrichs and Leonard from fiscal 2011 levels by 3% and 10%, respectively, primarily as a result of merit and individual performance and upon assessment of market data. In addition, the Compensation Committee approved an increase in the annual MIP target for Mr. Gallahue, from 120% of base salary rate for fiscal 2011 to 125% for fiscal 2012, and for Mr. Leonard, from 75% of base salary rate for fiscal 2011 to 80% for fiscal 2012. The following table sets forth the determinations of our Compensation Committee with respect to Messrs. Gallahue, Hinrichs and Leonard for fiscal 2012 base salaries and fiscal 2012 MIP targets:

		Annual Base Salary Rate			Fiscal 2012 MIP Target
Name	Position	Fiscal 2011	Fiscal 2012	Percent Change	Percentage of Base Salary Rate	Total Award Value[1]
Kieran T. Gallahue	Chairman and CEO	$1,150,000	$1,150,000	—%	125%	$1,428,363
James F. Hinrichs	Chief Financial Officer	$515,000	$530,450	3.0%	80%	$422,396
Thomas J. Leonard	President, Medical Systems	$415,000	$456,500	10.0%	80%	$356,627

[1]

Total award value reflects fiscal 2012 MIP target pro-rated based on: (1) salary rate and MIP target in effect as of the beginning of fiscal 2012 and (2) new salary rate and MIP target after increases, as discussed above.

In August 2011, our Compensation Committee also approved the fiscal 2012 annual LTI award, which included awards for Messrs. Gallahue, Hinrichs and Leonard. The Compensation Committee determined to include stock options, RSUs and PSUs as part of the fiscal 2012 annual LTI award, with a new framework for grants of PSUs. Under the new framework, the Compensation Committee intends to grant PSUs on an annual basis, with overlapping three-year performance periods. The PSUs will be earned based on the achievement of performance goals, with payment in shares following the conclusion of the three-year performance period. For the fiscal 2012 annual LTI award, the Compensation Committee established a performance goal for the PSUs based on the Company’s ability to grow its earnings per share. The fiscal 2012 annual LTI awards granted to Messrs. Gallahue, Hinrichs and Leonard were comprised of stock options, RSUs and PSUs allocated 50%, 25% and 25%, respectively, of the total award values.

The following table sets forth the determinations of our Compensation Committee with respect to Messrs. Gallahue, Hinrichs and Leonard for the fiscal 2012 annual LTI award:

Name	Position	Total Award Value	Stock Options[1] (# shares)	RSUs[1] (# shares)	PSUs[1,2] (# shares)
Kieran T. Gallahue	Chairman and CEO	$7,500,000	503,306	73,357	73,357
James F. Hinrichs	Chief Financial Officer	$2,387,025	160,187	23,347	23,347
Thomas J. Leonard	President, Medical Systems	$1,141,250	76,586	11,162	11,162

[1]

The fiscal 2012 annual LTI award was granted on August 15, 2011 pursuant to the LTIP. Stock options and RSUs vest over a period of three years, with 33 1/3% of the shares subject to the award vesting on each of the first three anniversaries of the grant date. Stock options granted as part of the fiscal 2012 annual LTI award have an exercise price of $25.56, the closing price of our common stock on the NYSE on the date of grant, and have a term of seven years. The 2012 annual LTI award amounts are based on the total award value, allocated to stock options, RSUs and PSUs, as discussed above. The share amounts for stock options were determined by dividing the award value allocated to stock options by the grant date fair value associated with an option to purchase our common stock using a Black-Scholes-Merton valuation model. The share amounts for RSUs and PSUs were determined by dividing the award values allocated to RSUs and PSUs by $25.56, the closing price of our common stock on the NYSE on the date of grant.
[2]

Reflects target number of shares subject to PSUs, assuming all performance goals and other requirements are met. As discussed above, the PSUs will be earned based on the achievement of performance goals related to the Company’s ability to grow its earnings per share, with payment in shares following the conclusion of the three-year performance period.

Policies, Guidelines and Practices Related to Executive Compensation

Stock Ownership Guidelines. To more closely align our executive officers’ and directors’ interests with the interests of our stockholders, we maintain a set of stock ownership guidelines that require:

•	our Chief Executive Officer to accumulate and hold a number of shares of common stock valued at five times his base salary within five years after becoming an officer;

•	our other executive officers to accumulate and hold a number of shares of common stock valued at three times their base salaries within five years after becoming an officer; and

•	our directors to accumulate and hold a number of shares of common stock valued at three times the annual cash retainer within five years after joining our Board of Directors.

During fiscal 2011, the Compensation Committee amended the guidelines with respect to stock ownership by our directors. Under the original policy, directors were required to accumulate shares valued at three times the annual cash retainer within three years after joining the Board. The Compensation Committee amended the policy to make this provision consistent with the requirements for our executive officers, and accordingly, directors now have five years to accumulate shares in accordance with the guidelines. As of June 30, 2011, all of our non-employee directors held shares valued in excess of three times the annual cash retainer. As our executive officers assumed their current roles with CareFusion in connection with or subsequent to the spinoff, they still have several years to accumulate the required number of shares set forth above.

Potential Impact on Compensation from Executive Misconduct. Under the LTIP and MIP, we have the authority to require repayment, or subject outstanding awards to forfeiture, in certain instances of executive officer misconduct. Under the LTIP and MIP, we can seek recovery when a payment was based on the achievement of financial results that were subsequently restated if the executive officer engaged in misconduct that caused or contributed to the need for the restatement of previously filed financial statements.

Under our standard form of stock option agreement, an unexercised option is forfeited if the holder has engaged in specified conduct, described below, while employed by us or for a period of three years following termination of employment, and we may require the holder to repay the gross option gain realized from the exercise of the options exercised within three years prior to such conduct. Under our standard form of RSU agreement, unvested RSUs and deferred RSUs that vested within the look-back period (three years) of the RSU agreement are forfeited if the holder has engaged in specified conduct, described below, while employed by us or for three years after termination of employment. Moreover, we may require the holder to repay the value of the RSUs settled within three years prior to such conduct. The specified conduct includes:

•	disclosure or use of confidential information;

•	violation of our policies;

•	solicitation of business or our employees;

•	disparagement;

•	breach of any provision of an employment agreement or severance agreement; and

•	competitive actions (during employment and for a period of 12 months following termination of employment).

We may also terminate all vested stock options if the executive’s employment is terminated for cause. We may also seek damages for breach of contract or seek other equitable relief.

Equity Grant Practices. Our fiscal year ends on June 30, and we expect to grant an annual LTI award to eligible employees, including our named executive officers, on or about August 15 of each year. In the event of grants related to new hires, promotions, or other off-cycle awards, the grants are made on the 15th day of the month or the first business day to follow the 15th day of the month.

Policy on Stock Hedging. During fiscal 2011, we amended our policy on buying and selling stock and securities to prohibit hedging transactions by Company employees. Under the amended policy, all short-term, speculative or hedging transactions in CareFusion securities are now prohibited by all employees.

Tax and Accounting Matters

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to certain named executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Our annual cash bonus awards and our long-term equity-based incentive compensation are designed generally to qualify as performance-based compensation meeting those requirements and, as such, to be fully deductible. Our LTIP and MIP are also structured generally to allow for the payment of performance-based compensation meeting those requirements and, as such, to be fully deductible. In order to preserve the deductibility under Section 162(m) of the Code of the compensation payable under our MIP and LTIP, we obtained stockholder approval of these plans at our November 3, 2010 Annual Meeting of Stockholders to satisfy the requirements of Section 162(m) of the Code. It is the Compensation Committee’s general policy to endeavor to minimize the adverse effect of Section 162(m) of the Code on the deductibility of compensation expense; however, the Compensation Committee maintains flexibility in compensating executive officers in a manner designed to promote varying company goals.

The Compensation Committee also considers the impact of Section 409A of the Code, and the compensation plans, programs and agreements are, in general, designed to be exempt from or comply with the requirements of that section so as to avoid possible adverse tax consequences that may result from noncompliance with Section 409A.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with the Company’s management. Based on this review and its discussions with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended June 30, 2011.

Submitted by the Human Resources and Compensation Committee of the Board of Directors:

Gregory T. Lucier, Chair

Michael D. O’Halleran

Robert F. Friel

Jacqueline B. Kosecoff, Ph.D.

EXECUTIVE COMPENSATION

The following tables contain compensation information for our named executive officers for the fiscal year ended June 30, 2011. Until the completion of our spinoff from Cardinal Health on August 31, 2009, CareFusion was a wholly owned subsidiary of Cardinal Health. Accordingly, the information included below for periods prior to August 31, 2009 reflect amounts paid by Cardinal Health. The information included in the tables below should be read in conjunction with the Compensation Discussion and Analysis, which can be found on page 31 of this Proxy Statement.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus		Stock Awards[1]		Option Awards[2]		Non- Equity Incentive Plan Compen- sation[3]	Change in Pension Value and Non- qualified Deferred Compensation Earnings		All Other Compen- sation[4]	Total
Kieran T. Gallahue Chairman and CEO	2011	$482,188	$650,000	[5]	$17,780,007	[6]	$5,660,003		$578,466	$—		$72,193	$25,222,857

James F. Hinrichs Chief Financial Officer	2011	$447,736	$—		$354,889		$1,855,068		$305,362	$—		$51,647	$3,014,702

Thomas J. Leonard President, Medical Systems	2011	$412,750	$—		$245,418		$490,854		$469,352	$—		$33,846	$1,652,220

Dwight Winstead Chief Operating Officer	2011	$745,000	$—		$838,134		$1,676,329		$692,850	$—		$1,932,421	$5,884,734
	2010	$711,202	$—		$7,356,877		$1,676,506		$1,564,500	$—		$35,690	$11,344,775
	2009	$569,250	$—		$563,545		$680,634		$—	$—		$17,097	$1,830,526

Cathy Cooney EVP, Human Resources	2011	$365,000	$100,000	[5]	$145,999		$292,016		$186,698	$—		$718,161	$1,807,874

David L. Schlotterbeck Former Chairman and CEO	2011	$711,269	$—		$7,106,356	[7]	$6,153,263	[8]	$759,767	$18,357	[9]	$1,278,780	$16,027,792
	2010	$950,962	$—		$7,249,991		$5,500,846		$2,400,000	$16,586	[9]	$181,904	$16,300,289
	2009	$745,000	$—		$983,398		$1,187,684		$—	$13,562	[9]	$21,912	$2,951,556

Edward J. Borkowski Former Chief Financial Officer	2011	$311,808	$—		$991,758	[7]	$1,691,296	[8]	$—	$—		$2,068,803	$5,063,665
	2010	$560,000	$—		$2,939,992		$840,130		$1,008,000	$—		$1,346,842	$6,694,964
	2009	$55,233	$—		$599,987		$599,806		$—	$—		$500,388	$1,755,414

[1]

Stock awards consist of restricted stock units (RSUs) and performance stock units (PSUs). Amounts shown reflect grant date fair value computed in accordance with Accounting Standards Codification (“ASC”) Topic 718 (without regard to estimates of forfeitures related to service-based vesting), rather than an amount paid to or realized by the named executive officer. RSU awards were valued as of the grant date by multiplying the closing price of the common stock on the NYSE on that date by the number of shares subject to the awards. PSUs are displayed assuming performance goals are achieved and PSUs are paid out in shares at the target amount. For fiscal 2010, the following amounts represent the target PSU value included in the table and the maximum potential PSU value by individual: Mr. Schlotterbeck: $3,499,990 at target, $5,249,985 at maximum; Mr. Borkowski: $839,998 at target, $1,259,996 at maximum; Mr. Winstead: $1,676,247 at target, $2,514,380 at maximum.

[2]

Amounts shown reflect grant date fair value computed in accordance with ASC Topic 718 (without regard to estimates of forfeitures related to service-based vesting), rather than an amount paid to or realized by the named executive officer. The stock option awards were valued as of the grant date by multiplying the closing price of the common stock on the NYSE on that date by the number of shares subject to the awards, and applying a Black-Scholes-Merton value. All options have a term of seven years. For a discussion of the calculation of the award value of these stock options, including assumptions and methodologies to value these stock options, please see Note 20—Share-Based Compensation to the Company’s financial statements included with the Company’s Annual Report on Form 10-K, filed with the SEC on August 9, 2011.

[3]	Amounts represent payments under the Management Incentive Plan.
[4]	The elements of compensation included in the “All Other Compensation” column for fiscal 2011 are set forth in the table below.
[5]

Reflects one-time bonus payments granted outside of the framework of the Management Incentive Plan. During fiscal 2011, we provided Mr. Gallahue with a cash sign-on bonus in the amount of $650,000. We also provided Ms. Cooney with a one-time bonus of $100,000 in connection with the successful completion of two significant human resources projects. For more information, see discussion above in the Compensation Discussion and Analysis under the heading “Compensation Determinations—Annual Cash Bonus Awards.”
[6]

Includes RSUs granted to Mr. Gallahue on February 15, 2011 with respect to 380,029 shares. The grant date fair value of the RSUs was determined by multiplying the closing price of the common stock on the NYSE on the grant date ($27.84) by the number of shares subject to the RSUs. Also includes PSUs granted to Mr. Gallahue on February 15, 2011 with respect to 450,094 shares that were issued in five separate tranches, which vest based on the achievement of closing stock price targets (see “Grants of Plan-Based Awards for Fiscal 2011” table below). The aggregate fair value of the PSUs was $7,200,000, with the number of shares subject to each tranche of the PSUs determined utilizing a Monte Carlo valuation model. For a discussion of the calculation of the fair value of these PSUs, including assumptions and methodologies to value these PSUs, please see Note 20—Share-Based Compensation to the Company’s financial statements included with the Company’s Annual Report on Form 10-K, filed with the SEC on August 9, 2011.

[7]

Includes amounts related to the fair value of modified RSUs. Pursuant to the retirement agreement with Mr. Schlotterbeck, dated November 1, 2010, the RSUs granted to Mr. Schlotterbeck as part of his retention equity award on September 15, 2009, with respect to 96,572 shares of common stock were modified so as to vest in full upon his retirement date of February 28, 2011. Payment of the shares subject to the RSUs shall occur in accordance with the original schedule in substantially equal installments on August 31 in each of 2012, 2013 and 2014. The fair value of Mr. Schlotterbeck’s modified RSUs was $2,356,357. Pursuant to the severance agreement with Mr. Borkowski, dated December 1, 2010, the RSUs granted to Mr. Borkowski as part of his sign-on equity award on June 15, 2009, with respect to 35,113 shares of common stock were modified so that the unvested portion of the RSUs vested in full upon his departure date of December 31, 2010. These RSUs would otherwise have vested in substantially equal installments on June 15 in each of 2010, 2011 and 2012. As a result of this modification, the vesting of these RSUs was accelerated as to 23,409 shares. The fair value of Mr. Borkowski’s modified RSUs was $551,750.

[8]

Includes amounts related to the fair value of modified stock options. Pursuant to the retirement agreement with Mr. Schlotterbeck, dated November 1, 2010, the stock options granted to Mr. Schlotterbeck as part of his retention equity award on September 15, 2009, with respect to 299,447 shares of common stock were modified so as to vest in full upon his retirement date of February 28, 2011. While Mr. Schlotterbeck’s rights to these stock options have vested, the stock options shall remain exercisable in accordance with the original schedule in substantially equal installments on August 31 in each of 2012, 2013, and 2014. The fair value of Mr. Schlotterbeck’s modified stock options was $2,653,100. Pursuant to the severance agreement with Mr. Borkowski, dated December 1, 2010, the sign-on stock options granted to Mr. Borkowski as part of his sign-on equity award on June 15, 2009, with respect to 153,644 shares of common were modified so that the unvested portion of the stock options vested in full upon his departure date of December 31, 2010. These stock options would otherwise have vested in substantially equal installments on June 15 in each of 2010, 2011 and 2012. As a result of this modification, the vesting of these stock options was accelerated as to 102,431 shares. In addition, the exercise period for all of Mr. Borkowski’s vested stock options was extended for 24 months, through December 31, 2012. The fair value of Mr. Borkowski’s modified stock options was $811,254.

[9]

Represents the portion of interest credited with respect to the deferred retention bonus that exceeds 120% of the federal long-term rate for the month of November 2005. For a description of the deferred retention bonus, see “Nonqualified Deferred Compensation in Fiscal 2011.”

The amounts shown for “All Other Compensation” for fiscal 2011 include (1) contributions to the named executive’s account under the CareFusion 401(k) Savings Plan; (2) contributions to the named executive’s account under the CareFusion Deferred Compensation Plan; (3) perquisites and other personal benefits; (4) tax reimbursements; (5) relocation payments and (6) post-termination benefits in the following amounts:

Name	401(k) Plan Contributions	Deferred Compensation Plan Contributions	Perquisites and Other Personal Benefits[1]		Tax Reimbursements		Relocation[2]	Post Termination Benefits		Total
Kieran T. Gallahue	$19,527	$10,000	$42,666	[3]	$—		$—	$—		$72,193
James F. Hinrichs	$25,876	$9,958	$—		$1,632	[2]	$14,181	$—		$51,647
Thomas J. Leonard	$21,899	$9,867	$—		$264	[2]	$1,816	$—		$33,846
Dwight Winstead	$11,496	$6,000	$42,125	[4,5]	$10,300	[5]	$—	$1,862,500	[6]	$1,932,421
Cathy Cooney	$28,158	$9,436	$2,500	[7]	$—		$—	$678,067	[8]	$718,161
David L. Schlotterbeck	$18,334	$—	$205,562	[5,9]	$5,825	[5]	$—	$1,049,059	[10]	$1,278,780
Edward J. Borkowski	$6,892	$3,900	$2,487	[7]	$49,157	[2]	$126,582	$1,879,785	[11]	$2,068,803

[1]

The incremental cost of all perquisites and personal benefits is their actual cost, except for personal use of corporate aircraft. We own and operate our own aircraft, which is used to facilitate business travel of senior executives in as safe a manner as possible and with the best use of their time. Incremental cost is variable operating cost, which includes fuel per flight hour, engine reserves per flight hour (engine reserves are an accrued expense for future maintenance on the aircraft engines), average repair and maintenance costs, travel expenses for flight crew and temporary pilot costs, and actual per flight hangar and parking ramp fees, landing fees, catering and miscellaneous handling charges for flights that actually transport executives. Fixed costs, such as flight crew salaries, wages and other employment costs, employee seminars and training, depreciation, building/hangar rent, aircraft lease expense, utilities, general liability insurance and other insurance costs, are not included in the calculation of incremental cost because we incur these expenses regardless of the personal use of the corporate aircraft by the executives. No tax reimbursements are provided to any of our executives for taxes on income attributed to their personal use or immediate family members’ personal use of our corporate aircraft. Amounts associated with personal use of our corporate aircraft in fiscal 2011 were as follows: Mr. Gallahue: $2,786; Mr. Winstead: $15,335; and Mr. Schlotterbeck: $93,547.

[2]

We maintain an executive relocation program for executive officers who are relocated for business reasons. Under this program, we provide relocation assistance, which may include reimbursement for commuting expenses, temporary living expenses, home sale expenses and loss on sale, household goods moving and storage, and cost of living adjustments. During fiscal 2011, we provided relocation benefits to Mr. Leonard, who relocated to San Diego, CA in 2008, and Messrs. Hinrichs and Borkowski, who relocated to San Diego, CA in 2009. The amounts included in the “Relocation” column reflect the fiscal 2011 relocation benefits for Messrs. Hinrichs, Leonard and Borkowski. In addition, the amounts included in the “Tax Reimbursements” column reflect the tax reimbursement amounts related to the fiscal 2011 relocation benefits for Messrs. Hinrichs, Leonard and Borkowski.

[3]	Includes $39,880 for legal fees associated with Mr. Gallahue’s employment agreement and $2,786 associated with personal use of the corporate aircraft.
[4]

Includes $15,335 for personal use of the corporate aircraft and $10,000 for gifts and honors provided to Mr. Winstead in recognition of his over ten years of service to CareFusion and its predecessor companies.

[5]

During fiscal 2011, Messrs. Schlotterbeck and Winstead and their spouses participated in our sales incentive award trip for high-performing members of our sales team at Company expense. Participation by Messrs. Schlotterbeck and Winstead was part of their management responsibility and was intended to enhance the overall value and effectiveness of the sales award trip. Amounts included in the “Perquisites and Other Personal Benefits” column represent the incremental cost to us of travel, hotel, meals, entertainment and other expenses for Messrs. Winstead and Schlotterbeck and their spouses. In addition, the amounts included in the “Tax Reimbursements” column reflect the tax reimbursement amounts for taxes associated with income imputed to Messrs. Winstead and Schlotterbeck in connection with the award trip. We provide the benefits associated with our sales incentive award trip, including related tax reimbursements, on the same general basis to all attendees so that they are not otherwise discouraged from participating in the trip.
[6]

Reflects amounts payable to Mr. Winstead pursuant to retention agreement dated October 15, 2009. Under the terms of the agreement with Mr. Winstead, following his departure date of June 30, 2011, we will pay him: (1) six months salary in lieu of six months notice under the agreement and (2) a severance payment equal to his fiscal 2011 annual base salary and fiscal 2011 MIP target bonus. While none of these payments had been made to Mr. Winstead as of June 30, 2011, because the triggering events for such payments have occurred, the amounts payable to Mr. Winstead under the agreement are included above.

[7]	Reflects reimbursement related to executive physical.
[8]

Reflects amounts payable to Ms. Cooney pursuant to severance agreement, as amended December 31, 2010. Under the terms of the agreement with Ms. Cooney, following her departure date of June 30, 2011, we will pay her: (1) 12 months’ salary, (2) a severance payment equal to the average of her actual fiscal 2010 MIP bonus and her target fiscal 2010 MIP bonus, (3) 12 months of COBRA at Company subsidized rates and (4) 12 months of outplacement services. As discussed above in the Compensation Discussion and Analysis, these benefits are consistent with our severance guidelines, however, we agreed to enter into an agreement with Ms. Cooney regarding these benefits to provide Ms. Cooney with additional certainty during her transition. While none of these payments had been made to Ms. Cooney as of June 30, 2011, because the triggering events for such payments have occurred, the amounts payable to Ms. Cooney under the agreement are included above.

[9]

Includes $60,000 for legal fees associated with Mr. Schlotterbeck’s retirement agreement, $93,547 for personal use of the corporate aircraft, $2,500 reimbursement for executive physical, and $545 for home security. Amounts also include $7,400 for gifts and honors provided to Mr. Schlotterbeck in recognition of his over ten years of service to CareFusion and its predecessor companies.

[10]

Reflects $19,059 for continued health benefits pursuant to Mr. Schlotterbeck’s retirement agreement dated November 1, 2010, and a one-time payment of $1,030,000 under Mr. Schlotterbeck’s retention agreement dated August 31, 2004. Under the terms of Mr. Schlotterbeck’s retirement agreement, we agreed to provide him with continuation of health benefits under COBRA for up to 18 months. Under Mr. Schlotterbeck’s retention agreement with our subsidiary CareFusion 303, Inc. (formerly ALARIS Medical Systems, Inc.), which he entered into following the acquisition by Cardinal Health of ALARIS Medical Systems, Inc., if at any time after June 28, 2006, Mr. Schlotterbeck voluntarily terminated his employment, he would receive a one-time payment equal to his base annual pay as of the date of termination. Because Mr. Schlotterbeck remained an employee through June 28, 2006, he also earned a retention bonus pursuant to the retention agreement, which he deferred. This deferred retention bonus became payable six months following Mr. Schlotterbeck’s departure from the Company. Mr. Schlotterbeck received the deferred retention bonus, in the amount of $3,119,796, on September 2, 2011. The deferred retention bonus is included below in the “Nonqualified Deferred Compensation in Fiscal 2011” table. For a discussion of Mr. Schlotterbeck’s retirement agreement and his retention agreement, please see below under “Employment Agreements and Other Compensation Arrangements.”

[11]

Reflects amounts payable to Mr. Borkowski pursuant to severance agreement dated December 1, 2010. As discussed above in the Compensation Discussion and Analysis, the severance agreement with Mr. Borkowski provided for payments to him in accordance with his offer letter, dated May 11, 2009, and certain additional benefits in exchange for Mr. Borkowski’s agreement to assist in an orderly transition of responsibilities, provide a general release of claims and certain other covenants following his departure on December 31, 2010. Under the terms of the agreement with Mr. Borkowski, following his departure date of December 31, 2010, we agreed to pay him: (1) a severance payment equal to his fiscal 2011 annual base salary plus the average of his actual fiscal 2010 MIP bonus and his target fiscal 2011 MIP bonus, (2) an amount equal to 90% (his MIP target) of his fiscal 2011 base salary rate as in effect at the time of departure and (3) 12 months of COBRA at Company subsidized rates.

Employment Agreements and Other Compensation Arrangements

Kieran T. Gallahue. On January 29, 2011, we entered into an employment agreement with Mr. Gallahue with respect to his employment as our Chairman and Chief Executive Officer. The agreement provides for an initial term of three years and will automatically renew thereafter for consecutive one year terms unless earlier terminated by either party upon 180 days advance notice. The agreement provides that, during the term of the agreement, Mr. Gallahue will receive an annual base salary of not less than $1,150,000 and be eligible for a target annual bonus under the MIP of 120% of his annual base salary payable based on performance objectives to be determined by the Compensation Committee. We also paid Mr. Gallahue a cash sign-on bonus of $650,000, which he is required to repay if he voluntarily terminates his employment without “good reason” or if he is terminated for “cause” (each as defined in the agreement) prior to January 29, 2012. The agreement also provides that Mr. Gallahue will be eligible to participate in the Company’s employee benefits programs, which include retirement savings, nonqualified deferred compensation, welfare, fringe benefits and perquisite programs, and will be given paid vacation, in accordance with plans and policies in effect for other senior executives. We also agreed to reimburse Mr. Gallahue for legal fees and expenses up to $45,000 in connection with his diligence of the Company and the negotiation and execution of the agreement.

Pursuant to the agreement, Mr. Gallahue was granted a sign-on equity award on February 15, 2011 comprised of PSUs based on a grant value of $7.2 million. As set forth below in the “Grants of Plan-Based Awards for Fiscal 2011,” these PSUs will vest on the third anniversary of the grant date, subject to the Company’s achievement of certain stock price targets after the first year, but prior to the third year from the date of grant and which are maintained for the requisite number of trading days. In addition, to compensate Mr. Gallahue for the forfeiture of the value of equity grants from his previous employer, the agreement provided for the grant of buy-out equity awards comprised of stock options with a value of $5.66 million and RSUs with a value of $10.58 million. We granted these stock options and RSUs to Mr. Gallahue on February 15, 2011, which will vest in annual installments of 33 1/3% on each of the first three anniversaries of the grant date, provided that Mr. Gallahue is employed with the Company on the applicable vesting date. The agreement also provides that Mr. Gallahue will be eligible for the annual LTI award in fiscal 2012 and for future annual LTI awards consistent with the Company’s practices for equity grants to management then in effect. In the event we terminate Mr. Gallahue’s employment without cause or Mr. Gallahue terminates his employment for good reason, the buy-out equity awards shall vest, to the extent not then vested, as to the next annual installment; provided that, in the event that such a termination occurs within two years following a “change of control” (as defined in the agreement), the buy-out equity awards shall vest in full. With respect to the PSUs granted as a sign-on equity award, in the event of such a termination prior to the third anniversary of the grant date, all PSUs that would have vested prior to such date based on the achievement of the associated stock price targets will vest; provided that, in the event such a termination occurs within two years following a change of control, and is after the first anniversary but before the third anniversary of the grant date, all PSUs with an associated stock price target at or below the per share consideration in the change of control transaction shall vest in full. Pursuant to the agreement, Mr. Gallahue also agreed to a number of restrictive covenants during the term of the agreement and for a period thereafter. The agreement also establishes the amount of severance payments to be paid in connection with a termination of Mr. Gallahue’s employment during the term of the agreement, as discussed below under the heading “Potential Payments on Termination or Change in Control—Kieran T. Gallahue.”

James F. Hinrichs. On November 29, 2010, we entered into an offer letter with Mr. Hinrichs with respect to his employment as our Chief Financial Officer. The offer letter provides for an annual base salary of $515,000 and a target annual bonus under the MIP of 80% of his annual base salary. In addition, pursuant to the offer letter, Mr. Hinrichs was granted a sign-on equity award comprised of stock options with a value of $1.5 million. We granted these stock options to Mr. Hinrichs on December 15, 2010, which will vest in annual installments of 33 1/3% on each of the first three anniversaries of the grant date, provided that Mr. Hinrichs is employed with the Company on the applicable vesting date. The offer letter also provides that Mr. Hinrichs will be eligible for an annual LTI award in fiscal 2012, and the target expected value will be 450% of his base salary. In the event we terminate Mr. Hinrichs’ employment without “cause” or if Mr. Hinrichs terminates his employment with “good reason” (each as defined in the offer letter) on or before July 29, 2012, the sign-on equity award, to the extent not previously vested based on service prior to termination of employment, will vest and become exercisable as to the first installment of the shares subject to the award effective as of the date of termination of employment, and any vested portion of the sign-on equity award will remain exercisable for 90 days after termination of employment. The offer letter also establishes the amount of severance payments to be paid in connection with a termination of Mr. Hinrichs’ employment during the term of the agreement, as discussed below under the heading “Potential Payments on Termination or Change in Control—James F. Hinrichs.”

Dwight Winstead. On October 15, 2009, we entered into a retention agreement with Mr. Winstead. The term of the agreement was for three years, ending on October 15, 2012. Pursuant to the agreement, Mr. Winstead was granted a retention equity award on October 15, 2009 comprised of RSUs having a grant value of $1,490,000. This award was scheduled to vest over a period of three years, with 33 1/3% of the shares subject to the award vesting on October 15 in each of 2012, 2013 and 2014, provided Mr. Winstead remained with the Company for the length of the employment period under his agreement. The agreement provided that, if prior to October 15, 2012, Mr. Winstead’s employment was terminated by the Company without “cause” or by Mr. Winstead for “good reason” (each as defined in the agreement), or upon Mr. Winstead’s death or disability, any unvested RSUs shall immediately vest in full. The agreement also provided that, if Mr. Winstead’s employment was terminated for any other reason prior to October 15, 2012, the RSUs shall not vest and shall be forfeited. Pursuant to the agreement, Mr. Winstead also agreed to a number of restrictive covenants during the period ending on the last day of the 24-month period after the date of termination of employment.

The agreement also established the amount of severance payments to be paid in connection with a termination of Mr. Winstead’s employment during the term of the agreement. During fiscal 2011, as a result of changes to our management and organizational structure, we determined to eliminate the position of Chief Operating Officer. Mr. Winstead left the Company on June 30, 2011, and as discussed below under “Potential Payments on Termination or Change in Control”, we are now providing Mr. Winstead with post-termination payments and benefits in accordance with his retention agreement.

Cathy Cooney. In connection with changes to our management and organizational structure, we began a search in fiscal 2011 for a new Executive Vice President, Human Resources to replace Ms. Cooney. We entered into a severance agreement with Ms. Cooney, amended as of December 31, 2010, that established transitional responsibilities and post-termination benefits and payments for Ms. Cooney. Ms. Cooney left the Company on June 30, 2011, and as discussed below under “Potential Payments on Termination or Change in Control”, we are now providing Ms. Cooney with post-termination payments and benefits in accordance with her severance agreement.

David L. Schlotterbeck. On August 31, 2009, in connection with the spinoff, we entered into an employment agreement with Mr. Schlotterbeck with respect to his employment as our Chairman and Chief Executive Officer. The agreement was for a term of approximately three years, ending on the date of our annual meeting of stockholders next following August 31, 2012. The agreement provided that, during the term of the agreement, Mr. Schlotterbeck would receive an annual base salary of not less than $1,000,000 and be eligible for a target annual bonus of 120% of his annual base salary payable based on performance objectives to be determined by our Compensation Committee in consultation with Mr. Schlotterbeck. The Compensation Committee has the discretion to require Mr. Schlotterbeck to repay any bonus payments that it determines were not actually earned due to a material accounting restatement within three years after payment (other than a restatement due to a change in accounting policy or simple error), fraud, gross negligence or intentional misconduct, or certain deliberate misrepresentations of financial performance. The agreement also provided that Mr. Schlotterbeck would be eligible to participate in our 401(k) Savings Plan, Deferred Compensation Plan, welfare benefit programs, fringe benefits and perquisite programs, and would be given paid vacation, in accordance with plans and policies in effect for other senior executives. During the employment period, he and his immediate family were permitted to use our corporate aircraft for personal travel at company expense, subject to availability, up to a value of $100,000 per fiscal year. Any use in excess of this value required the advanced approval of the Compensation Committee. In addition, Mr. Schlotterbeck was reimbursed for legal fees and expenses incurred in connection with the negotiation of his employment agreement.

Pursuant to the agreement, Mr. Schlotterbeck was granted a retention equity award on September 15, 2009 comprised of stock options having a grant value of $2,000,000 and RSUs having a grant value of $2,000,000. These awards were intended to aid in our retention of Mr. Schlotterbeck, and they were scheduled to vest over a period of three years, with 33 1/3% of the shares subject to the awards vesting on August 31 in each of 2012, 2013 and 2014, provided Mr. Schlotterbeck remained with the Company for the length of the employment period under his agreement. The agreement provided that, if prior to August 31, 2012, Mr. Schlotterbeck’s employment was terminated by the Company without “cause” or by Mr. Schlotterbeck for “good reason” (each as defined in the agreement), or upon Mr. Schlotterbeck’s death or disability, any unvested portion of the retention awards shall immediately vest in full; provided, however, that the awards that become vested as a result of Mr. Schlotterbeck’s termination by the Company without cause or termination by Mr. Schlotterbeck for good reason will only become exercisable or payable, as the case may be, in equal installments on his date of termination and the next two anniversaries of the termination. If Mr. Schlotterbeck’s employment is terminated for any other reason prior to the end of the term of the agreement, the retention awards shall not vest and shall be forfeited.

The agreement also established that Mr. Schlotterbeck would be eligible to receive annual equity awards as determined in the discretion of the Board of Directors on the recommendation of the Compensation Committee, except that his fiscal 2010 annual LTI award was to be granted with a total value of not less than $7,000,000. Pursuant to the agreement, Mr. Schlotterbeck also agreed to a number of restrictive covenants during a maximum two year period after his termination of employment. The agreement also established the amount of severance payments to be paid in connection with a termination of Mr. Schlotterbeck’s employment during the term of the agreement. In addition, the agreement provided that if payments under the agreement would subject Mr. Schlotterbeck to an excise tax under Sections 4999 and 280G of the Code as a result of a change in control, we would pay Mr. Schlotterbeck an additional payment, sufficient to cover the excise tax that may be imposed with respect to such change in control payments, as well as any applicable federal and state income tax on such additional payment (but excluding any income taxes and penalties imposed pursuant to Section 409A), such that Mr. Schlotterbeck is fully reimbursed for the net after tax cost of such excise tax.

In addition to his employment agreement with us, Mr. Schlotterbeck is a party to a retention agreement with our subsidiary CareFusion 303, Inc. (formerly ALARIS Medical Systems, Inc.). Mr. Schlotterbeck entered into the agreement on August 31, 2004, following the acquisition by Cardinal Health of ALARIS Medical Systems, Inc. Pursuant to the agreement, as amended, if at any time after June 28, 2006, Mr. Schlotterbeck voluntarily terminated his employment for any reason or no reason with or without notice, he is entitled to a severance payment equal to his annual base salary, plus a pro-rated annual bonus payment and a pro-rated cash payout under any then-applicable cash incentive plan in which he is then participating. In addition, because he remained an employee through June 28, 2006, he earned a retention bonus under the agreement of $2,320,000, which is equal to the sum of (1) 200% of his then annual base salary ($580,000), and (2) 200% of his then target bonus (100% of base salary). The agreement provided for payment of the retention bonus (with interest accruing from June 28, 2006 through the deferred payment date at the rate of 6.0%) on the first business day that is at least six months after the date of Mr. Schlotterbeck’s separation from service, or if sooner, as soon as practicable following Mr. Schlotterbeck’s death.

In November 2010, Mr. Schlotterbeck announced his plans to retire from CareFusion, effective as of February 28, 2011. We entered into a retirement agreement with Mr. Schlotterbeck, dated November 1, 2010. The retirement agreement provided that Mr. Schlotterbeck’s employment agreement, dated as of August 31, 2009, would remain in full force and effect through his retirement date of February 28, 2011, and established his post-termination benefits and payments. Pursuant to the retirement agreement, in addition to the benefits set forth above, we agreed to (1) accelerate the vesting of the retention equity awards granted to Mr. Schlotterbeck on September 15, 2009 and (2) provide him with continuation of health benefits under COBRA for up to 18 months.

Mr. Schlotterbeck retired on February 28, 2011, and as discussed below under “Potential Payments on Termination or Change in Control”, we are now providing Mr. Schlotterbeck with post-termination payments and benefits in accordance with his retirement agreement.

Edward J. Borkowski. On May 11, 2009, Cardinal Health entered into an offer letter with Mr. Borkowski in connection with the recruitment of Mr. Borkowski to join CareFusion as Chief Financial Officer. The terms of the offer letter included an overall compensation package intended to attract and retain Mr. Borkowski as our Chief Financial Officer. In connection with the spinoff, we assumed the obligations of Cardinal Health under the offer letter. The offer letter provided for an annual base salary of $560,000 and a target annual cash bonus incentive of 90% of his base salary. Cardinal Health also paid Mr. Borkowski a cash sign-on bonus of $500,000, which he was required to repay if he voluntarily terminated his employment without good reason within 12 months of his start date. In May 2009, the Cardinal Health Compensation Committee approved an award to Mr. Borkowski of stock options with a value of $600,000 and RSUs with a value of $600,000 in connection with his employment as Chief Financial Officer of CareFusion. The stock options and RSUs were granted on June 15, 2009, and were scheduled to vest over a period of three years, with 33 1/3% of the shares subject to the awards vesting on June 15 in each of 2010, 2011 and 2012. The offer letter provided that these RSUs and stock options would become immediately vested if Mr. Borkowski’s employment was terminated without “cause” or if Mr. Borkowski terminated his employment for “good reason” (each as defined in the offer letter). The offer letter also established that Mr. Borkowski’s fiscal 2011 annual LTI award was to be granted with a target value of $1,680,000. In addition, the offer letter provided for relocation benefits under the Cardinal Health executive relocation policy in connection with his relocation to San Diego, as discussed above in the Compensation Discussion and Analysis under the heading “Compensation Determinations—Other Benefits and Perquisites.” Pursuant to the offer letter, Mr. Borkowski also agreed to a number of restrictive covenants during the period ending on the last day of the 24-month period after the date of termination of employment.

The offer letter also established the amount of severance payments to be paid in connection with a termination of Mr. Borkowski’s employment. Under the agreement, to the extent Mr. Borkowski’s employment was terminated by the Company without cause or if he terminates his employment with us for good reason, (1) on or before May 26, 2012, Mr. Borkowski would be entitled to receive severance equal to 1.9 times his annual base salary and (2) after May 26, 2012, Mr. Borkowski would be entitled to receive severance equal to his annual base salary plus the average of the payouts of his actual annual cash bonus awards for the previous two years. Any severance payment payable under the offer letter would be paid in equal installments over a period of one year following termination.

Effective November 29, 2010, Mr. Hinrichs replaced Mr. Borkowski as our Chief Financial Officer. As we terminated Mr. Borkowski without “cause,” he was entitled to severance benefits under his employment letter dated May 11, 2009. We entered into a severance agreement, dated December 1, 2010, with Mr. Borkowski that provided for payments to him in accordance with his offer letter and certain additional benefits in exchange for Mr. Borkowski’s agreement to assist in an orderly transition of responsibilities, provide a general release of claims and certain other covenants following his departure on December 31, 2010. As discussed below under “Potential Payments on Termination or Change in Control”, we are now providing Mr. Borkowski with post-termination payments and benefits in accordance with his severance agreement.

Grants of Plan-Based Awards for Fiscal 2011

The following table supplements the Summary Compensation Table by providing additional information about plan-based compensation for fiscal 2011:

Name	Grant Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Potential Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of CareFusion Stock or Units[2]	All Other Option Awards: Number of Securities Underlying CareFusion Options[3]	Exercise or Base Price of Option Awards[4]	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Kieran T. Gallahue
MIP[5]	1/29/2011	$0	$578,466	$1,156,932
Stock Options	2/15/2011								633,110	$27.84	$5,660,003
RSUs	2/15/2011							380,029			$10,580,007
PSUs[6]	2/15/2011				0	450,094	450,094				$7,200,000

James F. Hinrichs
MIP[7]	7/1/2010	$0	$339,291	$678,582
Stock Options	8/16/2010								50,630	$22.59	$354,916
RSUs	8/16/2010							15,710			$354,889
Stock Options	12/15/2010								192,574	$24.41	$1,500,151

Thomas J. Leonard
MIP	7/1/2010	$0	$308,784	$617,568
Stock Options	8/16/2010								70,022	$22.59	$490,854
RSUs	8/16/2010							10,864			$245,418

Dwight Winstead
MIP	7/1/2010	$0	$745,000	$1,490,000
Stock Options[8]	8/16/2010								239,134	$22.59	$1,676,329
RSUs[8]	8/16/2010							37,102			$838,134

Cathy Cooney
MIP	7/1/2010	$0	$200,750	$401,500
Stock Options[8]	8/16/2010								41,657	$22.59	$292,016
RSUs[8]	8/16/2010							6,463			$145,999

David L. Schlotterbeck
MIP	7/1/2010	$0	$1,230,082	$2,460,164
Stock Options[8]	8/16/2010								499,310	$22.59	$3,500,163
RSUs[8]	8/16/2010							210,270			$4,749,999

Edward J. Borkowski
MIP	7/1/2010	$0	$519,041	$1,038,082
Stock Options	8/16/2010								125,541	$22.59	$880,042
RSUs	8/16/2010							19,478			$440,008

[1]

This information relates to award opportunities granted during fiscal 2011 under the MIP with respect to fiscal 2011 performance. The threshold, target and maximum potential payout amounts reflect 0%, 100% and 200% of target, respectively, based on achievement of Company-wide and business unit performance goals. As discussed in the Compensation Discussion and Analysis, MIP payouts may be increased or decreased at the discretion of the Compensation Committee based on individual performance using a multiplier of between 0-150%, provided that no MIP payment shall exceed 200% of an executive officer’s MIP target. The MIP is structured to allow for the deduction of MIP payouts in accordance with Section 162(m) of the Code. Our Compensation Committee established maximum amounts payable under the MIP for our named executive officers at 200% of their respective MIP targets, provided the Company achieved performance criteria of at least $313 million of EBIT. The Compensation Committee then uses its discretion to determine actual amounts payable to each of our named executive officers below the maximum amount based on the performance factors discussed in the Compensation Discussion and Analysis under the heading “Compensation Determinations—Annual Cash Bonus Awards.”

[2]

Unless otherwise noted, all stock awards are RSUs granted during the fiscal year under the LTIP, and vest as to 33 1/3% of the shares subject to the award over a period of three years. RSUs granted on August 16, 2010, as part of the fiscal 2011 annual LTI award are structured to allow for the deduction of the RSU award value in accordance with Section 162(m) of the Code. Our Compensation Committee established maximum award values for the RSUs granted in connection with the fiscal 2011 annual LTI award, provided the Company achieved performance criteria of at least $313 million of EBIT. The Compensation Committee then used its discretion to determine actual RSU award values to be granted to each of our named executive officers below the maximum amount based on the factors discussed in the Compensation Discussion and Analysis under the heading “Compensation Determinations—Long-Term Equity-Based Incentive Awards.”

[3]

Unless otherwise noted, all stock option awards are nonqualified stock options granted during the fiscal year under the LTIP, and vest as to 33 1/3% of the shares subject to the award over a period of three years. All stock options have a term of seven years.

[4]	Options have an exercise price equal to the closing price of CareFusion common stock on the NYSE on the grant date.

[5]

Mr. Gallahue joined the Company as Chairman and Chief Executive Officer on January 29, 2011. At that time, the Board of Directors approved a MIP target for Mr. Gallahue equal to 120% of his annual base salary ($1,150,000). Under the terms of the MIP, any MIP payout to Mr. Gallahue would be pro-rated based on his service period of January 29, 2011 through June 30, 2011. The amount set forth above reflects this pro-ration.

[6]

This information relates to performance stock units (PSUs) granted pursuant to the LTIP to Mr. Gallahue as part of his sign-on equity award on February 15, 2011. This award has been issued in five separate tranches, and each tranche will vest on February 15, 2014, subject to: (1) CareFusion common stock meeting a specific closing price target (the “Closing Price Target”) for such tranche on a date that is after the 12 month anniversary of the grant date (a “Trigger Date”), (2) the achievement of an average stock price equal to the Closing Price Target for such tranche during the period that includes the Trigger Date and the immediately following 19 trading days, and (3) Mr. Gallahue remaining in continuous service with CareFusion through February 15, 2014. The number of shares subject to each tranche and the associated Closing Price Target are as follows: Tranche 1 (85,833 shares, $30.00 target); Tranche 2 (80,432 shares, $35.00 target); Tranche 3 (80,432 shares, $40.00 target); Tranche 4 (92,179 shares, $45.00 target); Tranche 5 (111,218 shares, $50.00 target). The threshold payout amount set forth above assumes none of the closing price targets are met and that no shares are delivered pursuant to the PSUs. The target and maximum potential payout amounts set forth above assume all of the Closing Price Targets are met and that all 450,094 shares subject to the PSUs are delivered.

[7]

Mr. Hinrichs was promoted to the role of Chief Financial Officer effective November 29, 2010. Prior to assuming this role, Mr. Hinrichs had served as Senior Vice President, Global Customer Support, since January 2010, and prior to that was the Company’s Senior Vice President, Controller. At that time, the Human Resources and Compensation Committee of the Board of Directors approved a MIP target for Mr. Hinrichs equal to 80% of his new annual base salary ($515,000). Under the terms of the MIP, any MIP payout to Mr. Hinrichs would be pro-rated based on: (1) his salary and MIP target (80% of base salary) in his new role as Chief Financial Officer for the period November 29, 2010 through June 30, 2011 and (2) his salary and MIP target (65% of base salary) in his prior role for the period July 1, 2010 through November 28, 2010. The amount set forth above reflects this pro-ration.

[8]

During fiscal 2011, Messrs. Schlotterbeck and Winstead and Ms. Cooney met the eligibility requirements for retirement under the terms of the LTIP. Pursuant to the agreements for the awards granted to Mr. Schlotterbeck and Ms. Cooney, their rights to the stock options and RSUs set forth above vested in full upon grant; provided, however, that the awards will only become exercisable or payable, as the case may be, in accordance with their original vesting schedules. Pursuant to the agreements for the awards granted to Mr. Winstead, his rights to the stock options and RSUs set forth above vested in full six months following the grant date; provided, however, that the awards will only become exercisable or payable, as the case may be, in accordance with their original vesting schedules.

Compensation Plans

Management Incentive Plan. In connection with the spinoff, the Compensation Committee adopted the MIP, which provides for cash bonus awards to eligible employees, including our named executive officers. Effective July 1, 2010, we amended and restated the MIP, which was approved by our stockholders on November 3, 2010. The MIP is intended to advance the interests of the Company and its stockholders by providing our executive officers and other key employees with an annual bonus incentive to achieve strategic objectives of the Company and its subsidiaries; focus our executive officers and other key employees on key measures that drive superior financial and management performance and that result in enhanced value of the Company; provide compensation opportunities that are externally competitive and internally consistent with the Company’s strategic objectives and total reward strategies; and provide bonus opportunities that reward our executive officers and other employees who are in positions to make significant contributions to the overall success of the Company and its subsidiaries. For a discussion of our fiscal 2011 MIP performance goals, our performance relative to our goals and our determinations of MIP payouts for fiscal 2011, please see page 37 of this Proxy Statement under the heading “Compensation Discussion and Analysis—Compensation Determinations—Annual Cash Bonus Awards.”

Long-Term Incentive Plan. Prior to the spinoff, Cardinal Health, in its capacity as our sole stockholder, approved the LTIP. The LTIP was approved by our stockholders on November 3, 2010. The LTIP permits the issuance of long-term incentive awards to our employees, directors and employees of our subsidiaries to encourage such personnel to act in the stockholders’ interest and share in the Company’s success. Awards under the LTIP may be made in the form of stock options, restricted stock, RSUs, performance cash, PSUs and other equity-based awards. The LTIP is also intended to assist the Company in attracting and retaining individuals who are expected to make important contributions to the Company. As set forth in the “Grants of Plan-Based Awards for Fiscal 2011” table above, during fiscal 2011 we granted stock options, RSUs, and PSUs to our named executive officers. For a discussion of the LTIP and the types of awards granted in fiscal 2011 pursuant to the LTIP, please see page 40 of this Proxy Statement under the heading “Compensation Discussion and Analysis—Compensation Determinations— Long-Term Equity-Based Incentive Awards.”

In addition, the LTIP provides for the grant of replacement awards in accordance with the terms of the employee matters agreement entered into with Cardinal Health in connection with the spinoff. The employee matters agreement addressed, among other things, the mechanism for the conversion and adjustment of equity awards (including stock options, stock appreciation rights and RSUs) in connection with the spinoff into replacement awards based on Cardinal Health common shares and/or our common stock, as applicable. For purposes of the vesting of the replacement awards, continued employment or service with Cardinal Health, or with us, will be treated as continued employment for purposes of both Cardinal Health’s and our equity awards. The adjusted Cardinal Health stock options and RSUs and the replacement awards that a holder received in connection with the spinoff were subject to substantially the same terms, vesting conditions and other restrictions, if any, that were applicable prior to the spinoff. In connection with the spinoff, our named executive officers received replacement awards with respect to their outstanding Cardinal Health equity-based awards, which are reflected in the “Outstanding Equity Awards at Fiscal Year-End for Fiscal 2011” table below.

Outstanding Equity Awards at Fiscal Year-End for Fiscal 2011

The following table shows the number of CareFusion shares underlying exercisable and unexercisable stock options and unvested RSUs and PSUs held by our named executive officers on June 30, 2011:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options – Exercisable	Number of Securities Underlying Unexercised Options – Unexercisable[1]		Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[1]		Market Value of Shares or Units of Stock That Have Not Vested[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[2]
Kieran T. Gallahue	—	633,110	3,*	$27.84		2/15/2018
	—	—		—		—	380,029	3,*	$10,325,388	450,094	4,*	$12,229,054
James F. Hinrichs	703	—		$17.77	[5]	9/2/2012
	1,069	—		$17.77	[5]	8/15/2013
	1,069	—		$17.77	[5]	3/15/2014
	830	—		$17.77	[5]	8/15/2014
	7,367	—		$25.09		8/23/2014
	12,050	6,028	[6]	$31.90		8/15/2015
	21,254	42,510	[7]	$20.71		9/15/2016
	—	50,630	8,*	$22.59		8/16/2017
	—	192,574	9,*	$24.41		12/15/2017
	—	—		—		—	56,005	[10]	$1,521,656	—		$—

Thomas J. Leonard	5,864	2,934	[11]	$29.25		7/15/2015
	7,282	3,641	[6]	$31.90		8/15/2015
	19,713	39,428	[7]	$20.71		9/15/2016
	—	70,022	8,*	$22.59		8/16/2017
	—	—		—		—	46,379	[1][0]	$1,260,117	28,610	[1][2]	$777,334

Dwight Winstead	1,168	—		$17.77	[5]	7/20/2012
	1,809	—		$17.77	[5]	11/18/2012
	4,405	—		$17.77	[5]	11/17/2013
	813	—		$17.77	[5]	5/17/2014
	4,728	—		$17.77	[5]	8/15/2013
	2,974	—		$17.77	[5]	8/15/2014
	19,678	—		$25.09		8/23/2014
	84,297	—	[6],13	$31.90		8/15/2015
	83,658	167,316	[7]	$20.71		9/15/2016
	—	239,134	8,*	$22.59		8/16/2017
	—	—		—		—	—		$—	121,409	[1][2]	$3,298,683

Cathy Cooney	752	—		$17.77	[5]	8/15/2013
	1,443	—		$17.77	[5]	11/17/2013
	499	—		$17.77	[5]	8/15/2014
	85	—		$17.77	[5]	7/20/2012
	265	—		$17.77	[5]	7/20/2012
	781	—		$17.77	[5]	9/2/2012
	547	—		$17.77	[5]	11/18/2012
	7,487	—		$25.09		8/23/2014
	7,827	—	[6],13	$31.90		8/15/2015
	14,573	29,146	[7]	$20.71		9/15/2016
	—	41,657	8,*	$22.59		8/16/2017
	—	—		—		—	—		$—	21,149	[12]	$574,618

David L. Schlotterbeck	120,344	—		$25.09		8/23/2014
	5,645	—		$37.70		8/15/2013
	30,078	—		$38.23		8/15/2014
	141,554	—	[6],13	$31.90		8/15/2015
	174,677	349,356	[7]	$20.71		9/15/2016
	—	299,447	[14]	$20.71		9/15/2016
	—	499,310	8,*	$22.59		8/16/2017
	—	—		—		—	—		$—	253,500	[12]	$6,887,595

Edward J. Borkowski	128,644	—	[1][5]	$17.09		12/31/2012

*	Indicates stock options that are reported in the “Grants of Plan-Based Awards for Fiscal 2011” table.
[1]

During fiscal 2011, Messrs. Schlotterbeck and Winstead and Ms. Cooney met the eligibility requirements for retirement under the terms of the LTIP. As discussed above, due to their retirement eligibility, rights to certain of the stock options and RSUs granted to Messrs. Schlotterbeck and Winstead and Ms. Cooney have vested in full; provided, however, that the awards will only become exercisable or payable, as the case may be, in accordance with their original vesting schedules. Amounts set forth above for stock options that are “unexercisable” include stock options that have vested as result of retirement eligibility, but that are not yet exercisable. Amounts set forth above for RSUs that “have not vested” do not include RSUs that have vested as a result of retirement eligibility.

[2]	The market value is equal to the product of $27.17, the closing price of CareFusion’s common stock on the NYSE on June 30, 2011, and the number of unvested CareFusion RSUs or PSUs, as applicable.
[3]

These awards were granted on February 15, 2011, and vest over a period of three years, with 33 1/3% of the shares subject to each award vesting on each of the first three anniversaries of the grant date.

[4]

Reflects PSUs granted on February 15, 2011. This award has been issued in five separate tranches, and each tranche will vest on February 15, 2014, subject to: (1) CareFusion common stock meeting a specific closing price target for such tranche on a date that is after the 12 month anniversary of the grant date (a “Trigger Date”), (2) the achievement of an average closing price target for such tranche during the period that includes the Trigger Date and the immediately following 19 trading days, and (3) Mr. Gallahue remaining in continuous service with CareFusion through February 15, 2014. The number of shares subject to each tranche and the associated closing price target are as follows: Tranche 1 (85,833 shares, $30.00 target); Tranche 2 (80,432 shares, $35.00 target); Tranche 3 (80,432 shares, $40.00 target); Tranche 4 (92,179 shares, $45.00 target); Tranche 5 (111,218 shares, $50.00 target).

[5]

These stock options were received in connection with Cardinal Health’s voluntary stock option exchange program, which was approved by its shareholders on June 23, 2009. This program, which was conducted prior to the spinoff, but during our fiscal 2010, allowed participants to exchange Cardinal Health stock options with exercise prices substantially above the then current grant price for a lesser number of Cardinal Health stock options with a lower exercise price. Pursuant to this program, options to purchase shares of Cardinal Health were surrendered in exchange for new stock options to purchase shares of Cardinal Health, which were granted on July 20, 2009. In connection with the spinoff, these new Cardinal Health stock options converted into options to purchase shares of CareFusion common stock, each with an exercise price of $17.77 per share.

[6]

These stock options were granted as replacement awards in connection with the spinoff with respect to stock options originally granted by Cardinal Health on August 15, 2008. Replacement awards have substantially the same terms, vesting conditions and other restrictions as the original award. Accordingly, these stock options will continue to vest over a period of three years, with 33 1/3% of the shares subject to the award vesting on each of the first three anniversaries of the original grant date.

[7]

These stock options were granted on September 15, 2009, and vest over a period of three years, with 33 1/3% of the shares subject to the award vesting on each of the first three anniversaries of the grant date. As discussed above, as Messrs. Schlotterbeck and Winstead and Ms. Cooney met the eligibility requirements for retirement under the terms of the LTIP, their rights to these stock options have vested in full; provided, however, that the awards will only become exercisable or payable, as the case may be, in accordance with their original vesting schedules.

[8]

These stock options were granted on August 16, 2010, and vest over a period of three years, with 33 1/3% of the shares subject to the award vesting on each of the first three anniversaries of the grant date. As discussed above, as Messrs. Schlotterbeck and Winstead and Ms. Cooney met the eligibility requirements for retirement under the terms of the LTIP, their rights to these stock options have vested in full; provided, however, that the awards will only become exercisable or payable, as the case may be, in accordance with their original vesting schedules.

[9]

These stock options were granted on December 15, 2010, and vest over a period of three years, with 33 1/3% of the shares subject to the award vesting on each of the first three anniversaries of the grant date.

[10]

Reflects RSUs granted in 2009 and 2010 that have not yet vested. Also reflects RSUs granted as replacement awards in connection with the spinoff with respect to RSUs originally granted by Cardinal Health in 2008 that have not yet vested. Replacement awards have substantially the same terms, vesting conditions and other restrictions as the original award. Includes 15,710 and 10,864 RSUs granted to Mr. Hinrichs and Mr. Leonard, respectively, which are also reported in the “Grants of Plan-Based Awards for Fiscal 2011” table.

[11]

These stock options were granted as replacement awards in connection with the spinoff with respect to stock options originally granted by Cardinal Health on July 15, 2008. Replacement awards have substantially the same terms, vesting conditions and other restrictions as the original award. Accordingly, these stock options will continue to vest over a period of three years, with 33 1/3% of the shares subject to the award vesting on each of the first three anniversaries of the original grant date.

[12]

Reflects PSUs granted on September 15, 2009, as part of the fiscal 2011 annual LTI award. These PSUs were granted based on the achievement of a target two-year average cash flow, with a payout amount that varies based on when the performance goal is achieved. If the performance goal is achieved at the end of the second year, 150% of the target number of shares subject to the PSUs are earned and delivered; if the performance goal is achieved at the end of the third year, 100% of the target number of shares are earned and delivered; if the performance goal is achieved at the end of the fourth year, 50% of the target number of shares are earned and delivered; if the performance goal is not achieved by the end of the fourth year, no shares are earned and the grant is forfeited. As of June 30, 2011, the Company anticipated that the performance goal would be achieved at the end of the second year and that, accordingly, these awards would be paid out at 150% of the target number of shares. The amounts set forth above reflect payment at 150%, with an expected payment date of September 15, 2011.

[13]

These stock options were granted as replacement awards in connection with the spinoff with respect to stock options originally granted by Cardinal Health on August 15, 2008. Upon retirement eligibility, these stock options vest and become exercisable pro-rata based on the number of days of continued employment over the vesting period. As Messrs. Schlotterbeck and Winstead and Ms. Cooney met the eligibility requirements for retirement for these awards during fiscal 2011, these replacement awards vested pro-rata through their respective last day of employment with the Company: Mr. Schlotterbeck—February 28, 2011, Mr. Winstead—June 30, 2011, and Ms. Cooney—June 30, 2011. All such stock options that were unvested as of such date were terminated.

[14]

These stock options were granted to Mr. Schlotterbeck as part of his retention equity award on September 15, 2009. Pursuant to the retirement agreement with Mr. Schlotterbeck, dated November 1, 2010, we agreed to accelerate the vesting of these stock options so that they vested in full upon his retirement date of February 28, 2011. While Mr. Schlotterbeck’s rights to these stock options have vested, these stock options will continue to become exercisable in accordance with the original terms of the awards in substantially equal amounts on August 31 in each of 2012, 2013 and 2014. These stock options shall remain exercisable for the remaining life of the options.
[15]

These stock options were granted to Mr. Borkowski as part of his sign-on equity award on June 15, 2009, and were scheduled to vest in substantially equal installments on June 15 in each of 2010, 2011 and 2012. Pursuant to the severance agreement with Mr. Borkowski, dated December 1, 2010, the unvested portion of these stock options vested in full upon his departure date of December 31, 2010. These stock options shall remain exercisable for a period of 24 months following December 31, 2010.

Option Exercises and Stock Vested for Fiscal 2011

The following table shows stock options exercised and stock awards vested for fiscal 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting[1]
Kieran T. Gallahue	—	$—	—		$—
James F. Hinrichs	—	$—	22,356		$531,854
Thomas J. Leonard	—	$—	19,615		$466,055
Dwight Winstead	—	$—	104,639	[2],3,4	$2,876,584
Cathy Cooney	—	$—	7,063	[2,4,5]	$162,262
David L. Schlotterbeck	—	$—	309,870	[2,4,6]	$7,470,624
Edward J. Borkowski	66,922	$655,336	57,209		$1,406,023

[1]	Unless otherwise specified, value calculated by multiplying the closing price of our common stock on the NYSE on the vesting date by the number of shares acquired before withholding taxes.
[2]

During fiscal 2011, Messrs. Schlotterbeck and Winstead and Ms. Cooney met the eligibility requirements for retirement under the terms of the LTIP. As discussed above, due to their retirement eligibility, rights to certain RSUs granted to Messrs. Schlotterbeck and Winstead and Ms. Cooney have vested in full; provided, however, that the awards will only become payable in accordance with their original vesting schedules.

[3]

Includes 37,102 RSUs granted to Mr. Winstead on August 16, 2010, for which his rights to such RSUs vested in full six months following the grant date due to his retirement eligibility. The value realized for these RSUs was calculated by multiplying these RSUs by the closing price of our common stock on the NYSE on February 16, 2011 ($28.08), which was the date six months following the grant date of these RSUs. Also includes 65,151 RSUs granted to Mr. Winstead on October 15, 2009, for which his rights to such RSUs vested in full upon his last day of employment with the Company, June 30, 2011. The value realized for these RSUs was calculated by multiplying these RSUs by the closing price of our common stock on the NYSE on June 30, 2011 ($27.17).

[4]

Includes RSUs that were granted as replacement awards in connection with the spinoff with respect to RSUs originally granted under Cardinal Health equity plans. Upon retirement eligibility, these RSUs vest pro-rata based on the number of days of continued employment over the vesting period. As Messrs. Schlotterbeck and Winstead and Ms. Cooney met the eligibility requirements for retirement for these awards during fiscal 2011, these awards vested pro-rata through their respective last day of employment with the Company: Mr. Schlotterbeck—February 28, 2011, Mr. Winstead—June 30, 2011, and Ms. Cooney—June 30, 2011. All such RSUs that were unvested as of such date were terminated. Amounts include 2,386 shares for Mr. Winstead, 600 shares for Ms. Cooney and 3,028 shares for Mr. Schlotterbeck related to such awards that vested during fiscal 2011 (but do not include shares subject to such awards that vested due to retirement eligibility in prior years). The value realized for these shares was calculated for Messrs. Winstead and Schlotterbeck and Ms. Cooney by multiplying these shares by the closing price of our common stock on the NYSE on the earlier of their respective last day of employment or the vest date for such RSUs. These vested shares are also disclosed in the “Executive Contributions” column of the “Nonqualified Deferred Compensation in Fiscal 2011” table below.

[5]

Includes 6,463 RSUs granted to Ms. Cooney on August 16, 2010, for which her rights to such RSUs vested in full upon grant due to her retirement eligibility. The value realized for the RSUs was calculated by multiplying these RSUs by the closing price of our common stock on the NYSE on the grant date, August 16, 2010 ($22.59).

[6]

Includes 210,270 RSUs granted to Mr. Schlotterbeck on August 16, 2010, for which his rights to such RSUs vested in full upon grant due to his retirement eligibility. The value realized for the RSUs was calculated by multiplying these RSUs by the closing price of our common stock on the NYSE on the grant date, August 16, 2010 ($22.59). In addition, in accordance with the terms of Mr. Schlotterbeck’s retirement agreement, dated November 1, 2010, the 96,572 RSUs granted to Mr. Schlotterbeck on September 15, 2009 vested in full upon Mr. Schlotterbeck’s retirement date of February 28, 2011; provided, however, that the award will only become payable in accordance with its original vesting schedule. The value realized for the RSUs was calculated by multiplying these RSUs by the closing price of our common stock on the NYSE on February 28, 2011 ($27.32).

Nonqualified Deferred Compensation in Fiscal 2011

We maintain a nonqualified Deferred Compensation Plan, (the “DCP”), which is further described below. In addition to deferred compensation benefits under the DCP, Mr. Schlotterbeck received deferred compensation during fiscal 2011 related to a deferred retention bonus arrangement, as discussed above under the heading “Employment Agreements and Other Compensation Arrangements—David L. Schlotterbeck.” The table below provides information regarding accounts of our named executive officers under the DCP, as well as the deferred retention bonus arrangement with Mr. Schlotterbeck.

In addition, during fiscal 2011, Messrs. Schlotterbeck and Winstead and Ms. Cooney met the eligibility requirements for retirement under the terms of the LTIP. As discussed above, due to their retirement eligibility, rights to certain stock awards granted to Messrs. Schlotterbeck and Winstead and Ms. Cooney have vested; provided, however, that these awards will only become payable in accordance with their original vesting schedules. Because these awards will not become payable until a future date, they are reflected as deferred compensation in the table below as “Vested Stock Awards (unpaid).”

Name	Executive Contributions in Last FY1	Registrant Contribution in Last FY2	Aggregate Earnings in Last FY3,4	Aggregate Withdrawals/ Distributions[5]	Aggregate Balance at Last FYE
Kieran T. Gallahue
DCP Cash	$31,846	$10,000	$168	$—	$42,014

James F. Hinrichs
DCP Cash	$52,997	$9,958	$58,092	$—	$281,090

Thomas J. Leonard
DCP Cash	$73,191	$9,867	$18,606	$—	$125,173

Dwight Winstead
DCP Cash	$—	$6,000	$304,443	$—	$1,543,552
Deferred RSUs[6]	$—	$—	$11,900	$—	$67,925
Vested Stock Awards (unpaid)[7]	$2,811,977	$—	$590,754	$—	$6,342,945

Cathy Cooney
DCP Cash	$36,500	$9,436	$67,863	$—	$623,609
Vested Stock Awards (unpaid)[8]	$145,999	$—	$138,193	$3,298	$795,293

David L. Schlotterbeck
DCP Cash	$13,816	$—	$7,574	$—	$67,222
Deferred RSUs[6,9]	$78,368	$—	$163,306	$6,438	$984,940
Deferred Retention Bonus[10]	$—	$—	$18,357	$—	$3,119,796
Vested Stock Awards (unpaid)[11]	$7,388,346	$—	$1,191,195	$125,804	$9,716,182

Edward J. Borkowski
DCP Cash	$—	$3,900	$1,912	$—	$—

[1]

Executive contributions for DCP cash are deducted from the salary we pay to our executives. Accordingly, executive contributions for DCP cash are included in the “Salary” column in the Summary Compensation Table.

[2]

Registrant contributions for DCP cash are included in the “All Other Compensation” column of the Summary Compensation Table. Registrant contributions include the employer match, employer discretionary and social security supplemental contributions under the DCP. Registrant contributions for DCP cash included in the Summary Compensation Table for prior years are as follows:

	2010	2009
Dwight Winstead	$9,291	$7,436
David L. Schlotterbeck	$6,046	$3,954
Edward J. Borkowski	$5,137	$—

[3]

With the exception of Mr. Schlotterbeck’s deferred retention bonus (discussed in footnote 10 below), aggregate earnings related to deferred compensation benefits are not included in the Summary Compensation Table. Aggregate earnings related to Mr. Schlotterbeck’s deferred retention bonus are included in the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column of the Summary Compensation Table. Aggregate earnings amounts included in the Summary Compensation Table for Mr. Schlotterbeck for prior years are as follows: 2010—$16,586 and 2009—$13,562.

[4]

The aggregate earnings with respect to DCP cash is calculated based upon the change in value of the investment options selected by the named executive officer during the year, as described in more detail below. The aggregate earnings with respect to Deferred RSUs and Vested Stock Awards (unpaid) is calculated based upon the change in price of CareFusion common stock from the later of the vesting date or July 1, 2010 to the last day of the fiscal year.

[5]

Reflects shares of common stock subject to Deferred RSUs and Vested Stock Awards (unpaid) retained by the Company to satisfy tax withholding obligations. The value for these shares was calculated by multiplying the number of shares withheld by the closing price of our common stock on the NYSE on the withholding date.

[6]

Includes RSUs granted under Cardinal Health equity plans prior to the spinoff and for which delivery has been deferred, net of shares withheld to satisfy required tax withholding. These deferred shares were converted to shares of CareFusion common stock in connection with the spinoff.

[7]

As discussed above, due to Mr. Winstead’s retirement eligibility under the LTIP and the terms of the agreement for the 37,102 RSUs granted to Mr. Winstead as part of the fiscal 2011 annual LTI award, his rights to these RSUs vested in full six months following the grant date; provided, however, that the award will only become payable in accordance with its original vesting schedule. As Mr. Winstead’s rights to these RSUs vested during fiscal 2011, they are reflected in the table above as an “Executive Contribution.” The value for these RSUs was calculated by multiplying these RSUs by the closing price of our common stock on the NYSE on February 16, 2011 ($28.08), which was the date six months following the grant date of these RSUs (August 16, 2010). In addition, pursuant to the terms of Mr. Winstead’s retention agreement, dated October 15, 2009, Mr. Winstead’s rights to the 65,151 RSUs granted to him on October 15, 2009, vested in full upon June 30, 2011, his last day of employment with the Company; provided, however, that the RSUs will become payable as to 33 1/3% of the shares subject to the award on January 3, 2012, June 30, 2012 and June 30, 2013. Accordingly, since Mr. Winstead’s rights to these RSUs vested during fiscal 2011, the value of these awards is reflected in the table as an “Executive Contribution.” The value for these RSUs was calculated by multiplying these RSUs by the closing price of our common stock on the NYSE on June 30, 2011 ($27.17).

[8]

As discussed above, due to Ms. Cooney’s retirement eligibility under the LTIP and the terms of the agreement for the 6,463 RSUs granted to Ms. Cooney as part of the fiscal 2011 annual LTI award, her rights to these RSUs vested on the grant date; provided, however, that the award will only become payable in accordance with its original vesting schedule. As Ms. Cooney’s rights to these RSUs vested during fiscal

2011, these RSUs are reflected in the table above as an “Executive Contribution.” The value for these RSUs was calculated by multiplying these RSUs by the closing price of our common stock on the NYSE on August 16, 2010 ($22.59), the grant date for these RSUs. In connection with the vesting of Ms. Cooney’s RSUs, 146 shares were retained by the Company to satisfy tax withholding obligations, which are reflected in the “Aggregate Withdrawals/Distributions” column in the table above.
[9]

Pursuant to the terms of the agreements for RSUs granted to Mr. Schlotterbeck as replacement awards (with respect to awards previously granted under Cardinal Health equity plans), upon retirement eligibility, such RSUs vest pro-rata based on the number of days of continued employment over the vesting period. During fiscal 2011, replacement awards with respect to an aggregate of 1,079 RSUs vested in accordance with their original vesting schedule on August 15, 2010, and replacement awards with respect to an aggregate of 1,849 RSUs vested upon Mr. Schlotterbeck’s retirement date of February 28, 2011. As Mr. Schlotterbeck’s rights to these RSUs vested during fiscal 2011, they are reflected in the table above as an “Executive Contribution.” The value for these RSUs was calculated by multiplying these RSUs by the closing price of our common stock on the NYSE on August 16, 2010 ($22.59) or February 28, 2011 ($27.32), as applicable. In connection with the vesting of Mr. Schlotterbeck’s RSUs, 285 shares were retained by the Company to satisfy tax withholding obligations, which are reflected in the “Aggregate Withdrawals/ Distributions” column in the table above.

[10]

Mr. Schlotterbeck is a party to a retention agreement, dated August 31, 2004, with our subsidiary CareFusion 303, Inc. (formerly ALARIS Medical Systems, Inc.), which he entered into following the acquisition by Cardinal Health of ALARIS Medical Systems, Inc. Pursuant to the retention agreement, because he remained an employee through June 28, 2006, he earned a retention bonus of $2,320,000, which is equal to the sum of: (1) 200% of his then annual base salary ($580,000), and (2) 200% of his then target bonus (100% of base salary). The retention agreement provided for payment of the retention bonus (with interest accruing from June 28, 2006 through the deferred payment date at the rate of 6.0%) on the first business day that is at least six months after the date of Mr. Schlotterbeck’s separation from service, or if sooner, as soon as practicable following Mr. Schlotterbeck’s death. Mr. Schlotterbeck retired from the Company on February 28, 2011, and we paid the deferred retention bonus to Mr. Schlotterbeck, in the amount of $3,119,796, on September 2, 2011.

[11]

As discussed above, due to Mr. Schlotterbeck’s retirement eligibility under the LTIP and pursuant to the terms of the agreements for the 77,468 RSUs granted to Mr. Schlotterbeck as part of the fiscal 2011 annual LTI award and the 132,802 RSUs granted to Mr. Schlotterbeck as a supplemental equity award, his rights to these RSU awards vested in full upon grant; provided, however, that these awards will only become payable in accordance with their original vesting schedule. As Mr. Schlotterbeck’s rights to these RSU awards vested during fiscal 2011, they are reflected in the table above as an “Executive Contribution.” The value for these RSU awards was calculated by multiplying the RSUs by the closing price of our common stock on the NYSE on August 16, 2010 ($22.59), the grant date for these RSU awards. In addition, pursuant to the terms of Mr. Schlotterbeck’s retirement agreement, dated November 1, 2010, his rights to the 96,572 RSUs granted to Mr. Schlotterbeck on September 15, 2009, vested in full upon February 28, 2011, his last day of employment with the Company; provided, however, that the award will only become payable in accordance with its original vesting schedule. Accordingly, since Mr. Schlotterbeck’s rights to these RSUs vested during fiscal 2011, the value of these awards is reflected in the table as an “Executive Contribution.” The value for these RSUs was calculated by multiplying these RSUs by the closing price of our common stock on the NYSE on February 28, 2011 ($27.32). In connection with the vesting of Mr. Schlotterbeck’s RSUs, 5,569 shares were retained by the Company to satisfy tax withholding obligations, which are reflected in the “Aggregate Withdrawals/ Distributions” column in the table above.

The DCP permits certain management employees to defer a portion of their salary and bonus into any of several investment alternatives. Executive officers may defer between 1% and 50% of base salary and between 1% and 100% of incentive compensation. In addition, we may, at our discretion, make additional matching or fixed contribution credits to the deferred balances of participating management employees. In general, matching contribution credits may be made at the same rate applicable to the person under our 401(k) Savings Plan. We may also credit a participant’s account an amount equal to a percentage of the executive officer’s cash compensation which is greater than the dollar limitation in effect for the year under the Code, up to $100,000, as discretionary employer contribution credits, and we may also make additional discretionary employer contribution credits to a participant’s account in an amount equal to a percentage of the executive officer’s cash compensation which is greater than the dollar limitation in effect for the year under the Code, up to $100,000, as a social security supplemental credit. Contributions made with respect to our named executive officers are set forth in the “Summary Compensation Table” above.

To measure the amount of the Company’s obligation to each participant under the DCP, we maintain a separate bookkeeping record, which we refer to as an account, for each participant. The participants are permitted to direct the investment of the portion of the accounts allocable to that participant in the same manner the participant is permitted to direct the investment of the participant’s account under our 401(k) Savings Plan. The notional investment options available under the DCP are substantially the same investment options that are available in the 401(k) Savings Plan. We then credit or debit the participant’s account with the actual earnings or losses based upon the performance results of the notional investment options selected by the participant. The participant may change the allocation of his or her account among the investment alternatives then available under the DCP. As we do not offer a CareFusion stock fund as an investment offering under the DCP, contributions to the DCP may not be invested in CareFusion common stock.

For management employees, deferred balances are paid upon retirement, termination from employment, death or disability. Some contributions made by us and other account credits are subject to vesting provisions requiring that the participant has completed three years of service with the Company, which are fully accelerated upon a change in control (defined as described under “Potential Payments Upon Termination or Change in Control” below). If the participant terminates employment with us due to retirement, death, total disability, or pursuant to a change in control, all amounts subject to such vesting requirements shall vest. If a participant terminates employment before satisfying the vesting requirements, all amounts subject to the vesting requirements are forfeited.

Deferred balances are paid in cash. The plan is not intended to qualify under Section 401(a) of the Code and is exempt from many of the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”) as a “top hat” plan for a select group of management or highly compensated employees.

Potential Payments on Termination or Change in Control

We entered into agreements and maintain plans that provide for compensation to our named executive officers upon certain triggering events that result in termination of employment (including termination following a change in control of the Company). The “Potential Payments on Termination of Change in Control” table below includes information for each of Messrs. Gallahue, Hinrichs and Leonard related to potential payments to each assuming that a triggering event occurred as of June 30, 2011 and, if applicable, based on our closing stock price on that date. As discussed further below, information for Messrs. Schlotterbeck, Winstead and Borkowski and Ms. Cooney is presented separately. As Messrs. Schlotterbeck, Winstead and Borkowski and Ms. Cooney left the Company during fiscal 2011, we have included below the actual amounts paid or payable to each of them in connection with their departure from the Company, which is summarized in the “Actual Post-Termination Payments and Benefits” table below.

The following paragraphs describe the provisions of our various plans, including the LTIP and the MIP, and the benefits under these plans in the event of each triggering event and the assumptions that were used in creating the table.

Non-Compete and Non-Solicitation Agreements. Our standard stock option, RSU and PSU award agreements provide that if a named executive officer violates the provisions contained in the award agreements with respect to: (i) competitive actions, then unexercised stock options and unvested RSUs and PSUs will be forfeited, and we may seek repayment of gains realized or obtained by the named executive officer from vested stock options, RSUs and PSUs during a look-back period of one to three years from the violation, or (ii) confidentiality, non-disparagement or non-solicitation of business or our employees (during employment and for a period of 12 months following termination), or breaches our policies, then unexercised stock options and unvested RSUs and PSUs will be forfeited, we may seek repayment of gains realized or obtained by the named executive officer from vested stock options, RSUs and PSUs during a look-back period of one to three years from the violation, and we may bring an action for breach of contract or seek other equitable relief. Under the terms of the LTIP and MIP, all or a portion of a final award may be subject to an obligation of repayment to the Company if the named executive officer violates an applicable non-competition and/or confidentiality covenant.

Termination For Cause. Termination for cause under the LTIP and MIP means termination of employment on account of any act of fraud or intentional misrepresentation or embezzlement, misappropriation or conversion of assets of the Company or any subsidiary, or the intentional and repeated violation of our written policies or procedures. Our standard stock option, RSU and PSU award agreements provide that if a named executive officer is terminated for cause, then unexercised stock options and unvested RSUs and PSUs will be forfeited. Under the MIP, if a named executive officer is terminated for cause, then all rights to any bonus payment such performance period will be forfeited. We may also seek repayment of gains realized or obtained by the named executive officer from MIP payments or equity awards under the LTIP during a look-back period.

Involuntary Termination Without Cause. Under our current severance guidelines, executive officers that are terminated by us, other than for cause, are eligible to receive a payment of one year of their base salary plus the two year average of their actual award under the MIP for the two years prior to the year that employment is terminated. If termination occurs within the first two years after the spinoff, such that two years of actual Company MIP payouts have not yet occurred, the target MIP award will be used for this calculation. In addition, these executive officers would also be entitled to a pro-rated MIP award for the year in which they are terminated. These severance guidelines generally apply only in circumstances where an executive officer is not party to an individual severance or employment agreement that provides for severance payments in connection with a termination without cause. Our standard stock option, RSU and PSU award agreements provide that if the employment of a named executive officer is terminated without cause, then unvested stock options, RSUs and PSUs will be forfeited.

Termination by Reason of Retirement. Generally, retirement means the termination of employment (other than by death or disability and other than in the event of termination for cause) by an employee after attaining the age of 55 and having at least 10 years of continuous service with the Company (including service with an affiliate of the Company prior to the time that such affiliate became an affiliate of the Company). Our standard stock option and RSU agreements provide that, if after six months from the date of grant of a stock option or RSU, a named executive officer is or becomes retirement eligible, then rights to the unvested portion of such awards will generally vest in full, provided, that the awards will only become exercisable or payable, as the case may be, in accordance with their original vesting schedules. Rights to PSUs would similarly vest, provided, that the payment of shares subject to such PSUs would occur only in accordance with the original payment schedule if the associated performance conditions are satisfied. In addition, vested stock options will remain exercisable through the remaining term of the option. Under the MIP, if employment is terminated due to retirement during the performance period, the final payout will be pro-rated based upon the length of time that the participant was employed during the performance period.

Termination by Reason of Disability. Our long-term disability plan currently provides that, to be considered disabled because of an illness or injury, the executive must: continuously be unable to perform substantial and material duties of the executive’s own job; not be gainfully employed in any occupation for which the executive is qualified by education, training or experience; and be under the regular care of a licensed physician. Our standard stock option and RSU agreements provide that, if after six months from the date of grant of a stock option or RSU, the employment of a named executive officer is terminated by reason of disability, then rights to the unvested portion of such awards will generally vest in full, and such awards shall become exercisable or payable, as the case may be, on the date of such termination. Rights to PSUs would similarly vest, provided, that the number of shares payable upon vesting would be calculated based on the timing of the termination event relative to the performance period for such PSUs. In addition, vested stock options will remain exercisable through the remaining term of the option. Under the MIP, if employment is terminated due to disability during the performance period, the final payout will be pro-rated based upon the length of time that the participant was employed during the performance period.

Termination by Death. Our standard stock option and RSU agreements provide that, if after six months from the date of grant of a stock option or RSU, the employment of a named executive officer is terminated by reason of death, then rights to the unvested portion of such awards will generally vest in full, and such awards shall become exercisable or payable, as the case may be, on the date of such termination. Rights to PSUs would similarly vest, provided, that the number of shares payable upon vesting will be calculated based on the timing of the termination event relative to the performance period for such PSUs. Under the MIP, if employment is terminated due to death during the performance period, the final payout will be pro-rated based upon the length of time that the participant was employed during the performance period.

Change of Control of the Company. Under the LTIP, unless an award agreement specifically provides otherwise, all stock options, RSUs, PSUs and other awards granted under the LTIP will generally vest in full upon a change of control, and such awards shall become exercisable or payable, as the case may be, on the date of such change of control; provided that the number of shares payable upon vesting of PSUs will be calculated based on the timing of the change of control event relative to the performance period for such PSUs. The MIP does not establish a separate payment framework related to a change of control. Accordingly, if a termination occurred in connection with a change of control of the Company, any payments under the MIP would be made in accordance with the termination provisions discussed above. Under the LTIP, a “change of control” means any of the following:

•

the acquisition by any entity of beneficial ownership of 25% or more of either our outstanding common stock or the combined voting power of the Company’s then-outstanding voting securities (other than any acquisition directly from the Company or any of our affiliates or employee benefit plans and any Non-Control Acquisition, defined below); or

•

a change in a majority of the members of our Board of Directors, other than directors approved by a vote of at least a majority of the incumbent directors (other than any director whose initial assumption of office resulted from an actual or threatened election or proxy contest); or

•

a reorganization, merger or consolidation or other sale of all or substantially all of our assets or our acquisition of assets or shares of another corporation, unless such transaction is a Non-Control Acquisition; or

•	our stockholders approve a complete liquidation or dissolution of the Company.

A “Non-Control Acquisition” means a business combination where: (1) the beneficial owners of our outstanding common stock and voting securities immediately prior to such business combination beneficially own more than 50% of the outstanding common and the combined voting power of the then-outstanding voting securities of the resulting corporation (including a corporation which as a result of such transaction owns the Company or all or substantially all of our assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such business combination; (2) no person beneficially owns 25% or more of our then-outstanding common stock or combined voting power of the resulting corporation (unless such ownership existed prior to the business combination); and (3) at least a majority of the members of the board of directors of the corporation resulting from the business combination were members of our Board of Directors (who were approved by a vote of at least a majority of the incumbent directors) at the time of the execution of the initial agreement, or the action of our Board of Directors, providing for such business combination.

Change in Control Severance Plan. As discussed above in the Compensation Discussion and Analysis, the CIC Plan was established for CareFusion prior to the spinoff and provides for certain severance benefits to executives upon an involuntary termination without “cause” or a voluntary termination for “good reason” (as defined in the CIC Plan) within 24 months following a change in control. Upon such a termination, executives at or above the level of senior vice president will receive cash severance equal to two times their annual base salary and target annual bonus, as well as a pro-rated target bonus in the year of termination. The CIC Plan provides for other post-termination benefits such as outplacement services and continuation of health insurance coverage for a certain period of time. Prior to January 2011, the CIC Plan provided for a tax gross-up Payment to our Chief Executive Officer relating to the payment of any excise tax on the extent to which his severance constitutes excess parachute payments under Sections 4999 and 280G of the Code. On January 29, 2011, the Compensation Committee amended the CIC Plan to remove the provision for the tax gross-up payment. The CIC Plan now provides for a “cutback,” so that to the extent severance payments to an executive under the CIC Plan would trigger the excise tax, payments will be reduced to the extent necessary to prevent any portion of the payments from becoming nondeductible by us under Section 280G of the Code or subject to the excise tax imposed under Section 4999 of the Code, but only if, by reason of that reduction, the net after-tax benefit received by the executive exceeds the net after-tax benefit the executive would receive if no reduction was made.

Additional Assumptions and Valuation Methodology. For purposes of the table below, the following assumptions have been made:

•	the date of termination of employment is June 30, 2011, the end of our most recent fiscal year; and

•	the price of our common stock on the date of termination was $27.17 per share, the closing price of our common stock reported by the NYSE on June 30, 2011.

The accelerated vesting of stock options is valued as the difference between the closing price of our common stock on June 30, 2011 and the exercise price for each option for which vesting is accelerated. The accelerated vesting of RSUs is valued by multiplying the closing price of our common stock on June 30, 2011 by the number of RSUs whose vesting is accelerated.

The table below reflects amounts that would have been payable as of June 30, 2011 to the named executive officers under our existing plans and employment agreements and arrangements. Benefits that are available to all our salaried employees on retirement, death or disability, including the 401(k) Savings Plan and other deferred compensation distributions, group and supplemental life insurance benefits and short-term and long-term disability benefits are not included. Please see the “Nonqualified Deferred Compensation in Fiscal 2011” table for payments or benefits payable in connection with triggering events. Under the DCP, some contributions made by us and other account credits are subject to vesting provisions requiring that the participant has completed three years of service with us. If the participant terminates employment with us due to retirement, death or disability or there has been a change in control, all amounts subject to such vesting requirements will vest. The table below includes only increased payments and the value of vesting and acceleration under the DCP in connection with the triggering events.

The actual amounts that would be paid upon a named executive officer’s termination of employment or in connection with a change in control can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. In addition, in connection with any actual termination of employment or change in control transaction, we may determine to enter into one or more agreements or to establish arrangements providing additional benefits or amounts, or altering the terms of benefits described below. Other factors that could affect the amounts reported below include the time during the year of any such event, our stock price and the named executive officer’s age and years of service.

Kieran T. Gallahue. Under the terms of Mr. Gallahue’s employment agreement, in the event the Company terminates his employment without “cause” or Mr. Gallahue terminates his employment for “good reason” (each as defined in the Agreement), Mr. Gallahue will be entitled to (i) accrued and unpaid base salary through the termination date; (ii) a prorated MIP bonus payment for the year in which the termination occurs, (iii) a severance payment equal to the sum of (A) two times his annual base salary plus (B) two times his two-year average actual MIP bonus payment; and (iv) continued group health plan coverage through COBRA for 18 months. In the event of such a termination, Mr. Gallahue would also benefit from additional vesting of his equity awards, as discussed above under the heading “Employment Agreement and Other Compensation Arrangements—Kieran T. Gallahue.”

James F. Hinrichs. Under the offer letter with Mr. Hinrichs, in the event we terminate Mr. Hinrichs’ employment without “cause” or if Mr. Hinrichs terminates his employment with “good reason” (each as defined in the offer letter) on or before July 29, 2012, Mr. Hinrichs will be entitled to (i) accrued and unpaid base salary through the termination date; (ii) a prorated MIP bonus payment for the year in which the termination occurs, (iii) a severance payment equal to the sum of (A) one times his annual base salary plus (B) one times his two-year average actual MIP bonus payment and (iv) a cash payment of $500,000. In the event of such a termination, Mr. Hinrichs would also benefit from additional vesting of his equity awards, as discussed above under the heading “Employment Agreement and Other Compensation Arrangements—James F. Hinrichs.” In the event his employment is terminated after such date, Mr. Hinrichs will be entitled to accrued and unpaid base salary through the termination date and any severance payments provided for under the Company’s severance guidelines as in effect on the termination date.

Thomas J. Leonard. As we have not entered into an individually negotiated agreement with Mr. Leonard that establishes post-termination benefits and payments, any benefits or payments provided to Mr. Leonard in connection with a termination or change in control would be made in accordance with our plans, policies and guidelines discussed above.

Potential Payments on Termination or Change in Control

	Retirement or Termination by	Termination without “Cause” or by		Change in Control[2]
Name and Type of Payment/Benefit[1]	executive without “Good Reason”	executive with “Good Reason”	Termination due to Death or Disability	Without Termination	Termination
Kieran T. Gallahue
Base salary	$—	$2,300,000	$—	$—	$2,300,000
Pro-rata fiscal 2011 MIP[3]	$—	$578,466	$578,466	$—	$578,466
Fiscal 2011 MIP target[4]	$—	$2,760,000	$—	$—	$2,760,000
Value of accelerated equity awards[5,6]	$—	$3,441,787	$10,325,388	$—	$10,325,388
Value of accelerated DCP cash[7]	$—	$—	$5,533	$—	$5,533
Health benefits[8]	$—	$19,223	$—	$—	$19,223
Outplacement assistance	$—	$—	$—	$—	$4,000
Tax cutback[9]					$—
Total	$—	$9,099,476	$10,909,387	$—	$15,992,610

James F. Hinrichs
Base salary	$—	$515,000	$—	$—	$1,030,000
Pro-rata fiscal 2011 MIP[3]	$—	$339,291	$339,291	$—	$339,291
Fiscal 2011 MIP target[10]	$—	$381,530	$—	$—	$678,582
Value of accelerated equity awards[5]	$—	$177,167	$2,559,660	$2,559,660	$2,559,660
Health benefits[8]	$—	$—	$—	$—	$19,178
Outplacement assistance	$—	$—	$—	$—	$4,000
Other[11]	$—	$500,000	$—	$—	$500,000
Tax cutback[9]					$—
Total	$—	$1,912,988	$2,898,951	$2,559,660	$5,130,711

Thomas J. Leonard
Base salary	$—	$415,000	$—	$—	$830,000
Pro-rata fiscal 2011 MIP[3]	$—	$308,784	$308,784	$—	$308,784
Fiscal 2011 MIP target[10]	$—	$437,371	$—	$—	$617,568
Value of accelerated equity awards[5,12]	$—	$—	$2,180,999	$2,612,857	$2,612,857
Health benefits[8]	$—	$—	$—	$—	$19,178
Outplacement assistance	$—	$—	$—	$—	$4,000
Tax cutback[9]					$—
Total	$—	$1,161,155	$2,489,783	$2,612,857	$4,392,387

[1]

For purposes of this table, the following compensation levels are assumed: Mr. Gallahue: base salary of $1,150,000 and annual MIP target of $1,380,000; Mr. Hinrichs: base salary of $515,000 and annual MIP target of $339,291; and Mr. Leonard: base salary of $415,000 and annual MIP target of $308,784.

[2]

In general, equity awards granted pursuant to the LTIP, including awards granted to Messrs. Leonard and Hinrichs, vest in full in the event of a change in control. As discussed above, the equity awards granted to Mr. Gallahue vest in full upon a termination of employment following a change in control. A change in control without termination of employment would not have triggered additional cash payments to any of the named executive officers. As discussed above, we also maintain a CIC Plan that was established for CareFusion prior to the spinoff, which provides for certain severance benefits to executives upon an involuntary termination without “cause” or a voluntary termination for “good reason” within 24 months following a change in control. Under the CIC Plan, the named executive officers will be eligible to receive cash severance equal to two times annual salary and target annual bonus, plus a pro-rated MIP target payment for the current year upon such a termination, as well as continuation of medical benefits for 18 months and outplacement services for six months.

[3]

Amount presented reflects fiscal 2011 MIP target. Actual MIP payments would be determined following the end of the performance period based on the achievement of the performance criteria for the MIP award. In the event a triggering event occurred on June 30, 2011, the actual amount payable may have been different than the amount presented.

[4]

Amount presented reflects two times Mr. Gallahue’s full-year fiscal 2011 MIP target as of June 30, 2011. The fiscal 2011 MIP payment to Mr. Gallahue was pro-rated based on his length of service during fiscal 2011 as Chairman and Chief Executive Officer. In the event a triggering event occurred on June 30, 2011, the actual amount payable to Mr. Gallahue may have been less than the amount presented due to the pro-ration of his MIP award.

[5]

Value of accelerated equity awards reflects number of unvested stock options and RSUs that would have vested as of June 30, 2011, as a result of the applicable triggering event. The value of these RSUs was calculated by multiplying these RSUs by the closing price of our common stock on the NYSE on June 30, 2011 ($27.17). The value of these stock options was calculated by multiplying these stock options by the difference between the exercise price and the closing price of our common stock on the NYSE on June 30, 2011 ($27.17); provided that no amounts are included above for stock options that have an exercise price higher than the closing price on June 30, 2011.

[6]

Value of accelerated equity awards for Mr. Gallahue reflects amounts related to RSUs only. As all stock options granted to Mr. Gallahue have an exercise price higher than the closing price of the Company’s common stock on the NYSE on June 30, 2011, Mr. Gallahue’s stock options are not included in the table above. In addition, as none of the minimum price targets for Mr. Gallahues’s PSUs have been met based on the closing price of the Company’s common stock on the NYSE through June 30, 2011, Mr. Gallahue’s PSUs are not included in the table above.

[7]

Reflects the unvested balance of DCP cash as of June 30, 2011, that would become fully vested upon termination due to death, disability or in connection with a change in control of the Company, if such triggering event occurred prior to the completion of three years of continuous service with the Company.

[8]

Value of health benefits calculated based on the cost to the Company of current benefits elections for each executive multiplied by the number of months specified by the applicable employment agreement or employment arrangement. Actual costs of providing these benefits may vary from amounts reflected above.

[9]

Pursuant to the CIC Plan, as amended, to the extent severance payments would subject our named executive officers to an excise tax under Sections 4999 and 280G of the Code, the payments will be reduced to the extent necessary to prevent any portion of the payments from becoming nondeductible by us under Section 280G of the Code or subject to the excise tax imposed under Section 4999 of the Code, but only if, by reason of that reduction, the net after-tax benefit received by the executive exceeds the net after-tax benefit the executive would receive if no reduction was made.

[10]

Amounts included in the “Termination without Cause or by executive with Good Reason” column reflect average of actual MIP payments for fiscal 2011 and fiscal 2010. Amounts included in the “Termination” column in connection with a change in control reflect two times the MIP target for fiscal 2011.

[11]	Reflects cash payment of $500,000 payable under offer letter with Mr. Hinrichs, dated November 29, 2010, as further discussed above.
[12]

Includes the value of PSUs that were granted on September 15, 2009, that would have vested as of June 30, 2011, as a result of the applicable triggering event. Pursuant to the agreement for such PSUs, upon a termination of employment by reason of death or disability as of June 30, 2011, these PSUs would have vested as to 12,715 shares, and upon a change in control as of June 30, 2011, these PSUs would have vested as to 28,610 shares. The value of these PSUs was calculated by multiplying the number of shares by the closing price of our common stock on the NYSE on June 30, 2011 ($27.17).

As discussed above, we had several management changes in fiscal 2011, which triggered post-termination payments and benefits for certain of our named executive officers. The “Actual Post-Termination Payments and Benefits” table below includes information for each of Messrs. Schlotterbeck, Winstead and Borkowski and Ms. Cooney related to actual amounts paid or payable to each of them in connection with their departure from the Company. The cash amounts set forth in the table below correspond to the amounts set forth above in the “All Other Compensation” column of the Summary Compensation Table related to post-termination benefits.

As Messrs. Schlotterbeck and Winstead and Ms. Cooney met the criteria for retirement eligibility under the MIP and the LTIP during fiscal 2011, they were entitled to benefits under the MIP and LTIP regardless of their continuous employment with the Company. Under the MIP, each of Messrs. Schlotterbeck and Winstead and

Ms. Cooney were entitled to payment of their fiscal 2011 MIP bonus, pro-rated based upon the length of time that each was employed during the performance period. These pro-rata MIP payments to Messrs. Schlotterbeck, Winstead and Ms. Cooney are included in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column, and they are not reflected in the table below. Because Messrs. Schlotterbeck and Winstead and Ms. Cooney met the criteria for retirement eligibility under the LTIP, their rights to most stock options and RSUs (except for awards granted with special terms) vested no later than six months following the date of grant, and stock options will remain exercisable for the remaining life of the option. The table below includes all stock options and RSUs granted to Messrs. Schlotterbeck and Winstead and Ms. Cooney that would not have otherwise vested pursuant to the vesting schedule for such awards prior to their respective departure dates, but rather vested as a result of their retirement eligibility. With respect to PSUs, Mr. Winstead and Ms. Cooney earned the shares subject to their PSUs because they remained with the Company through June 30, 2011, the end of the performance period for the PSUs. Accordingly, the table below does not include PSUs for Mr. Winstead and Ms. Cooney. For Mr. Schlotterbeck, however, the PSUs vested due to his retirement eligibility and accordingly, the table below does included PSUs for Mr. Schlotterbeck. The intrinsic value of these stock options, RSUs and PSUs is included in the table below for Messrs. Schlotterbeck and Winstead and Ms. Cooney, as applicable, based on the closing price of the Company’s common stock on the NYSE on their last day of employment with the Company.

In addition, Messrs. Schlotterbeck, Winstead and Borkowski and Ms. Cooney each were entitled to rights pursuant to individual agreements entered into with the Company. As discussed above, we entered into a retirement agreement with Mr. Schlotterbeck, dated November 1, 2010, that provided Mr. Schlotterbeck with post-termination payments and benefits following his retirement on February 28, 2011. As Mr. Winstead’s departure on June 30, 2011 was a result of a decision to eliminate the position of Chief Operating Officer, we became obligated under our retention agreement with Mr. Winstead, dated October 15, 2009, to pay Mr. Winstead as a termination without “cause.” As we terminated Mr. Borkowski without “cause,” he was entitled to severance benefits under his employment letter dated May 11, 2009. We entered into a severance agreement, dated December 1, 2010, with Mr. Borkowski that provided for payments to him in accordance with his employment letter and certain additional benefits in exchange for Mr. Borkowski’s agreement to assist in an orderly transition of responsibilities, provide a general release of claims and certain other covenants following his departure on December 31, 2010. We also entered into a severance agreement with Ms. Cooney, amended as of December 31, 2010, that established post-termination payments and benefits following her departure date of June 30, 2011. Additional information regarding these agreements can be found in the Compensation Discussion and Analysis, under the heading “Severance Benefits and Payments Upon a Change in Control.”

The table below includes information for each of Messrs. Schlotterbeck, Winstead and Borkowski and Ms. Cooney, as it relates to actual payments in connection with their departure from the Company during fiscal 2011.

Actual Post-Termination Payments and Benefits

Name and Type of Payment/Benefit	Benefits Under LTIP due to Retirement Eligibility[1]	Additional Post- Termination Payments and Benefits Provided by Agreement	Total Actual Post- Termination Payments and Benefits
David L. Schlotterbeck
Base salary[2]	$—	$1,030,000	$1,030,000
Value of accelerated equity awards[3,4]	$18,952,100	$4,617,692	$23,569,792
Health benefits[5]	$—	$19,059	$19,059
Total			$24,618,851

Dwight Winstead
Severance payment[6]	$—	$1,862,500	$1,862,500
Value of accelerated equity awards[7]	$6,144,878	$1,770,153	$7,915,031
Total			$9,777,531

Edward J. Borkowski
Severance payment[8]	$—	$1,867,000	$1,867,000
Value of accelerated equity awards[9]	$—	$1,483,542	$1,483,542
Health benefits[5]	$—	12,785	$12,785
Total			$3,363,327

Cathy Cooney
Severance payment[10]	$—	$666,125	$666,125
Value of accelerated equity awards	$1,213,164	$—	$1,213,164
Other benefits[11]	$—	$11,942	$11,942
Total			$1,891,231

[1]

As Messrs. Schlotterbeck and Winstead and Ms. Cooney met the criteria for retirement eligibility under the LTIP during fiscal 2011, they were entitled to benefits under the LTIP regardless of their continuous employment with the Company. The amounts set forth in this column reflect the intrinsic value of equity awards granted to Messrs. Schlotterbeck and Winstead and Ms. Cooney that would not have otherwise vested pursuant to the vesting schedule for such awards prior to their respective departure dates, but rather vested as a result of their retirement eligibility.

[2]

Reflects one-time payment pursuant to retention agreement, dated August 31, 2004, with our subsidiary CareFusion 303, Inc. (formerly ALARIS Medical Systems, Inc.), which Mr. Schlotterbeck entered into following the acquisition by Cardinal Health of ALARIS Medical Systems, Inc. Pursuant to the retention agreement, if at any time after June 28, 2006, Mr. Schlotterbeck voluntarily terminated his employment for any reason or no reason with or without notice, he would receive a one-time payment equal to his base annual pay as of the date of termination, payable as soon as practicable following the date of termination (or, if subject to Section 409A of the Code, on the six-month anniversary of the date of termination). Because Mr. Schlotterbeck remained an employee through June 28, 2006, he also earned a retention bonus pursuant to the retention agreement, which he deferred. This deferred retention bonus became payable six months following Mr. Schlotterbeck’s departure from the Company. Mr. Schlotterbeck received the deferred retention bonus, in the amount of $3,119,796, on September 2, 2011. The deferred retention bonus is included in the “Nonqualified Deferred Compensation in Fiscal 2011” table. For a discussion of Mr. Schlotterbeck’s retirement agreement and his retention agreement, please see above under “Employment Agreements and Other Compensation Arrangements.”

[3]

Value of accelerated equity awards included in “Benefits Under LTIP due to Retirement Eligibility” column reflects intrinsic value of stock options, RSUs and PSUs that were otherwise unvested at February 28, 2011, and that vested due to Mr. Schlotterbeck’s retirement eligibility under the LTIP and the terms of the agreements for such awards. The value of these RSUs was calculated by multiplying these RSUs by the closing price of our common stock on the NYSE on February 28, 2011 ($27.32). The value of these stock options was calculated by multiplying these stock options by the difference between the exercise price and the closing price of our common stock on the NYSE on February 28, 2011 ($27.32); provided that no amounts are included above for stock options that have an exercise price higher than the closing price on February 28, 2011. The PSUs included above reflect PSUs granted on September 15, 2009, as part of the fiscal 2010 annual LTI award. These PSUs were granted based on the achievement of a target two-year average cash flow, with a payout amount that varies based on when the performance goal is achieved. In August 2011, the Compensation Committee certified the performance criteria for the PSUs, which will be paid out as to 150% of the target number of shares of September 15, 2011. The value of these PSUs was calculated by multiplying the number of shares subject to the PSUs, at 150% of target, by the closing price of our common stock on the NYSE on February 28, 2011 ($27.32).

[4]

Value of accelerated equity awards included in “Additional Post-Termination Payments and Benefits Provided by Agreement” column reflects intrinsic value of retention stock options and RSUs granted to Mr. Schlotterbeck on September 15, 2009, for which vesting was accelerated pursuant to the terms of Mr. Schlotterbeck’s retirement agreement, dated November 1, 2010. The 96,572 RSUs and 299,447 stock options granted to Mr. Schlotterbeck on September 15, 2009, vested in full upon February 28, 2011, his last day of employment with the Company; provided, however, that these awards will become exercisable or payable in accordance with their original schedule in substantially equal installments on August 31 in each of 2012, 2013 and 2014. The value of these RSUs was calculated by multiplying these RSUs by the closing price of our common stock on the NYSE on February 28, 2011 ($27.32). The value of these stock options was calculated by multiplying these stock options by the difference between the exercise price ($20.71) and the closing price of our common stock on the NYSE on February 28, 2011 ($27.32).

[5]

For Mr. Schlotterbeck, reflects health benefits provided pursuant to his retirement agreement, dated November 1, 2010, for 18 months of COBRA premiums. For Mr. Borkowski, reflects health benefits provided pursuant to his severance agreement, dated December 1, 2010, for 12 months of COBRA premiums. The amounts set forth above for such COBRA benefits is an estimate calculated based on the monthly cost to the Company of applicable benefits elections; actual costs of providing these benefits may vary from amounts reflected above.

[6]

Reflects amounts payable to Mr. Winstead pursuant to retention agreement, dated October 15, 2009. Under the terms of the agreement with Mr. Winstead, following his departure date of June 30, 2011, we agreed to pay him amounts calculated as follows: (1) six months salary in lieu of six months notice under the agreement ($372,500), (2) his fiscal 2011 annual base salary ($745,000), and (3) his fiscal 2011 MIP bonus target ($745,000).

[7]

Pursuant to the terms of Mr. Winstead’s retention agreement, dated October 15, 2009, his rights to the 65,151 RSUs granted to him on October 15, 2009, vested in full upon June 30, 2011, his last day of employment with the Company. The first installment of these RSUs will be delivered to Mr. Winstead on January 3, 2012, and the remaining installments will be delivered on June 30, 2012 and June 30, 2013. These RSUs are reflected in the table above as “Additional Post-Termination Payments and Benefits Provided by Agreement.” The value of these RSUs was calculated by multiplying these RSUs by the closing price of our common stock on the NYSE on June 30, 2011 ($27.17). The unvested portion of all other equity awards granted to Mr. Winstead that vested due to his retirement eligibility are reflected in the table above as “Benefits Under LTIP due to Retirement Eligibility.”

[8]

Reflects amounts payable to Mr. Borkowski pursuant to severance agreement, dated December 1, 2010. Under the terms of the agreement with Mr. Borkowski, following his departure date of December 31, 2010, we agreed to pay him amounts calculated as follows: (1) his fiscal 2011 annual base salary ($580,000), (2) the average of his actual fiscal 2010 MIP bonus and his target fiscal 2011 MIP bonus ($765,000), and (3) an amount equal to 90% (his MIP target) of his fiscal 2011 base salary rate as in effect at the time of departure ($522,000).

[9]

Pursuant to the terms of Mr. Borkowski’s severance agreement, dated December 1, 2010, the equity awards granted to Mr. Borkowski on June 15, 2009, comprised of stock options with respect to 153,644 shares of common stock and RSUs with respect to 35,113 shares of common stock, were modified so that the unvested portion of the awards vested in full upon his departure date of December 31, 2010. These awards would otherwise have vested as to 33 1/3% of the shares subject to each award on June 15, 2010, June 15, 2011 and June 15, 2012. As a result of these modifications, the vesting of these stock options and RSUs was accelerated as to 102,431 shares and 23,409 shares, respectively, which are reflected in the table above as “Additional Post-Termination Payments and Benefits Provided by Agreement.” The value of these RSUs was calculated by multiplying these RSUs by the closing price of our common stock on the NYSE on December 31, 2010 ($25.70). The value of these stock options was calculated by multiplying these stock options by the difference between the exercise price ($17.09) and the closing price of our common stock on the NYSE on December 31, 2010 ($25.70).

[10]

Reflects amounts payable to Ms. Cooney pursuant to severance agreement, as amended December 31, 2010. Under the terms of the agreement with Ms. Cooney, following her departure date of June 30, 2011, we agreed to pay her amounts calculated as follows: (1) her fiscal 2011 annual based salary ($365,000) and (2) the average of her actual fiscal 2010 MIP bonus and her target fiscal 2010 MIP bonus ($301,125). As discussed above in the Compensation Discussion and Analysis, these benefits are consistent with our severance guidelines, however, we agreed to enter into an agreement with Ms. Cooney regarding these benefits to provide Ms. Cooney with additional certainty during her transition.

[11]

Reflects amounts for benefits provided to Ms. Cooney pursuant to severance agreement, as amended December 31, 2010 for: (1) 12 months of COBRA at Company subsidized rates ($3,942) and (2) 12 months of outplacement services ($8,000). The amount set forth above for such COBRA benefits is an estimate calculated based on the monthly cost to the Company of applicable benefits elections multiplied by 12; actual costs of providing these benefits may vary from amount reflected above.

Director Compensation

During fiscal 2011, the Compensation Committee reviewed comparative market data and recommendations from its compensation consultant with regard to the structure of our non-employee director compensation and the amounts paid to our non-employee directors. In November 2010, based on the recommendation of the Compensation Committee, our Board of Directors approved an increase in the annual cash retainer for our non-employee directors, as well as an increase in the cash retainers for service on Board Committees and for service as the Presiding Director. The table below shows the elements and amount of compensation we pay to our non-employee directors:

Compensation Element	Amount
Annual Retainer	$100,000
Additional Retainer for the Presiding Director	$20,000
Additional Retainer for Committee Service:
Audit Committee (member /chair)	$10,000 / $ 20,000
Human Resources and Compensation Committee (member /chair)	$10,000 / $ 20,000
Governance and Compliance Committee (member /chair)	$5,000 / $ 10,000
Equity Grant[1]
RSUs (initial award)	$160,000
RSUs (annual award)	$125,000

[1]

Upon election to the Board, new directors receive a one-time RSU grant for a number of shares of our common stock with a value of $160,000 on the grant date. In addition, each new director receives an annual RSU grant for a number of shares of our common stock with a value of $125,000 on the grant date. Thereafter, directors receive on an annual basis RSU grants for a number of shares of our common stock with a value of $125,000 on the grant date. Director RSUs generally vest in full one year from the date of grant.

Directors may receive additional compensation for the performance of duties assigned by the Board or its Committees that are considered beyond the scope of their ordinary responsibilities. For example, in connection with the spinoff, we made a one-time payment of $20,000 to each of our non-employee directors for work performed prior to, and in preparation for the spinoff. We did not provide our non-employee directors with any such additional compensation during fiscal 2011. In fiscal 2010, directors were given the option to defer payment of their cash retainers and their RSUs into our DCP. While directors did not have the option to make such deferrals in fiscal 2011, going forward, we intend to allow directors to defer their cash retainers and RSUs into our DCP. For directors, deferred cash balances under the DCP are paid upon termination from board service, death or disability. Payments generally will commence at least six months after the event triggering the payment, except in the case of death or disability. For RSUs, which would otherwise be settled in shares of common stock on the date of vesting, directors can defer delivery of the shares until after termination from Board service or until a fixed future date. We also reimburse directors for reasonable out-of-pocket travel expenses incurred in connection with attendance at Board and committee meetings and attendance at director education programs. We may reimburse directors for out-of-pocket expenses incurred by the director’s spouse in connection with spousal participation in occasional board-related activities and may “gross-up” or reimburse the director for payment of taxes related to such reimbursement.

The following table reflects all compensation awarded to, earned by or paid to the Company’s non-employee directors during fiscal 2011:

Name	Fees Earned or Paid in Cash[1]($)	Stock Awards[2]($)	Total ($)
Philip L. Francis	$103,750	$125,000	$228,750
Robert F. Friel	$101,250	$125,000	$226,250
Jacqueline Kosecoff, Ph.D.	$108,750	$125,000	$233,750
J. Michael Losh	$123,750	$125,000	$248,750
Gregory T. Lucier	$108,750	$125,000	$233,750
Edward D. Miller, M.D.	$97,500	$125,000	$222,500
Michael D. O’Halleran	$103,750	$125,000	$228,750
Robert P. Wayman	$112,500	$125,000	$237,500

[1]

Reflects cash retainer amounts paid quarterly in connection with the regularly-scheduled meetings of the Board and Board Committees held during fiscal 2011. Amounts reflect the increase in the cash retainers discussed above, which became effective November 2010.

[2]

Reflects RSUs granted on August 16, 2010 pursuant to the LTIP that vest in full one year from the date of grant. Based on the award values set forth above, each RSU was granted with respect to 5,533 shares of CareFusion common stock. The share amounts for these RSU awards were determined by dividing the award value by $22.59, the closing price of our common stock on the NYSE on the date of grant. Amounts shown reflect grant date fair value computed in accordance with Accounting Standards Codification Topic 718, rather than an amount paid to or realized by the director.

The following table shows the number of stock awards and stock option awards outstanding for each non-employee director as of June 30, 2011:

Name	Unvested Stock Awards[1]	Vested Stock Awards Subject to Deferred Delivery[2]	Stock Option Awards[3]
Philip L. Francis	5,533	—	22,690
Robert F. Friel	5,533	13,761	—
Jacqueline Kosecoff, Ph.D.	5,533	—	—
J. Michael Losh	5,533	13,761	132,225
Gregory T. Lucier	5,533	13,761	—
Edward D. Miller, M.D.	5,533	—	—
Michael D. O’Halleran	5,533	13,761	31,636
Robert P. Wayman	5,533	—	—

[1]	Reflects RSUs granted on August 16, 2010 that vest in full one year from the date of grant.
[2]	Reflects vested RSUs for which delivery has been deferred.
[3]

Reflects stock options that were granted as replacement awards in connection with the spinoff with respect to stock options originally granted by Cardinal Health. Replacement awards have substantially the same terms, vesting conditions and other restrictions as the original award. All of the stock options in the table above are fully vested and exercisable, provided, however, that the exercise price for certain of these stock options exceeded the closing price of the Company’s common stock on the NYSE on June 30, 2011.

Compensation Committee Interlocks and Insider Participation

During fiscal 2011 and as of the date of this Proxy Statement, none of the members of the Human Resources and Compensation Committee has been an officer or employee of CareFusion or had a relationship with the Company requiring disclosure under Item 404 of Regulation S-K, and none of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or our Human Resources and Compensation Committee.

ADDITIONAL INFORMATION

Stockholder Proposals for 2012 Annual Meeting

Stockholders interested in submitting a proposal for consideration at our 2012 annual meeting must do so by sending such proposal to our Corporate Secretary at CareFusion Corporation, 3750 Torrey View Court, San Diego, CA 92130, Attention: General Counsel. Under the SEC’s proxy rules, the deadline for submission of proposals to be included in our proxy materials for the 2012 annual meeting is May 25, 2012. Accordingly, in order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2012 annual meeting, any such stockholder proposal must be received by our Corporate Secretary on or before May 25, 2012, and comply with the procedures and requirements set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as well as the applicable requirements of our amended and restated by-laws. Any stockholder proposal received after May 25, 2012 will be considered untimely, and will not be included in our proxy materials. In addition, stockholders interested in submitting a proposal outside of Rule 14a-8 must properly submit such a proposal in accordance with our amended and restated by-laws.

Our amended and restated by-laws require advance notice of business to be brought before a stockholders’ meeting, including nominations of persons for election as directors. To be timely, notice to our Corporate Secretary must be received at our principal executive offices not less than 90 days but not more than 120 days prior to the anniversary date of the preceding year’s annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at our 2012 annual meeting, such a proposal must be received by the Company on or after July 5, 2012 but no later than August 4, 2012. If the date of the 2012 annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of the 2011 Annual Meeting, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which the public announcement of the date of such meeting is first made.

Householding of Annual Meeting Materials

We have adopted “householding,” a procedure approved by the SEC under which CareFusion stockholders who share an address will receive a single copy of the Annual Report, Proxy Statement or Notice, as applicable, or a single notice addressed to those stockholders. This procedure reduces printing costs and mailing fees, while also reducing the environmental impact of the distribution. If you reside at the same address as another CareFusion stockholder and wish to receive a separate copy of the applicable materials, you may do so by making a written or oral request to: 3750 Torrey View Court, San Diego, CA 92130, Attention: Investor Relations or by calling, (858) 617-4621. Upon your request, we will promptly deliver a separate copy to you. The Proxy Statement and our Annual Report are also available at https://materials.proxyvote.com/14170T.

Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, please notify your broker directly. You may also call (800) 542-1061 or write to: Householding Department, Broadridge, 51 Mercedes Way, Edgewood, New York 11717, and include your name, the name of your broker or other nominee, and your account number(s). Any stockholders who share the same address and currently receive multiple copies of the Annual Report, Proxy Statement or Notice, as applicable, who wish to receive only one copy in the future may contact their bank, broker, or other holder of record, or CareFusion’s Investor Relations at the contact information listed above, to request information about householding.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By order of the Board of Directors,

Joan Stafslien

Executive Vice President,
Chief Compliance Officer,

    General Counsel and Secretary

San Diego, California

September 22, 2011

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K,
10-Q and 8-K. These materials can be found in the “Investors” section of our website at www.carefusion.com, by clicking the “Financial Information” link and then the “SEC Filings” link. Copies of our Annual Report on Form 10-K for the fiscal year ended June 30, 2011, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Corporate Secretary

CareFusion Corporation

3750 Torrey View Court

San Diego, CA 92130

2011 Annual Meeting of Stockholders

November 2, 2011 at 8:15 a.m. (Pacific Daylight Time)

CareFusion Headquarters

3750 Torrey View Court, San Diego, CA 92130

Meeting Attendance Instructions

To attend the CareFusion Corporation 2011 Annual Meeting of Stockholders in person, you will need an admission card or proof of ownership of CareFusion common stock as of September 6, 2011, the record date for the Annual Meeting. We encourage all stockholders planning to attend the Annual Meeting to request an admission card and register to attend by contacting the
CareFusion Investor Relations Department by e-mail at ir@carefusion.com or by phone at (858) 617-4621. In addition, you can submit your request by fax at (858) 617-2311 or by mail at 3750 Torrey View Court, San Diego, CA 92130. To gain admission to the Annual Meeting, attendees will also be required to present government-issued photo identification (e.g., driver’s license or passport).

If you submit your proxy by Internet or telephone, do not return your proxy card.

Thank you for your proxy submission.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

CAREFUSION CORPORATION

Annual Meeting of Stockholders

November 2, 2011

This proxy is solicited on behalf of the Board of Directors

The stockholder(s) hereby appoint(s) James F. Hinrichs and Joan B. Stafslien, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CAREFUSION CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of
Stockholders to be held at 8:15 AM PDT on November 2, 2011, at CareFusion Headquarters, 3750 Torrey View Court, San Diego, 92130, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein.
If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

VOTE BY INTERNET - www.proxyvote.com

      CAREFUSION CORPORATION
 3750 TORREY VIEW COURT   SAN
DIEGO, CA 92130

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.
Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

      ELECTRONIC DELIVERY OF FUTURE PROXY
MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY
11717.

  TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M38311-P16558

KEEP THIS PORTION FOR YOUR RECORDS

      THIS PROXY CARD IS VALID ONLY WHEN
SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

CAREFUSION CORPORATION

The Board of Directors recommends you vote FOR the following:

1.

Election of Directors

Nominees:

For

Against

Abstain

1a Jacqueline B. Kosecoff, Ph.D.

☐

☐

☐

1b Michael D. O’Halleran

☐

☐

☐

1c Robert P. Wayman

☐

☐

☐

      The Board of Directors recommends you vote FOR
proposals 2 and 3:

For

Against

Abstain

2.

      Ratification of the appointment of Ernst & Young
LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012.

☐

☐

☐

3.

      Approval of a non-binding advisory vote on the
compensation of our named executive officers.

☐

☐

☐

      The Board of Directors recommends you vote 1 YEAR
on the following proposal:

1 Year

2 Years

3 Years

Abstain

4.

      Approval of a non-binding advisory vote on the
frequency of future advisory votes on the compensation of our named executive officers.

☐

☐

☐

☐

      NOTE: Such other business as may properly come
before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

  Signature [PLEASE SIGN WITHIN BOX]

  Date

  Signature (Joint Owners)

  Date